Exhibit 10.1

Execution Version

FOURTH AMENDMENT TO CREDIT AGREEMENT

Fourth AMENDMENT, dated as of May 25, 2023 (this “Amendment”), to the Credit Agreement, dated as of May 30, 2018, among WYNDHAM HOTELS & RESORTS, INC., a Delaware corporation (the “Borrower”), the several lenders and letter of credit issuers from time to time party thereto (collectively, the “Lenders”), BANK OF AMERICA, N.A., as Administrative Agent, and the other parties thereto (as amended by the First Amendment, dated as of April 30, 2020, as further amended by the Second Amendment, dated as of August 10, 2020, as further amended by the Third Amendment dated as of April 8, 2022 and as heretofore and as may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

RECITALS:

On the date hereof, there are outstanding Term B Loans under the Credit Agreement in an aggregate principal amount of $1,144,000,000 (the “Existing Term B Loans”)

Pursuant to Section 2.14 of the Credit Agreement, the Borrower has requested that (i) the 2023 Term B Loan Lenders listed on the New Refinancing Term B Loan Commitment Schedule (as defined below) provide new Refinancing Term Loans under the Credit Agreement and (ii) certain lenders who are currently Lenders with respect to Existing Term B Loans under the Credit Agreement (each, a “Converting Lender”), convert all of their outstanding Existing Term B Loans into new Refinancing Term Loans (each such new Refinancing Term Loan, a “Converting Term B Loan”) in the same aggregate principal amount as such Converting Lender’s Existing Term B Loan (or such lesser amount as specified by the Administrative Agent) simultaneously with the making of other new Refinancing Term Loans hereunder (such Refinancing Term Loans and Converting Term B Loans, collectively the “2023 Term B Loans” and each Lender that holds a 2023 Term B Loan, a “2023 Term B Lender” and, collectively, the “2023 Term B Lenders”) in an aggregate principal amount of $1,144,000,000.

The Borrower has appointed Deutsche Bank, JPMorgan, BofA, Barclays, U.S. Bank, Wells Fargo, ScotiaBank, Truist, PJT, Capital One, Fifth Third, HSBC, Santander and City as 2023 Term B Facility Arrangers in respect of the 2023 Term B Loans.

The Borrower desires to effect certain additional amendments and modification to the Credit Agreement and the Security Agreement, as agreed to by consenting Lenders party hereto, which, following the consummation of the transactions set forth in Section 1(b), collectively constitute the Required Lenders.

Therefore, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.          Amendments to the Loan Documents.

(a)

(i)        Subject to the satisfaction of the conditions precedent set forth in Section 2 below, from and after the Fourth Amendment Closing Date, the Credit Agreement is hereby amended in accordance with Section 2.14 and Section 10.01 of the Credit Agreement, to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in Exhibit A hereto (the Credit Agreement as so amended, the “Amended Credit Agreement”).

(ii)       It is understood and agreed that immediately following the consummation of the transactions described in Section 1(b), by execution of this Amendment, all 2023 Term B Lenders providing the 2023 Term B Loans and the other consenting Lenders party hereto hereby consent to the Amended Credit Agreement and collectively constitute the Required Lenders.

(iii)      Subject to the satisfaction of the conditions precedent set forth in Section 2 below, from and after the Fourth Amendment Closing Date, Section 1.02 of the Security Agreement is hereby amended by replacing the definition of “Secured Obligations” with the following:

““Secured Obligations” means all (a) Obligations, (b) to the extent and for so long as (i) the Borrower and its Subsidiaries are Subsidiaries of Parent and (ii) such obligations are required to be secured on an equal and ratable basis to the Obligations, Notes Obligations and Parent’s Existing Loan Obligations; provided that on and immediately after the consummation of the Spin-Off and Parent ceasing to be a Guarantor, notwithstanding anything to the contrary herein, such Notes Obligations and Parent’s Existing Loan Obligations shall not be Secured Obligations for any purpose herein or any other Agreement and (c) following the Fourth Amendment Closing Date, to the extent and for so long as such obligations are required to be secured on an equal and ratable basis to the Obligations, Notes Obligations.”

(b)          2023 Term B Loans.

(i)       Subject to the satisfaction (or waiver) of the conditions set forth in Section 2 hereof and in reliance upon the representations and warranties set forth in Section 3 hereof, the 2023 Term B Lenders severally, but not jointly, hereby agree to (x) make 2023 Term B Loans to the Borrower on the Fourth Amendment Closing Date in the aggregate principal amount of such 2023 Term B Lender’s New Refinancing Term B Loan Commitment (as defined below) and/or (y) convert their Existing Term B Loans into 2023 Term B Loans pursuant to Section 6(f), as applicable.

(ii)       The Administrative Agent has prepared a schedule attached hereto as Schedule A (the “New Refinancing Term B Loan Commitment Schedule”) which sets forth the “New Refinancing Term B Loan Commitment” of each 2023 Term B Lender set forth therein.

(c)          Terms of the 2023 Term B Loans. The terms of the 2023 Term B Loans will be as set forth in the Amended Credit Agreement.

(d)         Borrower’s Consent. For purposes of Section 10.07 of the Credit Agreement, the Borrower hereby consents to any assignee of the 2023 Term B Lenders (in each case otherwise being an Eligible Assignee) becoming a Lender in connection with the initial syndication of the 2023 Term B Loans funded by it pursuant to Section 1(b).

Section 2.       Conditions to Effectiveness of this Amendment.  This Amendment shall become effective on the first date (such date, the “Fourth Amendment Closing Date”) when:

(a)       this Amendment shall have been executed and delivered by the Borrower, each Subsidiary Guarantor, each 2023 Term B Lender party hereto, each other Lender party hereto and the Administrative Agent;

(b)      the Administrative Agent shall have received all fees and other amounts due and payable to any Person on or prior to the Fourth Amendment Closing Date, including (i) those fees payable for the account of each 2023 Term B Lender as agreed in writing on or prior to the date hereof and (ii) to the extent invoiced prior to the Fourth Amendment Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses of the Administrative Agent and 2023 Term B Lenders (including the reasonable and documented legal fees and expenses of Davis Polk & Wardwell LLP, special counsel to Deutsche Bank Securities Inc. and the Administrative Agent), in each case, to the extent required to be reimbursed or paid by the Borrower under any Loan Document;

(c)      at the time of and immediately after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing on such date;

(d)       each of the representations and warranties made by any Loan Party set forth in Article V of the Credit Agreement or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects);

(e)       the Administrative Agent shall have received, at least three business days prior to the Fourth Amendment Closing Date, all documentation and other information related to the Borrower or any Guarantor required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulation including, without limitation, the Patriot Act, in each case to the extent requested by the Administrative Agent from the Borrower in writing at least five business days prior to the Fourth Amendment Closing Date, including, to the extent the Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), a certificate regarding beneficial ownership as required by the Beneficial Ownership Regulation with respect to the Borrower;

(f)        the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower stating that the conditions set forth in clauses (c) and (d) of this Section 2 have been satisfied;

(g)       the Administrative Agent shall have received such certificates, copies of Organization Documents of the Loan Parties, resolutions or other action and incumbency certificates of Responsible Officers of each Loan Party, evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party or is to be a party on the Fourth Amendment Closing Date (or, where applicable, a certification that there have been no changes to such certificates, Organization Documents or other action and incumbency certificates of each Loan Party delivered to the Administrative Agent on the Third Amendment Effective Date); and

(h)      the Administrative Agent shall have received a favorable written opinion of Kirkland & Ellis LLP, special counsel for the Borrower addressed to the Administrative Agent and the Lenders party hereto in a form reasonably satisfactory to the Administrative Agent; and

Section 3.        Representations and Warranties.  By its execution of this Amendment, the Borrower hereby represents and warrants that this Amendment has been duly authorized by all necessary corporate, shareholder or other organizational action by the Borrower and each Subsidiary Guarantor party hereto and constitutes a legal, valid and binding obligation of the Borrower and each Subsidiary Guarantor party hereto, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

Section 4.          Certain Acknowledgements.  (a)  Each Loan Party hereby expressly acknowledges the terms of this Amendment and reaffirms, as of the date hereof, (i) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Amendment and the transactions contemplated hereby and (ii) its guarantee of the Obligations under the Guarantees and its grant of Liens on the Collateral to secure the Obligations (including, for the avoidance of doubt the Obligations in respect of the 2023 Term B Loans) pursuant to the Security Documents.

(b)         After giving effect to this Amendment, neither the modification of the Credit Agreement effected pursuant to this Amendment nor the execution, delivery, performance or effectiveness of this Amendment (i) impairs the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred; or (ii) requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.

Section 5.          Miscellaneous.

(a)         Effect of Amendment.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Credit Agreement or any other Loan Document, nor shall it alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  It is understood and agreed that after the Fourth Amendment Closing Date, each reference in each Loan Document to the Credit Agreement, whether direct or indirect, shall hereafter be deemed to be a reference to the Credit Agreement as amended by this Amendment and that this Amendment is a Loan Document.

(b)         GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.  SECTIONS 10.14(B) AND 10.15 OF THE CREDIT AGREEMENT ARE HEREBY INCORPORATED BY REFERENCE INTO THIS AMENDMENT AND SHALL APPLY HERETO.

(c)         Severability.  Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(d)         Counterparts.  This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment may be delivered by facsimile, electronic mail (including .pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other electronic transmission of the relevant signature pages hereof, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law.

(e)        No Novation.  This Amendment shall not extinguish the obligations for the payment of money outstanding under the Credit Agreement or discharge or release the Lien or priority of any Collateral Document or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Credit Agreement or instruments securing the same, which shall remain in full force and effect, except to any extent modified hereby or by instruments executed concurrently herewith and except to the extent repaid as provided herein.  Nothing implied in this Amendment or in any other document contemplated hereby shall be construed as a release or other discharge of any of the Loan Parties under any Loan Document from any of its obligations and liabilities as a borrower, guarantor or pledgor under any of the Loan Documents.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Amendment as of the date first written above.

WYNDHAM HOTELS AND RESORTS, INC.,
as Borrower

By:	/s/ Kurt Albert
Name: Kurt Albert
Title: Treasurer

AMERICINN INTERNATIONAL, LLC
AMERIHOST FRANCHISE SYSTEMS, INC.
BAYMONT FRANCHISE SYSTEMS, INC.
DAYS INNS WORLDWIDE, INC.
DOLCE INTERNATIONAL/FORT WORTH, INC.
DOLCE INTERNATIONAL HOLDINGS, INC.
HOWARD JOHNSON INTERNATIONAL, INC.
MICROTEL INNS AND SUITES FRANCHISING,
INC.
RAMADA INTERNATIONAL, INC.
RAMADA WORLDWIDE INC.
RHS BEVERAGE, LLC
SUPER 8 WORLDWIDE, INC.
THREE RIVERS HOSPITALITY, LLC
TMH WORLDWIDE, LLC
TRAVELODGE HOTELS, INC.
TRC FRANCHISOR, INC.
TRYP HOTELS WORLDWIDE, INC.
U.S. FRANCHISE SYSTEMS, INC.
WINGATE INNS INTERNATIONAL, INC.
WYNDHAM BONNET CREEK HOTEL, LLC
WYNDHAM FRANCHISOR, LLC
WYNDHAM HOTEL GROUP, LLC
WYNDHAM HOTELS AND RESORTS, LLC
WYNDHAM REWARDS, INC.
WHM CARIB, LLC,
each as Guarantor

By:	/s/ Kurt Albert
Name: Kurt Albert
Title: Treasurer

[Signature Page to Fourth Amendment]

LA QUINTA ARLINGTON BEVERAGE SERVICES, INC.
LA QUINTA BEVERAGE SERVICES, INC.
LA QUINTA FRANCHISE, LLC
LA QUINTA FRANCHISING LLC
LA QUINTA INTERMEDIATE HOLDINGS L.L.C.
LA QUINTA WORLDWIDE, LLC
LODGE HOLDCO II L.L.C.
LODGE MANAGEMENT L.L.C.
LQ MANAGEMENT L.L.C.
LQ MEXICO HOLDING L.L.C.
WELLESLEY FRANCHISING L.L.C.
LA QUINTA HOLDINGS INC.
WHG CARIBBEAN HOLDINGS, INC.
WHR EUROPE, INC.
WHR LICENSOR, LLC,
each as Guarantor

By:	/s/ Kurt Albert
Name: Kurt Albert
Title: Treasurer

WHG HOTEL MANAGEMENT, INC.
WYNDHAM HOTEL MANAGEMENT, INC.
each as Guarantor

By:	/s/ Kurt Albert
Name: Kurt Albert
Title: Senior Vice President

[Signature Page to Fourth Amendment]

BANK OF AMERICA, N.A., as the Administrative Agent

By:	/s/ Mary Lawrence
Name: Mary Lawrence
Title: Vice President

[Signature Page to Fourth Amendment]

DEUTSCHE BANK AG NEW YORK BRANCH, as a 2023 Term B Lender

By:	/s/ Philip Tancorra
Name: Philip Tancorra
Title: Director

By:	/s/ Lauren Danbury
Name: Lauren Danbury
Title: Vice President

[Signature Page to Fourth Amendment]

SCHEDULE A

2023 TERM B LOAN COMMITMENT SCHEDULE

(represents Term Loans of Lenders who are not Converting Lenders)

2023Term Loan Lender	2023 Term B Loan Commitment
DEUTSCHE BANK AG NEW YORK BRANCH	$1,144,000,000

EXHIBIT A

Amended Credit Agreement

Execution Version
Exhibit A

Published CUSIP Number: 98310CAA0
CUSIP Number (Revolving Credit Facility): 98310CAB8
CUSIP Number (Term B Facility): 98310CAC6

CREDIT AGREEMENT

Dated as of May 30, 2018,
as amended by the First Amendment, dated as of April 30, 2020, as amended by the Second Amendment, dated as of August 10, 2020 as amended by the Third Amendment, dated as of April 8, 2022 as amended by the Fourth Amendment, dated as of May 25, 2023 among

WYNDHAM HOTELS & RESORTS, INC.,
as the Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent,

THE LENDERS PARTY HERETO,

BofA SECURITIES, INC.,
BARCLAYS BANK PLC,
DEUTSCHE BANK SECURITIES INC.,
CREDIT SUISSE SECURITIES (USA) LLC,
GOLDMAN SACHS BANK USA,
WELLS FARGO SECURITIES, LLC,
SUNTRUST ROBINSON HUMPHREY, INC.,
THE BANK OF NOVA SCOTIA
MUFG BANK, LTD.
and
U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Bookrunners for the Initial Term Facilities,

JPMORGAN CHASE BANK, N.A
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
BARCLAYS BANK PLC,
DEUTSCHE BANK SECURITIES INC.,
CREDIT SUISSE SECURITIES (USA) LLC,
GOLDMAN SACHS BANK USA,
WELLS FARGO SECURITIES, LLC,
SUNTRUST ROBINSON HUMPHREY, INC.,
THE BANK OF NOVA SCOTIA
MUFG BANK, LTD.
and
U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers for the Revolving Facility,

~~AND~~

JPMORGAN CHASE BANK, N.A.
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
BARCLAYS BANK PLC
and
DEUTSCHE BANK SECURITIES INC.,
as Bookrunners for the Revolving Facility,

DEUTSCHE BANK SECURITIES INC.,
JPMORGAN CHASE BANK, N.A., and
BOFA SECURITIES, INC.
as Lead Arrangers and Joint Bookrunners for the 2023 Term B Facility,

BARCLAYS BANK PLC,
U.S. BANK NATIONAL ASSOCIATION,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
WELLS FARGO SECURITIES, LLC,
THE BANK OF NOVA SCOTIA and
TRUIST SECURITIES, INC.,
as Joint Bookrunners for the 2023 Term B Facility

AND

CAPITAL ONE, NATIONAL ASSOCIATION,
FIFTH THIRD BANK, NATIONAL ASSOCIATION,
HSBC SECURITIES (USA) INC.,
SANTANDER BANK, N.A. and
CITY NATIONAL BANK
As Co-Managers for the 2023 Term B Facility

-i-

-ii-

-iii-

SCHEDULES

1.01A	—	Guarantors
1.01B	—	Excluded Subsidiaries
1.01C	—	Unrestricted Subsidiaries
2.01	—	Commitments
2.03(a)	—	Existing Letters of Credit
5.06	—	Litigation

-iv-

5.07	—	Material Real Property
5.08		Environmental Compliance
5.11	—	Subsidiaries and Other Equity Investments
6.12	—	Post-Closing Covenants
7.01(b)	—	Existing Liens
7.02	—	Existing Investments
7.03(c)	—	Surviving Indebtedness
7.07	—	Transactions with Affiliates
10.02	—	Administrative Agent’s Office, Principal Office, Certain Addresses for Notices

EXHIBITS

Form of

A	—	Assignment and Assumption
B-1	—	Committed Loan Notice
B-2	—	Alternative Currency Committed Loan Notice
C	—	Compliance Certificate
D-1	—	First Lien Intercreditor Agreement
D-2	—	Second Lien Intercreditor Agreement
E	—	Guaranty
F-1	—	Revolving Credit Note
F-2	—	Term Note
G	—	Security Agreement
H	—	Discounted Prepayment Option Notice
I	—	Lender Participation Notice
J	—	Discounted Voluntary Prepayment Notice
K	—	United States Tax Compliance Certificates
L	—	Officer’s Certificate
M	—	Holdings Covenant
N	—	2018 Term B Loan Joinder

-v-

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of May 30, 2018, among Wyndham Hotels & Resorts, Inc., a Delaware corporation (the “Borrower”), Bank of America, N.A. (“Bank of America”), as Administrative Agent, Collateral Agent and each lender from time to time party hereto, including, in the case of any 2018 Term B Lender if Prior Spin-Off occurs, pursuant to a joinder hereto on the Term Loan Closing Date in the form of Exhibit N hereto (a “2018 Term B Loan Joinder”) (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

1.          The Borrower intends to repay the principal, accrued and unpaid interest, fees, premium, if any, and other amounts, under that certain Credit Agreement, dated as of April 14, 2014, among La Quinta Holdings Inc., La Quinta Intermediate Holdings L.L.C., as borrower, the other guarantors party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent (as amended, supplemented or otherwise modified through the date hereof, the “Existing Credit Facility”), and have all security interests and guarantees terminated (the “Refinancing”).

2.          Pursuant to the terms of the Acquisition Agreement (as this and other capitalized terms used in these Preliminary Statements are defined in Section 1.01 below), the Buyer will directly or indirectly acquire (the “Acquisition”) the Target.

3.          Pursuant to an internal reorganization and after the effective date of the Acquisition Agreement, Wyndham Worldwide Corporation (to be known as Wyndham Destinations, Inc.) (the “Parent”) will spin-off of the equity interests of the Borrower, the Target, their respective subsidiaries and the hotel management and franchise business of the foregoing, in accordance with the Form 10 (the foregoing, including all transactions necessary to consummate the foregoing, collectively, the “Spin-Off”).

4.          The Borrower has requested that the Lenders extend credit to the Borrower in the form of (a) 2018 Term B Loans in an initial aggregate principal amount of $1,600,000,000 (~~“~~the “2018 Term B Facility”) and (b) Revolving Credit Commitments in an initial aggregate principal amount of $750,000,000 (the “Initial Revolving Facility”).  The Initial Revolving Facility may include one or more Letters of Credit from time to time.

5.          The Borrower has issued and sold the Senior Unsecured Notes in a private placement on April 13, 2018, yielding up to $500,000,000 in gross cash proceeds.

6.          The proceeds of the 2018 Term B Loans will be used, together with cash on hand of the Borrower, Target and their respective subsidiaries and subject to the terms and conditions set forth herein, to consummate, the Refinancing, the Acquisition and the other Transactions, if applicable, to consummate the Spin-Off, and for working capital and other general corporate purposes.  Existing letters of credit issued by a Revolving Credit Lender (or an Affiliate thereof) that are no longer available to the Target and its subsidiaries as of the Term Loan Closing Date (the “Target Existing Letters of Credit”) may be “rolled over” on the Term Loan Closing Date and/or backstopped or replaced by new Letters of Credit issued on the Term Loan Closing Date.  The proceeds of Revolving Credit Loans, Term A Loans and Letters of Credit will be used for working capital and other general corporate purposes of the Borrower and its Subsidiaries, including Capital Expenditures and the financing of Permitted Acquisitions.

7.          The proceeds of the 2023 Term B Loans will be used to repay all or a portion of the 2018 Term B Loans outstanding immediately prior to the Fourth Amendment Closing Date and to pay costs, fees and expenses related to the 2023 Term B Loans.

~~7~~8.          The applicable Lenders have indicated their willingness to lend, and the L/C Issuer has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01          Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“2018 Term B Commitments” means, as to each 2018 Term B Lender, its obligation to make a 2018 Term B Loan to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “2018 Term B Commitment” or in the Assignment and Assumption pursuant to which such 2018 Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The initial aggregate amount of the 2018 Term B Commitments is $1,600,000,000.

“2018 Term B Facility” has the meaning specified in the recitals hereto.

“2018 Term B Lender” means, at any time, any Lender that has a Term B Commitment or a Term B Loan at such time.

“2018 Term B Loan” means a Loan made pursuant to Section 2.01(a).

“2018 Term B Loan Joinder” has the meaning specified in the introductory paragraph to this Agreement.

“2018 Term B Loan Maturity Date” has the meaning specified in the definition of “Maturity Date.”

“2022 Pro Rata Facilities” means, collectively, the 2022 Revolving Credit Facility and the 2022 Term A Facility.

“2022 Pro Rata Facilities Amendment” means that certain Third Amendment to Credit Agreement, dated as of April 8, 2022, among the Borrower, the 2022 Revolving Credit Lenders, the other Lenders party thereto and the Administrative Agent.

“2022 Revolving Credit Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make 2022 Revolving Credit Loans and to acquire participations in Letters of Credit, expressed as an amount representing the maximum possible aggregate amount of such Lender’s 2022 Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) increased from time to time pursuant to Section 2.14.  The initial amount of each Lender’s 2022 Revolving Credit Commitment on the Third Amendment Effective Date is set forth on Schedule 2.01 under the caption “2022 Revolving Credit Commitment”, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its 2022 Revolving Credit Commitment, as the case may be.  The initial aggregate amount of the Lenders’ 2022 Revolving Credit Commitments on the Third Amendment Effective Date is $750,000,000.

“2022 Revolving Credit Exposure” means, at any time for any Lender, the sum of (a) the Outstanding Amount of the 2022 Revolving Credit Loans of such Lender outstanding at such time and (b) the L/C Exposure of such Lender at such time.

“2022 Revolving Credit Facility” means the 2022 Revolving Credit Commitments and the extension of credit made thereunder.

“2022 Revolving Credit Lender” means a Lender with a 2022 Revolving Credit Commitment or, if the 2022 Revolving Credit Commitments have terminated or expired, a Lender with 2022 Revolving Credit Exposure.

“2022 Revolving Credit Loan” means a Loan made pursuant to Section 2.01(b)(ii).

“2022 Revolving Facility Arrangers” means BofA Securities, Inc., Barclays Bank PLC, Deutsche Bank ~~AG New York Branch~~Securities Inc., JPMorgan Chase Bank, N.A., U.S. Bank National Association, Wells Fargo Bank, National Association, The Bank of Nova Scotia and Truist Bank.

“2022 Term A Facility” has the meaning assigned to such term in the 2022 Pro Rata Facilities Amendment.

“2023 Term B Facility Arrangers” means (i) Deutsche Bank Securities Inc. (“Deutsche Bank”), JPMorgan Chase Bank, N.A. (“JPMorgan”) and BofA Securities, Inc. (together with its designated affiliates “BofA”) as lead arrangers and joint bookrunners, (ii) Barclays Bank PLC (“Barclays”), U.S. Bank National Association (“U.S. Bank”), Wells Fargo Bank, National Association (“WFB”) and Wells Fargo Securities, LLC (“WFS” and together with WFB, “Wells Fargo”), The Bank of Nova Scotia (“ScotiaBank”), Truist Securities, Inc. (“Truist”) and PJT Partners LP (“PJT”) as joint bookrunners and (iii) Capital One, National Association (“Capital One”), Fifth Third Bank, National Association (“Fifth Third”), HSBC Securities (USA) Inc. (“HSBC”), Santander Bank, N.A. (“Santander”) and City National Bank (“City”) as co-managers.

“2023 Term B Lender” means, at any time, any Lender that has a 2023 Term B Commitment or a 2023 Term B Loan at such time.

“2023 Term B Loan” means a Loan made pursuant to Section 2.01(d).

“2023 Term B Loan Commitments” means, as to each 2023 Term B Lender, its obligation to make a 2023 Term B Loan to the Borrower pursuant to Section 2.01(d) or in the Assignment and Assumption pursuant to which such 2023 Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The initial aggregate amount of the 2023 Term B Commitments is $1,144,000,000.

 “2023 Term B Loan Maturity Date” has the meaning specified in the definition of “Maturity Date”.

 “Acceptable Discount” has the meaning specified in Section 2.05(d)(iii).

“Acceptable Intercreditor Agreement” means a customary intercreditor agreement, subordination agreement, collateral trust agreement or other intercreditor arrangement (which may, if applicable, consist of a payment waterfall) in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which shall be deemed reasonably acceptable to the Lenders if (a) substantially in the form of the First Lien Intercreditor Agreement and/or Second Lien Intercreditor Agreement or (b) it (or any material changes to any such agreement specified in clause (a) or previously entered into pursuant to clause (b)) is posted to the Platform and (i) is accepted by the Required Lenders and/or (ii) not otherwise objected to by the Required Lenders within 5 Business Days of being posted.

“Acceptance Date” has the meaning specified in Section 2.05(d)(ii).

“Accounting Changes” has the meaning specified in Section 1.03(d).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Acquisition” has the meaning specified in the recitals hereto.

“Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of January 17, 2018, by and among the Parent, WHG BB Sub, Inc. and La Quinta Holdings Inc. (together with all exhibits, annexes, schedules and other disclosure letters thereto, collectively, as modified, amended, supplemented, consented to or waived).

“Acquisition Termination Notice” has the meaning specified in Section 10.24(e).

“Additional Lender” has the meaning specified in Section 2.14(e), including the 2022 Revolving Credit Lenders and the Term A Lenders.

“Additional Revolving Credit Commitment” has the meaning specified in Section 2.14(a), including the 2022 Revolving Credit Commitments.

“Administrative Agent” means, subject to Section 9.13, Bank of America, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.09.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliated Lender” means the Borrower and its Subsidiaries.

“After Year-End Transaction” has the meaning specified in Section 2.05(b)(i).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the partners, officers, directors, employees, agents, trustees, administrators, managers, advisors, other representatives and attorneys-in-fact and successors and permitted assigns of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Revolving Credit Commitments” means the Revolving Credit Commitments of all the Revolving Credit Lenders.  The amount of the Aggregate Revolving Credit Commitments on the Closing Date is $750,000,000. The amount of the Aggregate Revolving Credit Commitments on the Third Amendment Effective Date is $750,000,000.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 1.08(f).

“All-In-Rate” means, as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent in consultation with the Borrower in a manner consistent with generally accepted financial practices, taking into account (a) interest rates and interest rate margins (with such interest rate and interest rate margins to be determined by reference to the Eurocurrency Rate or Term SOFR, as applicable), (b) interest rate floors (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year life to maturity) paid by the Borrower to the Lenders in connection with the Term B Loans or any applicable Incremental Term Loan Class, but excluding (i) any arrangement, commitment, structuring, underwriting, and any similar fees paid to any arranger (or its affiliates) in connection with the commitment or syndication of such Indebtedness, ticking, unused line fees, consent fees paid to consenting lenders and/or amendment fees and (ii) any other fee that is not paid directly by the Borrower generally to all relevant lenders ratably in the primary syndication of such Indebtedness; provided, however, that (A) to the extent that the LIBOR Screen Rate or Term SOFR Screen Rate (with an Interest Period of three months) or Base Rate (without giving effect to any floor specified in the definition thereof) is less than any floor applicable to the Term Loans in respect of which the All-In-Rate is being calculated on the date on which the All-In-Rate is determined, the amount of the resulting difference will be deemed added to the interest rate margin applicable to the relevant Indebtedness for purposes of calculating the All-In-Rate, (B) to the extent that the LIBOR Screen Rate or Term SOFR Screen Rate (for a period of three months) or Base Rate (without giving effect to any floor specified in the definition thereof) is greater than any applicable floor on the date on which the All-In-Rate is determined, the floor will be disregarded in calculating the All-In-Rate and (C) any stepdowns in interest rate margins shall be disregarded in calculating the All-In-Rate.

 “Alternative Currency” means, with respect to Revolving Credit Loans and Letters of Credit, Euros, Canadian Dollars and Pounds Sterling and other currencies as may be added with the consent of all Revolving Credit Lenders in accordance with Section 1.14.

“Alternative Currency Conforming Changes” means, with respect to the use, administration of or any conventions associated with SONIA, EURIBOR or any proposed Successor Rate for any Alternative Currency, any conforming changes to the definitions of “SONIA”, “EURIBOR”, “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent in consultation with the Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such currency exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Alternative Currency Daily Rate” means, for any day, with respect to Revolving Credit Loans denominated in Pounds Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof, plus the SONIA Adjustment; provided, that if the Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.

“Alternative Currency Daily Rate Loan” means a Revolving Credit Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.

“Alternative Currency Equivalent” means, with respect to an amount denominated in any Alternative Currency, such amount, and with respect to an amount denominated in Dollars or another Alternative Currency, the equivalent in such Alternative Currency of such amount determined at the Exchange Rate on the applicable Valuation Date.

“Alternative Currency Daily Rate Loan” means a Revolving Credit Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.

 “Alternative Currency Equivalent” means, with respect to an amount denominated in any Alternative Currency, such amount, and with respect to an amount denominated in Dollars or another Alternative Currency, the equivalent in such Alternative Currency of such amount determined at the Exchange Rate on the applicable Valuation Date.

“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.

“Alternative Currency Rate” means the Alternative Currency Daily Rate or the Alternative Currency Term Rate, as applicable. With respect to any Alternative Currency Rate, the Administrative Agent will have the right to make Alternative Currency Conforming Changes from time to time and, notwithstanding anything to the contrary herein, in this Agreement or in any other Loan Document, any amendments implementing such Alternative Currency Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided, that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Alternative Currency Conforming Changes to the Borrower and the Revolving Credit Lenders reasonably promptly after such amendment becomes effective.

Notwithstanding the foregoing, if in connection with any request for an Alternative Currency Loan or a continuation of any of such Loans, as applicable, (A) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (x) no Successor Rate for the Relevant Rate for the applicable currency has been determined in accordance with clause (b) below and the circumstances under clause (b)(x) below or the Alternative Currency Scheduled Unavailability Date has occurred with respect to such Relevant Rate (as applicable), or (y) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Alternative Currency Loan, or (B) the Administrative Agent or the Required Revolving Credit Lenders determine that for any reason that the Relevant Rate with respect to a proposed Loan denominated in a currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Revolving Credit Loan, the Administrative Agent will promptly so notify the Borrower and each Revolving Credit Lender.  Thereafter, (x) the obligation of the Revolving Credit Lenders to make or maintain Revolving Credit Loans in the affected currencies, as applicable, shall be suspended in each case to the extent of the affected Alternative Currency Loans or Interest Period or determination date(s), as applicable, in each case until the Administrative Agent (or, in the case of a determination by the Required Revolving Credit Lenders described in clause (B) of this Section, until the Administrative Agent upon instruction of the Required Revolving Credit Lenders) revokes such notice.

(a)          Upon receipt of such notice, (A) the Borrower may revoke any pending request for a Borrowing of, or continuation of Alternative Currency Loans to the extent of the affected Alternative Currency Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of Revolving Credit Loans comprising Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (B) any outstanding affected Alternative Currency Loans, at the Borrower’s election, shall either (1) be converted into a Revolving Credit Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan or (2) be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan; provided that if no election is made by the Borrower (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three Business Days after receipt by the Borrower of such notice or (y) in the case of an Alternative Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Alternative Currency Term Rate Loan, the Borrower shall be deemed to have elected clause (1) above.

(b)        Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Revolving Credit Lenders notify the Administrative Agent (with, in the case of the Required Revolving Credit Lenders, a copy to the Borrower) that the Borrower or Required Revolving Credit Lenders (as applicable) have determined, that:

(x)       adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Alternative Currency because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or

(y)     the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Alternative Currency (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Alternative Currency, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Alternative Currency (the latest date on which all tenors of the Relevant Rate for such Alternative Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Alternative Currency Scheduled Unavailability Date”);  or

(z)        syndicated loans currently being executed and agented in the United States, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate for an Alternative Currency;

or if the events or circumstances of the type described in clause (b)(x), (y) or (z) above have occurred with respect to the Successor Rate then in effect, then, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Alternative Currency or any then current Successor Rate for an Alternative Currency in accordance with this definition with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the United States and denominated in such Alternative Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the United States and denominated in such Alternative Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Revolving Credit Lenders and the Borrower unless, prior to such time, Revolving Credit Lenders comprising the Required Revolving Credit Lenders have delivered to the Administrative Agent written notice that such Required Revolving Credit Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Revolving Credit Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein or in this Agreement, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right, in consultation with the Borrower, to make Alternative Currency Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Alternative Currency Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Alternative Currency Conforming Changes to the Borrower and the Revolving Credit Lenders reasonably promptly after such amendment becomes effective.

“Alternative Currency Scheduled Unavailability Date” has the meaning specified in the definition of “Alternative Currency Rate”.

“Alternative Currency Term Rate” means, for any Interest Period, with respect to any Revolving Credit Loan or Letter of Credit denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period’ provided, that if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Alternative Currency Term Rate Loan” means a Revolving Credit Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.”  All Alternative Currency Term Rate Loans must be denominated in an Alternative Currency.

“Applicable Asset Sale Proceeds” has the meaning specified in Section 2.05(b)(ii).

“Applicable Authority” means, with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any governmental authority having jurisdiction over the Administrative Agent or such administrator.

“Applicable Discount” has the meaning specified in Section 2.05(d)(iii).

“Applicable ECF Proceeds” has the meaning specified in Section 2.05(b).

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for Eurocurrency Rate Loans, Alternative Currency Loans, Term SOFR Loans, Base Rate Loans, L/C Advances or Letters of Credit, as applicable, as notified to the Administrative Agent, any of which offices may be changed by such Lender.

“Applicable Percentage” means, at any time (a) with respect to any Lender with a Commitment of any Class, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Commitment of such Class at such time and the denominator of which is the aggregate amount of all Commitments of such Class of all Lenders (and with respect to any Letters of Credit issued or participations purchased therein by any Revolving Credit Lender, the percentage equal to a fraction the numerator of which is the amount of such Revolving Credit Lender's Revolving Credit Commitment at such time and the denominator of which is the Revolving Credit Commitments of all Revolving Credit Lenders) (provided that (i) in the case of Section 2.16 when a Defaulting Lender shall exist, “Applicable Percentage” with respect to any Revolving Credit Facility shall be determined by disregarding any Defaulting Lender’s Revolving Credit Commitment under such Revolving Credit Facility and (ii) if the Revolving Credit Commitments under any Revolving Credit Facility have terminated or expired, the Applicable Percentages of the Lenders under such Revolving Credit Facility shall be determined based upon the Revolving Credit Commitments most recently in effect) and (b) with respect to the Loans of any Class, a percentage equal to a fraction the numerator of which is such Lender’s Outstanding Amount of the Loans of such Class and the denominator of which is the aggregate Outstanding Amount of all Loans of such Class.

“Applicable Rate” means a percentage per annum equal to:

(a)          (i) for Eurocurrency Rate Loans that are 2018 Term B Loans, 1.75% and (ii) for Base Rate Loans that are 2018 Term B Loans, 0.75%~~:~~;

(b)          (i) until delivery of financial statements and a related Compliance Certificate for the first full fiscal quarter commencing after the Third Amendment Effective Date pursuant to Section 6.01, (A) for Term SOFR Loans and Alternative Currency Loans that are Revolving Credit Loans, 1.75%, (B) for Base Rate Loans that are Revolving Credit Loans, 0.75% and (C) for Letter of Credit fees pursuant to Section 2.03(g), 1.75% per annum and (ii) thereafter, on and after the delivery of financial statements and a related Compliance Certificate for the first fiscal quarter ending after the Third Amendment Effective Date pursuant to Section 6.01, in connection with Revolving Credit Loans and Letter of Credit fees, the percentages per annum set forth in the table below, based upon the First Lien Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate for Revolving Credit Loans

Pricing Level	First Lien Leverage Ratio	Letter of Credit Fees	Base Rate for Revolving Credit Loans	Term SOFR Rate/Alternative Currency Rate for Revolving Credit Loans
I	> 3.00:1.00	2.00%	1.00%	2.00%
II	≤ 3.00:1.00 and > 2.00:1.00	1.75%	0.75%	1.75%
III	≤ 2.00:1.00	1.50%	0.50%	1.50%

(c)          (i) until delivery of financial statements and a related Compliance Certificate for the first full fiscal quarter commencing after the Third Amendment Effective Date pursuant to Section 6.01, for Term SOFR Loans that are Term A Loans, 1.75%, and (ii) thereafter, on and after the delivery of financial statements and a related Compliance Certificate for the first fiscal quarter ending after the Third Amendment Effective Date pursuant to Section 6.01, in connection with Term A Loans, the percentages per annum set forth in the table below, based upon the First Lien Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate for Term SOFR Loans that are Term A Loans

Pricing Level	First Lien Leverage Ratio	Base Rate for Term A Loans	Term SOFR Rate for Term A Loans
I	> 3.00:1.00	1.00%	2.00%
II	≤ 3.00:1.00 and > 2.00:1.00	0.75%	1.75%
III	≤ 2.00:1.00	0.50%	1.50%

(d)          (i) for Term SOFR Loans that are 2023 Term B Loans, 2.25% and (ii) for Base Rate Loans that are 2023 Term B Loans, 1.25%;

Any increase or decrease in the Applicable Rate pursuant to clause~~s (a),~~ (b) or (c) above resulting from a change in the First Lien Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that, if a Compliance Certificate is not delivered within the time frame set forth in Section 6.02(a), the Applicable Rate set forth in “Pricing Level I,” in the applicable table, shall apply commencing with the first Business Day immediately following such date and continuing until the first Business Day immediately following the delivery of such Compliance Certificate.

Notwithstanding the foregoing, the Applicable Rate in respect of any Class of Additional Revolving Credit Commitments or Extended Revolving Credit Commitments and any Incremental Term Loans, Extended Term Loans or Revolving Credit Loans made pursuant to any Additional Revolving Credit Commitments or Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Incremental Facility Amendment or Extension Offer.

In the event that any financial statements or Compliance Certificate delivered pursuant to Section 6.01 or 6.02(a) are, or are shown to be, inaccurate and such inaccuracy, if corrected, would have led to a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall promptly (and in no event later than five (5) Business Days thereafter) deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined by reference to the corrected Compliance Certificate and (iii) the Borrower shall pay to the Administrative Agent promptly upon demand (and in no event later than five (5) Business Days after such Compliance Certificate was required to be delivered) any additional interest or Letter of Credit fee owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof.  Nothing contained in this paragraph shall in any way limit the rights of the Administrative Agent or the Lenders with respect to Sections 2.08(b) and 8.01; provided, that any underpayment due to change in Applicable Rate shall not in itself constitute a Default or Event of Default under Section 8.01 so long as such additional interest or fees are paid within the time period set forth above.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class and (b) with respect to any Letters of Credit, (i) the relevant L/C Issuer and (ii) the Revolving Credit Lenders.

“Approved Currency” means Dollars and any Alternative Currency.

“Approved Foreign Bank” has the meaning specified in the definition of “Cash Equivalents.”

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means, collectively, the Lead Arrangers.

“Asset Sale Percentage” means, as of any date of determination (a) if the First Lien Leverage Ratio is greater than 2.25:1.00, 100%, (b) if the First Lien Leverage Ratio is less than or equal to 2.25:1.00 and greater than 1.75:1.00, 50%, and (c) if the First Lien Leverage Ratio is less than or equal to 1.75:1.00, 0%.

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment and Assumption” means (a) an Assignment and Assumption substantially in the form of Exhibit A and (b) in the case of any assignment of Term Loans in connection with a Permitted Debt Exchange conducted in accordance with Section 2.17, such form of assignment (if any) as may have been requested by the Administrative Agent in accordance with Section 2.17(a)(viii) or, in each case, any other form (including electronic documentation generated by Clearpar® or other electronic platform) approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheets of the Borrower and its Restricted Subsidiaries, and of the Target, for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means, (a) if Prior Spin-Off occurs, the period from the Revolver Closing Date to but excluding the earlier of the Maturity Date for the Revolving Credit Facility and the date of termination of the Revolving Credit Commitments under the Revolving Credit Facility in accordance with the provisions of this Agreement or (b) otherwise, the period from (i) with respect to Letters of Credit (including Target Existing Letters of Credit), the Revolver Closing Date and (ii) otherwise, the date of consummation of the Spin-Off, to but excluding the earlier of the Maturity Date for the Revolving Credit Facility and the date of termination of the Revolving Credit Commitments under the Revolving Credit Facility in accordance with the provisions of this Agreement.

“Available Amount” means, at any time (the “Available Amount Reference Time”), without duplication, an amount (which shall not be less than zero) equal to the sum of:

(a)          the greater of (x) $2~~50~~93,000,000 and (y) 45.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period, plus:

(b)          50% of Consolidated Net Income for the period from the first day of the fiscal quarter of the Borrower during which the Term Loan Closing Date (or, to the extent an Acquisition Termination Notice has been sent, the Initial Closing Date) occurred to and including the last day of the most recently ended fiscal quarter of the Borrower prior to the Available Amount Reference Time (the amount under this clause (b), the “Growth Amount”); provided that the Growth Amount shall not be less than zero; plus

(c)          the amount of any capital contributions (including mergers or consolidations that have a similar effect, with the amount of any non-cash contributions made in connection therewith being determined based on the fair market value (as reasonably determined by the Borrower) thereof) or Net Cash Proceeds from any Permitted Equity Issuance (or issuance of debt securities that have been converted into or exchanged for Qualified Equity Interests) (other than any Cure Amount or any other capital contributions or equity or debt issuances to the extent utilized in connection with other transactions permitted pursuant to Section 7.02, Section 7.03, Section 7.06 or Section 7.08) received by or made to the Borrower during the period from and including the Business Day immediately following the Term Loan Closing Date (or, to the extent an Acquisition Termination Notice has been sent, the Initial Closing Date) through and including the Available Amount Reference Time; plus

(d)          the aggregate amount of Retained Declined Proceeds and Specified Asset Sale Proceeds during the period from the Business Day immediately following the Term Loan Closing Date (or, to the extent an Acquisition Termination Notice has been sent, the Initial Closing Date) through and including the Available Amount Reference Time; plus

(e)          to the extent not (i) already included in the calculation of Consolidated Net Income of the Borrower and the Restricted Subsidiaries or (ii) already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clauses (f), (g), (h) or (i) of this definition or any other provision of Section 7.02, the aggregate amount of all cash dividends and other cash distributions received by the Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary, JV Entity or minority Investment during the period from the Business Day immediately following the Term Loan Closing Date (or, to the extent an Acquisition Termination Notice has been sent, the Initial Closing Date) through and including the Available Amount Reference Time with respect to Investments made under Section 7.02(n), without duplication of any amounts included in clause (e)(1) above from the Business Day immediately following the Term Loan Closing Date (or, to the extent an Acquisition Termination Notice has been sent, the Initial Closing Date) through and including the Available Amount Reference Time; plus

(f)          to the extent not (i) already included in the calculation of Consolidated Net Income of the Borrower and the Restricted Subsidiaries, (ii) already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clauses (e), (g), (h) or (i) of this definition or any other provision of Section 7.02, or (iii) used to prepay Term Loans in accordance with Section 2.05(b)(ii), the aggregate amount of all cash proceeds received by the Borrower or any Restricted Subsidiary in connection with (x) the sale, transfer or other disposition of its direct or indirect ownership interest (including Equity Interests) in any Unrestricted Subsidiary, JV Entity or minority Investment or (y) the sale, transfer or other disposition of any assets of any Unrestricted Subsidiary, JV Entity or minority Investment, in each case, from the Business Day immediately following the Term Loan Closing Date (or, to the extent an Acquisition Termination Notice has been sent, the Initial Closing Date) through and including the Available Amount Reference Time; plus

(g)          to the extent not (i) already included in the calculation of Consolidated Net Income of the Borrower and the Restricted Subsidiaries or (ii) already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clauses (e), (f), (h) or (i) of this definition or any other provision of Section 7.02, the aggregate amount of all cash or Cash Equivalent interest, returns of principal, cash repayments and similar payments received by the Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary, JV Entity or minority Investment, from the Business Day immediately following the Term Loan Closing Date (or, to the extent an Acquisition Termination Notice has been sent, the Initial Closing Date) through and including the Available Amount Reference Time in respect of Loans or advances made by the Borrower or any Restricted Subsidiary to such Unrestricted Subsidiary, JV Entity or minority Investment; plus

(h)          to the extent not (i) already included in the calculation of Consolidated Net Income of the Borrower and the Restricted Subsidiaries or (ii) already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clauses (e), (f), (g) or (i) of this definition or any other provision of Section 7.02, (1) an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, sale proceeds, repayments, income and similar amounts) actually received by the Borrower or any Restricted Subsidiary in respect of any Investments pursuant to Section 7.02; provided, that with respect to Investments made under Section 7.02(n), in no case shall such amount exceed the amount of such Investment made using the Available Amount pursuant to Section 7.02(n) and (2) the fair market value of any Unrestricted Subsidiary which is re-designated as a Restricted Subsidiary or merged, liquidated, consolidated or amalgamated into the Borrower or any Restricted Subsidiary, in each case, from the Business Day immediately following the Term Loan Closing Date (or, to the extent an Acquisition Termination Notice has been sent, the Initial Closing Date) through and including the Available Amount Reference Time; minus

(i)          the aggregate amount of (i) any Investments made pursuant to Section 7.02(n) (net of any return of capital in respect of such Investment or deemed reduction in the amount of such Investment, including, without limitation, upon the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary or the sale, transfer, lease or other disposition of any such Investment), (ii) the initial principal amount of any Indebtedness incurred prior to such time pursuant to Section 7.03(v) (net of any forgiveness of principal of such Indebtedness by the lender thereof), (iii) any Restricted Payment made pursuant to Section 7.06(k) and (iv) any payments made pursuant to Section 7.08(a)(iii)(B), in each case, during the period commencing on the Initial Closing Date through and including the Available Amount Reference Time (and, for purposes of this clause (i), without taking account of the intended usage of the Available Amount at such Available Amount Reference Time).

“Available Amount Reference Time” has the meaning specified in the definition of “Available Amount.”

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” has the meaning specified in the recitals hereto.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a)          the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”;

(b)          ½ of 1.00% per annum above the Federal Funds Rate;

(c)          1.00% per annum; and

(d)          (i) with respect to 2018 Term B Loans, the Eurocurrency Rate for Dollar deposits for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the LIBOR Screen Rate at approximately 11:00 a.m. London time on such day (without any rounding) and (ii) with respect to Revolving Credit Loans, 2023 Term B Loans and Term A Loans, the Term SOFR rate for Dollar deposits for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%.

The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bona Fide Lending Affiliate” means, with respect to any Competitor, any debt fund, investment vehicle, regulated bank entity or unregulated lending entity (in each case, other than a Person separately identified to the Arrangers in writing on or prior to January 17, 2018) that is (i) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and (ii) managed, sponsored or advised by any Person that is controlling, controlled by or under common control with such Competitor or Affiliate thereof, as applicable, but only to the extent that no personnel involved with the investment in such Competitor or affiliate thereof, as applicable, (x) makes (or has the right to make or participate with others in making) investment decisions on behalf of such debt fund, investment vehicle, regulated bank entity or unregulated lending entity or (y) has access to any information (other than information that is publicly available) relating to the Borrower or any entity that forms a part of its businesses (including any of its Subsidiaries or parent entities).

“Borrower” have the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, Alternative Currency Loans or Term SOFR Loans, as to which a single Interest Period is in effect.

 “Borrowing Minimum” means (a) with respect to Eurocurrency Rate Loans, Alternative Currency Loans and Term SOFR Loans, $1,000,000 and (b) with respect to Base Rate Loans, $100,000.

“Borrowing Multiple” means $100,000.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the state where the Administrative Agent’s office is located are authorized or required by law to remain closed, or are in fact closed (or, with respect to any Alternative Currency Loan denominated in Pounds Sterling, a day on which banks are closed for general business in London); provided that when used in connection with a Eurocurrency Rate Loan or a Term SOFR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market; provided, further, that if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means a Business Day that is also a TARGET Day.

“Buyer” means Parent or its applicable wholly owned subsidiary.

“Canadian Dollars” means the lawful money of Canada.

“Capital Expenditures” means, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities and including Capitalized Research and Development Costs and Capitalized Software Expenditures) by the Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheets of the Borrower and its Restricted Subsidiaries and (b) Capitalized Lease Obligations incurred by the Borrower and its Restricted Subsidiaries during such period.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP; provided that all obligations of the Borrower and its Restricted Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on the Initial Closing Date (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease) for purposes of this Agreement regardless of any change in GAAP following the Initial Closing Date (or any change in the implementation in GAAP for future periods that are contemplated as of the Initial Closing Date) that would otherwise require such obligation to be recharacterized as a Capitalized Lease.

“Capitalized Research and Development Costs” means research and development costs that are required to be, in accordance with GAAP, capitalized.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Collateral Account” means a deposit account at a commercial bank selected by the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or any L/C Issuer (as applicable) and the Revolving Credit Lenders, as collateral for L/C Obligations or obligations of Revolving Credit Lenders to fund participations in respect thereof, cash or deposit account balances denominated,  in the case of collateral for L/C Obligations, in the Approved Currency in which the applicable Letter of Credit was issued, or, if the applicable L/C Issuer benefitting from such collateral agrees in its reasonable discretion, other credit support (including by backstopping with other letters of credit), in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent, (b) the applicable L/C Issuer and (c) the Borrower (which documents are hereby consented to by the Lenders).  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:

(1)         (a) Dollars, Canadian Dollars, Euros, or any national currency of any member state of the European Union or (b) any other foreign currency held by the Borrower and the Restricted Subsidiaries in the ordinary course of business;

(2)         securities issued or directly and fully and unconditionally guaranteed or insured by the United States or Canadian governments, a member state of the European Union or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(3)         certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances with maturities of one year or less from the date of acquisition, with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(4)         repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) of this definition entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)         commercial paper rated at least “P-2” by Moody’s or at least “A-2” by S&P, and in each case maturing within 24 months after the date of creation thereof and Indebtedness or preferred stock issued by Persons with an Investment Grade Rating from S&P or Moody’s, with maturities of 24 months or less from the date of acquisition;

(6)         marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(7)         readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(8)         readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9)         Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the top three ratings category by S&P or Moody’s;

(10)        with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(11)       bills of exchange issued in the United States, Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(12)        Cash Equivalents of the types described in clauses (1) through (11) above denominated in Dollars; and

(13)        investment funds investing at least 90% of their assets in Cash Equivalents of the types described in clauses (1) through (12) above.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, netting services, cash pooling arrangements, credit or debit card, purchasing card, electronic funds transfer, foreign exchange facilities and other cash management arrangements.

“Cash Management Obligations” means the obligations owed by the Borrower or any of its Restricted Subsidiaries to any Cash Management Bank under any Cash Management Agreement entered into by and between the Borrower or any of its Restricted Subsidiaries and any Cash Management Bank.

“Cash Management Bank” means any Person that, is a Lender, Arranger, an Agent or an Affiliate of a Lender, Arranger, or an Agent (x) on the Initial Closing Date, with respect to Cash Management Agreements existing on the Initial Closing Date (including those entered into prior to the Initial Closing Date with Wyndham Worldwide Corporation or any of its Subsidiaries that will become Restricted Subsidiaries of Wyndham Hotels & Resorts, Inc. following the Spin-Off) or (y) at the time it enters into a Cash Management Agreement, in each case, in its capacity as a party to such Cash Management Agreement (regardless of whether such Person subsequently ceases to be a Lender, Arranger or Agent or an Affiliate of the foregoing).

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CDOR Rate” means, with respect to each day during an Interest Period pertaining to a Loan denominated in Canadian Dollars, the interest rate per annum which is the rate based on the average rate applicable to Canadian Dollar bankers’ acceptances, for a term comparable to such Interest Period, appearing on the applicable Bloomberg screen page at approximately 10:00 a.m. (Toronto, Ontario time) on the first day of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as reasonably determined by the Administrative Agent), or if such date is not a Business Day, then on the immediately preceding Business Day; provided, that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent, in consultation with the Borrower; provided further that, in no event shall the CDOR Rate be less than 0.00%.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means, subject to Section 8.06, (i) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Sections 13(d)(3) of the Exchange Act), becomes the “beneficial owner” (as defined in Rules 13(d)-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the total voting power of all shares of the capital stock of the Borrower entitled to vote generally in elections of directors, (ii) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole to any ‘‘person’’ (as that term is used in Section 13(d)(3) of the Exchange Act); (iii) after the consummation of a transaction described in clause (a) of Section 8.06, Holdings ceases to own, directly or indirectly through any one or more wholly-owned Restricted Subsidiaries, 100% of the Equity Interests of the Borrower; or (iv) a “Change of Control” (or similar event) shall occur under the Senior Unsecured Notes or any Permitted Refinancing thereof.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders hold a particular Class of Commitments or Loans, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Term B Commitments, 2018 Term B Commitments, 2023 Term B Commitments, Term A Commitments, Extended Revolving Credit Commitments that are designated as an additional Class of Commitments, Additional Revolving Credit Commitments that are designated as an additional Class of Commitments, 2022 Revolving Credit Commitments or commitments in respect of any Incremental Term Loans that are designated as an additional Class of Term Loans and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, Term B Loans, 2018 Term B Loans, 2023 Term B Loans, Term A Loans, Extended Term Loans that are designated as an additional Class of Term Loans, Incremental Term Loans that are designated as an additional Class of Term Loans, 2022 Revolving Credit Loans and any Loans made pursuant to any other Class of Commitments.

“Closing Date” means either the Revolver Closing Date or Term Loan Closing Date.

“Closing Date Material Adverse Effect” has the meaning assigned to the term “Material Adverse Effect” in the Acquisition Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all the “Collateral” (or similar term) as defined in the Collateral Documents and all other property of whatever kind and nature pledged, charged or in which a Lien is granted or purported to be granted under any Collateral Document, and shall include the Mortgaged Properties; provided that, “Collateral” shall not include any Excluded Property.

“Collateral Agent” means Bank of America, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent appointed in accordance with Section 9.09.

“Collateral and Guarantee Requirement” means, subject to Section 10.24, at any time, the requirement that:

(a)          the Collateral Agent shall have received each Collateral Document required to be delivered on the Revolver Closing Date pursuant to Section 4.01(a), the Term Loan Closing Date pursuant to Section 4.02(a), or any time after the Initial Closing Date pursuant to Section 6.10 or Section 6.12 duly executed by each Loan Party that is a party thereto;

(b)          all Obligations shall have been unconditionally guaranteed (the “Guarantees”), jointly and severally, by (i) the Borrower and each Restricted Subsidiary of the Borrower (other than any Excluded Subsidiary) including as of each Closing Date those that are listed on Schedule 1.01A hereto, (ii) if Prior Spin-Off does not occur, Parent until immediately prior to but substantially concurrently with the Spin-Off and (iii) with respect to (x) all Obligations (other than its own Obligations) and (y) the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower (each, a “Guarantor”);

(c)          (i) the Obligations and the Guarantees shall have been secured pursuant to the Security Agreement or other applicable Collateral Document by a first-priority security interest in all Equity Interests (other than Excluded Equity) held directly by the Borrower and the Subsidiary Guarantors, subject to no Liens other than Permitted Liens and the Collateral Agent shall have received, to the extent the relevant Equity Interests are certificated, certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank and (ii) all Indebtedness owing to any Loan Party that is evidenced by a promissory note or other instrument with an individual outstanding principal amount in excess of $20,000,000 shall have been delivered to the Collateral Agent pursuant to the Security Agreement or other applicable Collateral Documents (provided that any promissory notes issued to employees, officers and directors of any of the Borrower and its Restricted Subsidiaries shall not be required to be delivered) together with undated instruments of transfer with respect thereto endorsed in blank, and all intercompany loans shall have been pledged to the Collateral Agent pursuant to the Security Agreement or other applicable Collateral Documents;

(d)          except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guarantees shall have been secured by a perfected security interest in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each Subsidiary Guarantor (including, without limitation, accounts receivable, inventory, equipment, investment property, United States intellectual property, intercompany receivables, other general intangibles (including contract rights), owned (but not leased) real property and proceeds of the foregoing), in each case, to the extent, and with the priority, required by the Collateral Documents; provided that security interests in real property shall be limited to the Mortgaged Properties;

(e)          none of the Collateral shall be subject to any Liens other than Permitted Liens;

(f)          the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property that is not Excluded Property required to be delivered pursuant to Section 6.10 and/or Section 6.12, as applicable, duly executed and delivered by the record owner of such property, (ii) a title insurance policy for such Mortgaged Property (or marked-up title insurance commitment having the effect of a title insurance policy) (the “Mortgage Policies”) insuring the Lien of each such Mortgage as a valid first priority Lien on the property described therein, in an amount not less than 100% of the fair market value of the real property covered thereby and free of any other Liens except Permitted Liens, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request and to the extent available in each applicable jurisdiction, (iii) a Survey with respect to each Mortgaged Property, provided, however, that a Survey shall not be required to the extent that (A) an existing survey together with an “affidavit of no change” satisfactory to the Title Company is delivered to the Collateral Agent and the Title Company and (B) the Title Company removes the standard survey exception and provides reasonable and customary survey-related endorsements and other coverages in the applicable Mortgage Policy, (iv) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower), (v) [reserved], and (vi) such existing abstracts, appraisals, legal opinions (each such opinion to be in form and substance reasonably acceptable to the Administrative Agent) and other documents as the Administrative Agent may reasonably request with respect to any such Mortgaged Property; and

(g)          except as otherwise contemplated by this Agreement or any Collateral Document, all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and United States Copyright Office, required by the Collateral Documents or applicable Law to create the Liens on the Collateral intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of the title insurance or surveys with respect to, particular assets if and for so long as the Administrative Agent and the Borrower agree in writing that the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the applicable Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) required by the Collateral and Guarantee Requirement where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A)         Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the Borrower;

(B)         the Collateral and Guarantee Requirement shall not apply to any Excluded Property;

(C)         no deposit account control agreement, securities account control agreement or other control agreements or control arrangements shall be required with respect to any deposit account or securities account;

(D)         no actions in any jurisdiction outside of the United States or required by the Laws of any jurisdiction outside of the United States, shall be required in order to create any security interests in assets located, titled, registered or filed outside of the United States, or to perfect such security interests (it being understood that there shall be no security agreements, pledge agreements, or share charge (or mortgage) agreements governed under the Laws of any jurisdiction outside of the United States; and

(E)         no stock certificates evidencing Excluded Equity shall be required to be delivered to the Collateral Agent.

“CME” means CME Group Benchmark Administration Limited.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, each of the collateral assignments, Security Agreement Supplements, security agreements, intellectual property security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent or the Collateral Agent pursuant to Section 4.01 or Section 4.02, as applicable, Section 6.10 or Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term B Commitment, a 2018 Term B Commitment, a 2023 Term B Commitment, a Term A Commitment, a Revolving Credit Commitment, a 2022 Revolving Credit Commitment, an Extended Revolving Credit Commitment, an Incremental Revolving Credit Commitment, a Refinancing Revolving Credit Commitment, a commitment in respect of any Incremental Term Loans, or a commitment in respect of any Extended Term Loans or any combination thereof, as the context may require.

“Commitment Fee” has the meaning provided in Section 2.09(a).

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurocurrency Rate Loans, Alternative Currency Loans or Term SOFR Loans pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit B or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Competitor” means a competitor of, the Borrower or any of its Subsidiaries.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Conforming Changes” means with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent in consultation with the Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines, in consultation with the Borrower,  is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a)          increased (without duplication) by the following:

(i)       provision for taxes based on income or profits or capital, including, without limitation, state franchise, excise and similar taxes, property taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus

(ii)         (w) consolidated interest expense of such Person for such period, (x) net losses or any obligations under any Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate, currency or commodities risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii)       Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv)       any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting, (excluding any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period) or other items classified by the Borrower as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(v)        without duplication of any amounts added back pursuant to clause (xiii) below, the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary; plus

(vi)       the amount of (A) pro forma “run rate” cost savings, operating expense reductions and other synergies (in each case, net of amounts actually realized) related to the Transactions that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions (x) that have been taken, (y) with respect to which substantial steps have been taken or that are expected to be taken (in the good faith determination of the Borrower) within 24 months after the Term Loan Closing Date (or, to the extent identified in the quality of earnings analysis described in clause (xv), or otherwise identified to the Lead Arrangers, undertaken or implemented prior to the Term Loan Closing Date) or (B) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, and other synergies (in each case net of amounts actually realized) related to acquisitions, dispositions and other Specified Transactions, or related to restructuring initiatives, cost savings initiatives, entry into new contracts and other initiatives that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions that have either been taken, with respect to which substantial steps have been taken or that are expected to be taken (in the good faith determination of the Borrower) within 24 months after the date of consummation of such acquisition, disposition or other Specified Transaction or the initiation of such restructuring initiative, cost savings initiative or other initiatives (including any entry into new contracts); plus

(vii)     cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back; plus

(viii)      any net loss included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45; plus

(ix)        realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheets of the Borrower and its Restricted Subsidiaries; plus

(x)       net realized losses from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus

(xi)        the amount of any charges, expenses, costs or other payments in respect of (x) facilities no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries, (y) abandoned, closed, disposed or discontinued operations and (z) any losses on disposal of abandoned, closed or discontinued operations; plus

(xii)     any non-cash losses realized in such period in connection with adjustments to any Plan due to changes in actuarial assumptions, valuation or studies; plus

(xiii)    any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of the initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature; plus

(xiv)      adjustments and addbacks set forth in (x) the financial model provided to the Lead Arrangers prior to the Initial Closing Date and (ii) the quality of earnings analysis provided to the Lead Arrangers prior to the Initial Closing Date in connection with the Acquisition (in each case of clauses (i) and (ii), net of amounts actually realized and in the case of projected costs, after such costs are actually incurred, limited to such actual costs); plus

(xv)       “run-rate” start-up costs, losses and charges resulting from the establishment of new facilities and the first year of operation thereof; and

(b)         decreased (without duplication) by the following:

(i)         non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or cash reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

(ii)      realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and its Restricted Subsidiaries; plus

(iii)      any net realized income or gains from any obligations under any Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus

(iv)       any amount included in Consolidated Net Income of such Person for such period attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45; plus

(v)         any gains on disposal of abandoned, closed or discontinued operations;

(c)          increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation; and

(d)          increased or decreased (to the extent not already included in determining Consolidated EBITDA) by any Pro Forma Adjustment.

There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent.  For purposes of determining Consolidated EBITDA for any period, there shall be excluded the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition).  Notwithstanding the foregoing, Consolidated EBITDA shall be, at any time of determination occurring (1) if Prior Spin-Off occurs, prior to and excluding the Term Loan Closing Date, $107,000,000, $130,000,000, $80,000,000 and $94,000,000 for the fiscal quarters ended June 30, 2017, September 31, 2017, December 31, 2017 and March 31, 2018, respectively, and (2) on or after the Term Loan Closing Date, $145,000,000, $165,000,000 and $136,000,000 and $131,000,000 for the fiscal quarters ended June 30, 2017, September 31, 2017, December 31, 2017 and March 31, 2018, respectively, in each case after giving pro forma effect to the Transactions, the Spin-Off and any adjustment set forth above.  Any adjustments in the calculation of Consolidated Net Income shall be without duplication of any adjustment to Consolidated EBITDA, and any adjustments to Consolidated EBITDA shall be without duplication of any adjustments to Consolidated Net Income. Unless otherwise specified, all references herein to a “Consolidated EBITDA” shall refer to the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Consolidated First Lien Debt” means, as to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on property or assets of the Borrower or any Restricted Subsidiary other than (i) the portion of such Indebtedness of the Borrower or any Restricted Subsidiary included in Consolidated Total Debt that is not secured by any Lien on property or assets of the Borrower or any Restricted Subsidiary and (ii) the portion of Indebtedness of the Borrower or any Restricted Subsidiary included in Consolidated Total Debt that is secured by Liens on property or assets of the Borrower or any Restricted Subsidiary, which Liens are expressly subordinated or junior to the Liens securing the Obligations.

“Consolidated Interest Expense” means, as of any date for the applicable period ending on such date with respect to any Person and its Restricted Subsidiaries on a consolidated basis, the amount payable as cash interest expense (including that attributable to capital lease), net of cash interest income of such Person and its Restricted Subsidiaries, with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including financing and net cash costs (less net cash payments) under any Swap Contract, all commissions, discounts and other cash fees and charges owed with respect to letter of credit and bankers’ acceptance and the cash interest expense of Indebtedness for which the proceeds are held in Escrow (except, excluding the interest expense in respect thereof that is covered by such proceeds held in Escrow), but excluding, for the avoidance of doubt, (a) any non-cash interest expense and any capitalized interest, whether paid or accrued, (b) the amortization of original issue discount resulting from the issuance of indebtedness at less than par, (c) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses, (d) any expenses resulting from discounting of indebtedness in connection with the application of recapitalization accounting or purchase accounting, (e) penalties or interest related to taxes and any other amounts of non-cash interest resulting from the effects of acquisition method accounting or pushdown accounting, (f) the accretion or accrual of, or accrued interest on, discounted liabilities (other than Indebtedness) during such period, (g) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments pursuant to ASC 815, Derivatives and Hedging, (h) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (i) any payments with respect to make whole premiums or other breakage costs of any Indebtedness, (j) all non-recurring interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP and (k) expensing of bridge, arrangement, structuring, commitment, amendment or other financing fees.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.  Unless otherwise specified, all references herein to a “Consolidated Interest Expense” shall refer to the Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)         any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Borrower’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or, so long as such Person is an Unrestricted Subsidiary, that (as reasonably determined by a Responsible Officer of the Borrower) could have been distributed by such Person during such period to the Borrower or a Restricted Subsidiary) as a dividend or other distribution or return on investment, subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below;

(2)         solely for the purpose of determining the Available Amount, any net income (loss) of any Restricted Subsidiary (other than any Guarantor) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released and (b) restrictions pursuant to the Loan Documents), except that the Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained above in this clause (2));

(3)         any net gain (or loss) from disposed, abandoned or discontinued operations and any net gain (or loss) on disposal of disposed, discontinued or abandoned operations;

(4)         any net gain (or loss) realized upon the sale or other disposition of any asset (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by a Responsible Officer or the board of directors of the Borrower);

(5)         any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense (including relating to the Transaction Expenses), or any charges, expenses or reserves in respect of any restructuring, relocation, redundancy or severance expense, new product introductions or one-time compensation charges;

(6)         the cumulative effect of a change in accounting principles;

(7)         any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts;

(8)         all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(9)         any unrealized gains or losses in respect of any obligations under any Swap Contracts or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any obligations under any Swap Contracts;

(10)        any unrealized foreign currency translation gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(11)        any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary;

(12)       any recapitalization accounting or purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(13)        any impairment charge, write-down or write-off, including impairment charges, write-downs or write-offs relating to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation;

(14)        any effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any obligations under any Swap Contracts or other derivative instruments;

(15)        accruals and reserves that are established within twelve months after the Initial Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP;

(16)        any net unrealized gains and losses resulting from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements;

(17)        any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures and any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowances related to such item;

(18)       any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP,

(19)       effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks,

(20)       any expenses or charges (other than depreciation or amortization expense) related to any equity offering, Investment, acquisition, disposition or recapitalization or the incurrence of Indebtedness (including a refinancing thereof) (in each case, whether or not successful), including (A) such fees, expenses or charges (including rating agency fees and related expenses) related to the offering or incurrence of the Loans and any other credit facilities or the offering or incurrence of any debt securities and any securitization related fees and expenses and (B) any amendment or other modification of this Agreement and any other credit facilities or any other debt securities, in each case, deducted (and not added back) in computing Consolidated Net Income,

(21)       (A) the amount of any restructuring charge, accrual or reserve (and adjustments to existing reserves), integration cost or other business optimization expense or cost (including charges directly related to the implementation of cost-savings initiatives) that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions or divestitures after the Initial Closing Date, including those related to any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), systems development and establishment costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities and to exiting lines of business and consulting fees incurred with any of the foregoing and (B) fees, costs and expenses associated with acquisition related litigation and settlements thereof,

(22)       (x) any costs or expense incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are non-cash costs or expenses and/or otherwise funded with cash proceeds contributed to the capital of the Borrower or Net Cash Proceeds of an issuance of Equity Interests (other than Disqualified Equity Interests) of  the Borrower and (y) the amount of expenses relating to payments made to option holders of the Borrower in connection with, or as a result of, any distribution being made to equityholders in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, to the extent permitted under this Agreement,

(23)       earnout and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments,

(24)       costs related to the implementation of operational and reporting systems and technology initiatives, and

(25)       any costs or expenses associated with (A) the Transactions and (B) the Spin-Off.

In addition, to the extent not already excluded (or included, as applicable) from the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall, without duplication, (1) be increased by business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as such Person in good faith expects to receive the same within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Consolidated Net Income for such fiscal quarters)) and (2) not include (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder or other contractual reimbursement obligations of a third party, (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption, (iii) the cumulative effect of a change in accounting principles during such period, (iv) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, (v) any non cash charges resulting from mark to market accounting relating to Equity Interests, (vi) any unrealized net gain or loss resulting from currency translation or unrealized transaction gains or losses impacting net income (including currency remeasurements of Indebtedness) and any unrealized foreign currency translation or transaction gains or losses shall be excluded, including those resulting from intercompany Indebtedness and any unrealized net gains and losses resulting from obligations in respect of any Swap Contracts in accordance with GAAP or any other derivative instrument pursuant the application of FASB Accounting Standards Codification (“ASC”) Topic 815, Derivatives and Hedging and (vii) any non-cash impairment charges resulting from the application of ASC Topic 350, Intangibles – Goodwill and Other and the amortization of intangibles including those arising pursuant to ASC Topic 805, Business Combinations, and, provided, further that solely for purposes of calculating Excess Cash Flow and the Available Amount, the income or loss of any Person accrued prior to the date on which such Person becomes a Restricted Subsidiary of such Person or is merged into or consolidated with such Person or any Restricted Subsidiary of such Person or the date that such other Person’s assets are acquired by such Person or any Restricted Subsidiary of such Person, in each case, shall be excluded in calculating Consolidated Net Income.  Unless otherwise specified, all references herein to a “Consolidated Net Income” shall refer to the Consolidated Net Income of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Secured Debt” means, as to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on ~~property or assets~~Collateral of the Borrower or any Restricted Subsidiary.

“Consolidated Total Assets” means, as to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Consolidated Total Debt” means, as to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, the aggregate principal amount of all third party Indebtedness for borrowed money, Capitalized Leases and purchase money Indebtedness (but excluding, for the avoidance of doubt, undrawn letters of credit, banker’s acceptances and/or bank guarantees); provided that “Consolidated Total Debt” shall be calculated (i) net of the Unrestricted Cash Amount, (ii) excluding any obligation, liability or indebtedness of any such Person if, upon or prior to the maturity thereof, ~~such Person has irrevocably deposited with the proper Person in trust or escrow~~ the necessary funds (or evidence~~s~~ of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness are and continue to be held in an escrow, trust, collateral or similar account or arrangement and are not otherwise made available for any other purpose, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of Unrestricted Cash Amount and (iii) based on the initial stated principal amount of any Indebtedness that is issued at a discount to its initial stated principal amount without giving effect to any such discounts; provided that Consolidated Total Debt shall not include (x) Letters of Credit (or other letters of credit, bankers’ acceptances and bank guarantees), except to the extent of Unreimbursed Amounts (or unreimbursed amounts) thereunder, (y) obligations under Swap Contracts entered into and (z) Indebtedness incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction solely to the extent and for so long as the proceeds thereof are and continue to be held in an Escrow and are not otherwise made available ~~to the relevant Person~~for any other purpose (it being understood that in any event, any such proceeds subject to such Escrow shall be deemed to constitute “restricted cash” for purposes of cash netting) (provided that such Escrow is secured only by proceeds of such Indebtedness and the proceeds thereof shall be promptly applied to satisfy and discharge such Indebtedness if the definitive agreement for such transaction is terminated prior to the consummation thereof).

“Consolidated Working Capital” means, at any date, the excess of (a) all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on a consolidated basis at such date, excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on a consolidated basis on such date, but excluding, without duplication, (i) the current portion of any Funded Debt or other long-term liabilities, (ii) all Indebtedness consisting of Revolving Credit Loans and L/C Obligations to the extent otherwise included therein, (iii) the current portion of interest, (iv) the current portion of current and deferred income taxes, (v) the current portion of any Capitalized Lease Obligations, (vi) deferred revenue arising from cash receipts that are earmarked for specific projects, (vii) the current portion of deferred acquisition costs and (viii) current accrued costs associated with any restructuring or business optimization (including accrued severance and accrued facility closure costs).

“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Converted Restricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”

“Corporate Investment Grade Rating” means a corporate family rating and corporate rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Cure Amount” has the meaning specified in Section 8.05(a).

“Cure Right” has the meaning specified in Section 8.05(a).

“Customary Term A Loans” means any term loans that contain provisions customary for “term A loans,” as reasonably determined by the Borrower in consultation with the Administrative Agent, ~~that are syndicated primarily to Persons regulated as banks in the primary syndication thereof~~ and that do not mature prior to the Maturity Date of the Revolving Credit Facility.

“Daily Simple SOFR” means, with respect to any applicable determination date, the secured overnight financing rate (“SOFR”) published on such date by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source).

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.05(b)(v).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default (other than any event or condition that, with the giving of any notice, the passage of time, or both, would become an Event of Default solely as a result of Section 8.01(e)).

“Default Rate” means an interest rate equal to (a) with respect to any overdue principal for any Loan, the applicable interest rate for such Loan plus 2.00% per annum (provided that with respect to Eurocurrency Rate Loans, Alternative Currency Loans and Term SOFR Loans, the determination of the applicable interest rate is subject to Section 2.02(c) to the extent that Eurocurrency Rate Loans, Alternative Currency Loans or Term SOFR Loans may not be converted to, or continued as, Eurocurrency Rate Loans, Alternative Currency Loans or Term SOFR Loans, as applicable, pursuant thereto) and (b) with respect to any other overdue amount, including overdue interest, the interest rate applicable to Base Rate Loans that are Term Loans plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.16(e), any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans required to be funded by it, (ii) fund any portion of its participations in Letters of Credit required to be funded by it or (iii) pay over to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit), unless, in the case of clause (i) above, such Lender notifies the Administrative Agent or such L/C Issuer in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent, the L/C Issuer or any other Lender in writing that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent, any L/C Issuer or any other Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Administrative Agent’s, L/C Issuer’s or Lender’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, in any such case (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity and/or (iii) become the subject of a Bail-In Action; provided that, in the case of clause (d), a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Government Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(e)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer and each other Lender promptly following such determination.

“Discount Range” has the meaning specified in Section 2.05(d)(ii).

“Discounted Prepayment Option Notice” has the meaning specified in Section 2.05(d)(ii).

“Discounted Voluntary Prepayment” has the meaning specified in Section 2.05(d)(i).

“Discounted Voluntary Prepayment Notice” has the meaning specified in Section 2.05(d)(v).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale Leaseback and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by the Borrower of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and/or cash in lieu of fractional shares of such Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Equity Interests are issued; provided that (x) an Equity Interest in any Person that would constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an "asset sale," a "change of control" or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of the Loans and all other Loan Obligations that are accrued and payable and the termination of the Commitments and all outstanding Letters of Credit (or the cash collateralization or backstop thereof in a manner permitted hereunder) and (y) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of the Borrower (or any direct or indirect parent thereof) or any of the Subsidiaries, or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Borrower (or any direct or indirect parent company thereof) or any of the Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.

“Disqualified Lenders” means (i) such Persons (or related funds of such Persons) that have been specified by name in writing to the Administrative Agent prior to January 17, 2018, (ii) Competitors that have been specified by name in writing to the Administrative Agent from time to time and (iii) in the case of clauses (i) and (ii), any of their Affiliates (other than, in the case of clause (ii), Affiliates that are Bona Fide Lending Affiliates) that are (A) specified by name in writing to the Administrative Agent from time to time or (B) reasonably identifiable on the basis of such Affiliate’s name; it being understood that any subsequent designation of a Disqualified Lender shall not apply retroactively to disqualify any person that has been assigned any Loans or any participation therein.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency or any other currency, the equivalent in Dollars of such amount, determined at the Exchange Rate on the applicable Valuation Date.  In making the determination of the Dollar Equivalent for purposes of determining the aggregate available Revolving Credit Commitments on any date of any Credit Extension, the Administrative Agent or a relevant L/C Issuer, as applicable, pursuant to Section 1.08 shall use the Exchange Rate in effect at the date on which the Borrower requests the Credit Extension for such date or as otherwise provided pursuant to the provisions of such Section.

“Domestic Foreign Holding Company” means any Domestic Subsidiary of the Borrower that owns no material assets (held directly or indirectly through one or more disregarded entities) other than capital stock (or capital stock and/or debt) of one or more Foreign Subsidiaries that are CFCs and/or Domestic Foreign Holding Companies.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any State thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b) and/or Section 10.07(l) (subject to such consents, if any, as may be required under Section 10.07). For the avoidance of doubt, any Disqualified Lender is subject to Section 10.07(l).

“Environment” means air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all applicable Laws relating to pollution, the protection of the Environment the generation, transport, storage, use, treatment, Release or threat of Release of any Hazardous Materials or, to the extent relating to exposure to Hazardous Materials, human health and safety.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure of any Person to any Hazardous Materials or (d) the Release or threatened Release of any Hazardous Materials into the Environment, including, in each case, any such liability which any Loan Party has retained or assumed either contractually or by operation of Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to a Pension Plan, whether or not waived, or a failure to make any required contribution to a Multiemployer Plan; (d) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Loan Party or ERISA Affiliate concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (h) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); (i) the occurrence of a non-exempt prohibited transaction with respect to any Pension Plan maintained or contributed to by any Loan Party (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to any Loan Party; (j) the filing pursuant to Section 431 of the Code or Section 304 of ERISA of an application for the extension of any amortization period; or (k) the filing pursuant to Section 412(c) of the Code of an application for a waiver of the minimum funding standard with respect to any Plan.

“Escrow” means an escrow, trust, collateral or similar account or arrangement holding proceeds of Indebtedness ~~solely for the benefit of an unaffiliated third party~~.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states, being in part legislative measures to implement the European and Monetary Union as contemplated in the Treaty on European Union.

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan, (I) in relation to a Loan denominated in Canadian Dollars, the CDOR Rate, (II) in relation to a Loan denominated in another LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period and (III) in relation to an Alternative Currency that is not a LIBOR Quoted Currency, the rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.14(a); provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything contained herein to the contrary, and without limiting the provisions of Section 3.02, in the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), or the Borrower or the Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)           adequate and reasonable means do not exist for ascertaining Eurocurrency Rate for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)         the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which Eurocurrency Rate or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii)        syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace Eurocurrency Rate, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable,  the Administrative Agent and the Borrower may amend this Agreement to replace Eurocurrency Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.  Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than (I) for any Loans (other than Revolving Credit Loans commencing on the First Amendment Effective Date and until immediately prior to the Relief Period Termination Date), zero and (II) for any Revolving Credit Loans commencing on the First Amendment Effective Date and until immediately prior to the Relief Period Termination Date, 0.50% for purposes of this Agreement.

As used above:

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

Notwithstanding any provision to the contrary in this Agreement, if the Eurocurrency Rate at any date of determination is less than (I) for any Loans (other than Revolving Credit Loans commencing on the First Amendment Effective Date and until immediately prior to the Relief Period Termination Date), 0.00% then such rate shall be deemed to be 0.00% per annum and (II) for any Revolving Credit Loans commencing on the First Amendment Effective Date and until immediately prior to the Relief Period Termination Date, 0.50% then such rate shall be deemed to be 0.50% per annum.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

 “Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any Excess Cash Flow Period, an amount equal to the excess of:

(a)          the sum, without duplication, of:

(i)          Consolidated Net Income for such Excess Cash Flow Period;

(ii)        an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income but excluding any non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future Excess Cash Flow Period or amortization of a prepaid cash gain that was paid in a prior Excess Cash Flow Period, in each case, for such Excess Cash Flow Period;

(iii)       decreases in Consolidated Working Capital for such applicable period (other than any such decreases arising from acquisitions by the Borrower and its Restricted Subsidiaries completed during such Excess Cash Flow Period or the application of purchase accounting);

(iv)      an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; and

(v)         cash receipts in respect of Swap Contracts during such Excess Cash Flow Period to the extent not otherwise included in Consolidated Net Income; over

(b)          the sum, without duplication, of:

(i)         an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges to the extent included in arriving at such Consolidated Net Income (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior Excess Cash Flow Period);

(ii)       without duplication of amounts subtracted pursuant to clause (x) below in prior Excess Cash Flow Periods, the amount of Capital Expenditures or acquisitions made in cash during such Excess Cash Flow Period, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of an incurrence or issuance of long term Indebtedness of the Borrower or its Restricted Subsidiaries (other than revolving Indebtedness);

(iii)      the aggregate amount of all principal payments of Indebtedness of the Borrower and its Restricted Subsidiaries (including (A) the principal component of Capitalized Lease Obligations and (B) the amount of repayments of Term Loans pursuant to Section 2.07(a) and any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other prepayments of Term Loans, (Y) all prepayments under any Revolving Credit Facility and (Z) all prepayments in respect of any other revolving credit facility, except, in the case of clause (Z), to the extent there is an equivalent permanent reduction in commitments thereunder) made during such Excess Cash Flow Period in cash, except to the extent financed with the proceeds of an incurrence or issuance of other long term Indebtedness of the Borrower or its Restricted Subsidiaries (other than revolving Indebtedness);

(iv)      an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(v)        increases in Consolidated Working Capital for such Excess Cash Flow Period (other than any such increases arising from acquisitions by the Borrower and its Restricted Subsidiaries completed during such Excess Cash Flow Period or the application of purchase accounting);

(vi)      cash payments by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than long term Indebtedness (including such Indebtedness specified in clause (b)(iii) above);

(vii)      without duplication of amounts deducted pursuant to clause (xi) below in prior Excess Cash Flow Periods, the amount of Investments and acquisitions made during such Excess Cash Flow Period in each case in cash pursuant to Section 7.02 (other than Section 7.02(a), (d), (f) or (n)) except to the extent that such Investments and acquisitions were financed with the proceeds of an incurrence or issuance of long-term Indebtedness of the Borrower or its Restricted Subsidiaries (other than revolving Indebtedness);

(viii)      the amount of Restricted Payments paid in cash during such Excess Cash Flow Period pursuant to Section 7.06 (other than Section 7.06(b) and (c)) except to the extent that such Restricted Payments were financed with the proceeds of an incurrence or issuance of long-term Indebtedness of the Borrower or its Restricted Subsidiaries (other than revolving Indebtedness);

(ix)       the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period that are required to be made in connection with any prepayment of Indebtedness except to the extent that such amounts were financed with the proceeds of an incurrence or issuance of long-term Indebtedness of the Borrower or its Restricted Subsidiaries (other than revolving Indebtedness);

(x)         the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such Excess Cash Flow Period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such Excess Cash Flow Period and were not financed with the proceeds of an incurrence or issuance of long-term Indebtedness of the Borrower or its Restricted Subsidiaries (other than revolving Indebtedness);

(xi)      without duplication of amounts deducted from Excess Cash Flow in prior Excess Cash Flow Periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such Excess Cash Flow Period relating to Permitted Acquisitions, Capital Expenditures or acquisitions to be consummated or made during the Excess Cash Flow Period of four consecutive fiscal quarters of the Borrower following the end of such Excess Cash Flow Period except to the extent intended to be financed with the proceeds of an incurrence or issuance of other long-term Indebtedness of the Borrower or its Restricted Subsidiaries (other than revolving Indebtedness); provided that to the extent the aggregate amount utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions during such Excess Cash Flow Period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall, shall be added to the calculation of Excess Cash Flow at the end of such Excess Cash Flow Period of four consecutive fiscal quarters;

(xii)      the amount of cash taxes and Tax Distributions (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such Excess Cash Flow Period; and

(xiii)     cash expenditures in respect of Swap Contracts during such Excess Cash Flow Period to the extent not deducted in arriving at such Consolidated Net Income.

 “Excess Cash Flow Percentage” means, as of any date of determination (a) if the First Lien Leverage Ratio is greater than 2.75:1.00, 50%, (b) if the First Lien Leverage Ratio is less than or equal to 2.75:1.00 and greater than 2.25:1.00, 25%, and (c) if the First Lien Leverage Ratio is less than or equal to 2.25:1.00, 0%; it being understood and agreed that, for purposes of this definition as it applies to the determination of the amount of Excess Cash Flow that is required to be applied to prepay the Term Loans under Section 2.05(b)(i) for any fiscal year, the First Lien Leverage Ratio shall be determined on a Pro Forma Basis on the scheduled date of prepayment (after giving effect to all voluntary prepayments, Permitted Acquisitions, Investments and Capital Expenditures described in Section 2.05(b)(i)(1), (2), (3) and (4) for such Excess Cash Flow Period and including any such applicable After Year-End Transactions as of the date of such prepayment).

“Excess Cash Flow Period” means each fiscal year of the Borrower (commencing with the first full fiscal year ending after the Term Loan Closing Date).

“Excess Cash Flow Threshold” means $20,000,000.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Rate” means for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase (or in the case of such Person being Goldman Sachs Bank USA or any of its Affiliates, the sale) by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Excluded Equity” means Equity Interests (i) of any Unrestricted Subsidiary, (ii) of a Foreign Subsidiary or a Subsidiary that is a Domestic Foreign Holding Company of the Borrower or a Subsidiary Guarantor, in each case, other than 65% of the issued and outstanding voting (and 100% of the non-voting) Equity Interests of a First Tier Foreign Subsidiary or Domestic Foreign Holding Company; provided that, for the avoidance of doubt, Excluded Equity shall not include any non-voting Equity Interests of any such Foreign Subsidiary or Domestic Foreign Holding Company, (iii) of a Subsidiary of any Person described in clause (ii), (iv) of any Immaterial Subsidiary that is not a Guarantor, (v) of any Subsidiary with respect to which the Administrative Agent and the Borrower have determined in their reasonable judgment and agreed in writing that the costs of providing a pledge of such Equity Interests or perfection thereof is excessive in view of the benefits to be obtained by the Secured Parties therefrom, (vi) Equity Interests in any Person other than the Borrower and wholly-owned Subsidiaries to the extent not permitted to be pledged by the terms of such Person’s Organization Documents, shareholder agreement or joint venture documents after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law and other than proceeds thereof; (vii) of any captive insurance companies, not-for-profit Subsidiaries, special purpose entities, (viii) that constitute margin stock (within the meaning of Regulation U), (ix) of any Subsidiary of the Borrower or any Subsidiary Guarantor, the pledge of which is prohibited by applicable Laws after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law and (x) of any Subsidiary of the Borrower or any Subsidiary Guarantor acquired pursuant to a Permitted Acquisition or other Investment subject to assumed secured Indebtedness permitted hereunder not incurred in contemplation of such Permitted Acquisition or other Investment permitted hereunder if such Equity Interests are pledged as security for such Indebtedness pursuant to a Lien that is a permitted Lien and if and for so long as the terms of such Indebtedness (not entered into in contemplation of such Permitted Acquisition of Investment) prohibit the creation of any other Lien on such Equity Interests after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law; provided, however, that Excluded Equity shall not include any proceeds, substitutions or replacements of any Excluded Equity referred to in clauses (i) through (x) (unless such proceeds, substitutions or replacements would constitute Excluded Equity referred to in clauses (i) through (x)).

“Excluded Property” means (i) any (x) fee-owned real property other than Material Real Property, (y) fee-owned real property located in a special flood hazard area (as determined by the Borrower or any Revolving Credit Lender) and (z) all leasehold interests in real property, including the requirement to deliver landlord waivers, estoppels or collateral access letters, (ii) motor vehicles and other assets subject to certificates of title, (iii) letter of credit rights to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement, (iv) commercial tort claims with a value of less than $20,000,000, (v) assets for which a pledge thereof or a security interest therein is prohibited by applicable Laws after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code and other applicable law, (vi) any cash and cash equivalents, deposit accounts and securities accounts (including securities entitlements and related assets held in a securities account) (it being understood that this exclusion shall not affect the grant of the Lien on proceeds of Collateral and all proceeds of Collateral shall be Collateral), (vii) any lease, license or other agreements, or any property subject to a purchase money security interest, Capitalized Lease Obligation or similar arrangements, in each case to the extent permitted under the Loan Documents, to the extent that a pledge thereof or a security interest therein would violate or invalidate such lease, license or agreement, purchase money, Capitalized Lease or similar arrangement, or create a right of termination in favor of any other party thereto (other than the Borrower and its Subsidiaries) after giving effect to the applicable anti-assignment clauses of the Uniform Commercial Code and applicable Laws, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under applicable Laws notwithstanding such prohibition, (viii) any assets to the extent a security interest in such assets would result in material adverse tax consequences to the Borrower or its Subsidiaries (other than on account of any non-income taxes payable in connection with filings, recordings, registrations, stampings and any similar actions in connection with the creation or perfection of Liens), as reasonably determined by the Borrower in consultation with (but without the consent of) the Administrative Agent, but for the avoidance of doubt, including the assets and properties of any Domestic Foreign Holding Company or any Foreign Subsidiary, (ix) any intent-to-use trademark application in the United States prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant, attachment, or enforcement of a security interest therein would impair the validity or enforceability, or result in the voiding, of such intent-to-use trademark application or any registration issuing therefrom under applicable Federal law, (x) [reserved], (xi) any segregated funds held in escrow for a the benefit of an unaffiliated third party (including such funds in Escrow), (xii) Excluded Equity and Equity Interests of any Excluded Subsidiary or Equity Interests in any Person other than a Wholly Owned Subsidiary of the Borrower or any Subsidiary Guarantor (in each case, other than 65% of the issued and outstanding voting (and 100% of the non-voting) Equity Interests of any First Tier Foreign Subsidiary or a Subsidiary that is a Domestic Foreign Holding Company of the Borrower or a Subsidiary Guarantor) to the extent not permitted to be pledged by the terms of such Person’s Organization Documents, shareholder agreement or joint venture documents after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law and other than proceeds thereof, ~~and~~ (xiii) any Equity Interests of any Subsidiary of the Borrower in excess of the maximum amount of such Equity Interests that could be included in the Collateral without creating a requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act for separate financial statements of such Subsidiary to be included in filings by the Borrower, any Restricted Subsidiary or parent entity with the SEC (or any other governmental agency) and (xiv) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; provided, however, that Excluded Property shall not include any proceeds, substitutions or replacements of any Excluded Property referred to in clauses (i) through (~~xiii~~xiv) (unless such proceeds, substitutions or replacements would constitute Excluded Property referred to in clauses (i) through (~~xiii~~xiv)).

“Excluded Subsidiary” means (a) each Subsidiary of the Borrower listed on Schedule 1.01B hereto, (b) any Subsidiary that is prohibited by applicable Law or by any contractual obligation existing on the Initial Closing Date or at the time such Subsidiary is acquired and not incurred in contemplation of such acquisition, as applicable, from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received, or any Subsidiary of the Borrower for which the provision of a guarantee would result in a material adverse tax consequence to the Borrower or its subsidiaries or direct or indirect parent companies (as reasonably determined by the Borrower in consultation with the Administrative Agent), (c) any Foreign Subsidiary, (d) any Domestic Subsidiary of a Foreign Subsidiary of the Borrower that is a CFC, (e) any Domestic Foreign Holding Company, (f) any Immaterial Subsidiary, (g) captive insurance companies, (h) not-for-profit Subsidiaries, (i) special purpose entities, (j) any Unrestricted Subsidiary, (k) any non-Wholly-Owned joint venture, (l) any non-Wholly-Owned Subsidiary, (m) any Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition or other Investment permitted hereunder that, at the time of such Permitted Acquisition or other Investment, has assumed secured Indebtedness permitted hereunder not incurred in contemplation of such Permitted Acquisition or other Investment, and each Restricted Subsidiary that is a Subsidiary thereof that guarantees such Indebtedness at the time of such Permitted Acquisition, in each case, to the extent such secured Indebtedness prohibits such Subsidiary from becoming a Guarantor (provided that such prohibition was not entered into in contemplation of such Permitted Acquisition or Investment, and each such Subsidiary shall cease to be an Excluded Subsidiary under this clause (m) if such secured Indebtedness is repaid or becomes unsecured, if such Restricted Subsidiary ceases to be an obligor with respect to such secured Indebtedness or such prohibition no longer exists, as applicable) and (n) any other Subsidiary in circumstances where the Borrower and the Administrative Agent reasonably agree that the cost or burden of providing a Guaranty outweighs the benefit afforded thereby.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and solely to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest pursuant to the Collateral Documents to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” (determined after giving effect to any applicable keep well, support or other agreement for the benefit of such Guarantor and any and all Guarantees of such Guarantor’s Swap Obligations by other Loan Parties) as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.  If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to any Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document (each, a “Recipient”), (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, that are Other Connection Taxes or otherwise imposed by any jurisdiction as a result of such Recipient being organized under the laws of, or having its principal office in or maintaining an Applicable Lending Office in such jurisdiction (or any political subdivision thereof), (b) any U.S. federal withholding Tax that is imposed on amounts payable to a Recipient pursuant to a law in effect at the time such Recipient becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 3.06) or changes its Applicable Lending Office; provided that, this clause (b) shall not apply to the extent that (x) the indemnity payments or additional amounts any Recipient would be entitled to receive (without regard to this clause (b)) do not exceed the indemnity payment or additional amounts that the Recipient’s assignor (if any) was entitled to receive immediately prior to the assignment to such Recipient, or that such Recipient was entitled to receive immediately prior to its change in Applicable Lending Office, as applicable, (c) any withholding Tax resulting from a failure of such Recipient to comply with Section 3.01(f) or Section 3.01(g), as applicable, and (d) any withholding Tax imposed pursuant to FATCA.

“Existing Credit Facility” has the meaning specified in the recitals hereto.

“Existing Letters of Credit” has the meaning specified in Section 2.03(a)(i).

“Extended Revolving Credit Commitment” has the meaning specified in Section 2.15(a)(i).

“Extended Term Loans” has the meaning specified in Section 2.15(a)(ii). The 2023 Term B Loans incurred on the Fourth Amendment Closing Date constitute Extended Term Loans.

“Extension” has the meaning specified in Section 2.15(a).

“Extension Offer” has the meaning specified in Section 2.15(a).

“Facility” means a Class of Term Loans or the Revolving Credit Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor version that is substantively comparable and not materially more onerous to comply with) or any current or future Treasury regulations with respect thereto or other official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this Agreement (or any amended or successor version described above) and any intergovernmental agreements (and any related laws, regulations or official administrative guidance) implementing the foregoing.

“FCPA” has the meaning specified in Section 5.20.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as reasonably determined by the Administrative Agent; provided that in no event shall the Federal Funds Rate at any time be less than 0.00% per annum.

“Financial Covenant” means the covenant set forth in Section 7.09.

“First Amendment” means the First Amendment, dated as of the First Amendment Effective Date, to this Agreement.

“First Amendment Effective Date” means the “First Amendment Effective Date”, as defined in the First Amendment, which date is April 30, 2020.

“First Lien Intercreditor Agreement” means the Intercreditor Agreement, substantially in the form of Exhibit D-1, with any changes thereto implemented in accordance with the definition of “Acceptable Intercreditor Agreement” or otherwise reasonably agreed by the Administrative Agent and the Required Lenders.

“First Lien Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“First Tier Foreign Subsidiary” means a Foreign Subsidiary whose Equity Interests are directly owned by the Borrower or a Subsidiary Guarantor.

“Fixed Amounts” has the meaning specified in Section 1.13.

“Fixed Incremental Amount” means (i) the greater of $~~5~~650,000,000 and 100% of Consolidated EBITDA as of the last day of the most recently ended Test Period minus (ii) the aggregate outstanding principal amount of all Incremental Facilities, Incremental Equivalent Debt and/or Indebtedness incurred pursuant to Section 7.03(r)(ii)(A), in each case incurred or issued in reliance on this definition.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, any Loan Party or any Restricted Subsidiary with respect to employees outside the United States.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower which is not a Domestic Subsidiary.

“Form 10” means the Form 10 filed by the Borrower with the SEC on March 19, 2018, as such filing may be amended, supplemented or otherwise modified or updated from time to time, and including any separation and distribution agreement, tax matters agreement, employee matters agreement, transition services agreement and/or any other agreement relating to the Spin-Off that is made an exhibit or otherwise attached thereto (as such agreements may be amended, supplemented or otherwise modified from time to time); provided that (x) any such amendment, supplementation, modification or update to the Form 10 (or exhibit or other attachment thereto) does not amend or otherwise modify the Form 10 (or exhibit or other attachment thereto) as of the date hereof in a manner that has a material adverse effect on the Lenders (taken as a whole), in their capacity as such and (y) to the extent such amendments, supplementations, modifications or updates referred to in clause (x) have been posted to the Platform (or publicly filed) and not been objected to by the Required Lenders within three (3) Business Days, such amendments, modifications or updates shall be deemed not to be materially adverse to the Lenders.

“Fourth Amendment” means that certain Fourth Amendment to Credit Agreement, dated as of May 25, 2023, among the Borrower, the 2023 Term B Lenders, the other Lenders party thereto and the Administrative Agent.

“Fourth Amendment Closing Date” has the meaning assigned to the term “Fourth Amendment Closing Date” in the Fourth Amendment.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Fee” has the meaning specified in Section 2.03(h).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness of the Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided that (A) if the Borrower notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Initial Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (B) at any time after the Initial Closing Date, the Borrower may elect, upon notice to the Administrative Agent, to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided herein), including as to the ability of the Borrower or the Required Lenders to make an election pursuant to clause (A) of this proviso, (C) any election made pursuant to clause (B) of this proviso, once made, shall be irrevocable, (D) any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP and (E) the Borrower may only make an election pursuant to clause (B) of this proviso if it also elects to report any subsequent financial reports required to be made by the Borrower, including pursuant to Sections 6.01(a) and (b), in IFRS.

“Governmental Authority” means any nation or government, any state, provincial, country, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee Obligations” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee Obligations” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Initial Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantees” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”  For avoidance of doubt, the Borrower in its sole discretion may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute and deliver to the Administrative Agent a Guaranty Supplement (as defined in the Guaranty), and any such Restricted Subsidiary shall thereafter be a Guarantor, Loan Party and Subsidiary Guarantor hereunder for all purposes and shall comply with the Collateral and Guarantee Requirement; provided that with respect to any Restricted Subsidiary that is a Foreign Subsidiary, the jurisdiction of such Subsidiary shall be reasonably satisfactory to the Administrative Agent; it being understood and agreed that the United States or any jurisdiction thereof, the Netherlands, Luxembourg, the United Kingdom, and in each case any jurisdiction, state or subdivision of the foregoing, shall be deemed reasonably satisfactory to the Administrative Agent.

“Guaranty” means, collectively, (a) the Guaranty substantially in the form of Exhibit E and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.10.

“Hazardous Materials” means all explosive or radioactive substances or wastes, and all other chemicals, pollutants, contaminants, substances or wastes of any nature regulated pursuant to any Environmental Law due to their hazardous, toxic, dangerous or deleterious characteristics, including petroleum or petroleum distillates, friable asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and toxic mold.

“Hedge Bank” means any Person that is a Lender, Arranger or Agent or an Affiliate of the foregoing (x) at the time it enters into (including by way of novation) a Swap Contract (regardless of whether such Person subsequently ceases to be a Lender, Arranger or Agent or an Affiliate of the foregoing) or (y) as of the Initial Closing Date (regardless of whether such Person subsequently ceases to be a Lender, Arranger or Agent or an Affiliate of the foregoing) and that is a party to a Swap Contract in existence on the Initial Closing Date with Parent, a Loan Party or any Restricted Subsidiary (and, with respect to any Swap Contract with Parent, as such Swap Contract is novated to a Loan Party or any Restricted Subsidiary), in its capacity as a counterparty to such Swap Contract.

“Holdings” has the meaning specified in Section 8.06.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“IFRS” means International Financial Reporting Standards as adopted in the European Union.

“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Borrower that has been designated by the Borrower in writing to the Administrative Agent as an “Immaterial Subsidiary” for purposes of this Agreement (and not redesignated as a Material Subsidiary as provided below), provided that (a) for purposes of this Agreement, at the time of such designation the Consolidated Total Assets of all Immaterial Subsidiaries (other than Foreign Subsidiaries and Unrestricted Subsidiaries) at the last day of the most recent Test Period shall not equal or exceed 5.0% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries at such date, (b) the Borrower shall not designate any new Immaterial Subsidiary if such designation would not comply with the provisions set forth in clause (a) above, and (c) if the Consolidated Total Assets of all Restricted Subsidiaries so designated by the Borrower as “Immaterial Subsidiaries” (and not redesignated as “Material Subsidiaries”) shall at any time exceed the limits set forth in clause (a) above, then all such Restricted Subsidiaries shall be deemed to be Material Subsidiaries unless and until the Borrower shall redesignate one or more Immaterial Subsidiaries as Material Subsidiaries, in each case in a written notice to the Administrative Agent, and, as a result thereof, the Consolidated Total Assets of all Restricted Subsidiaries still designated as “Immaterial Subsidiaries” do not exceed such limits; and provided further that the Borrower may designate and re-designate a Restricted Subsidiary as an Immaterial Subsidiary at any time, subject to the terms set forth in this definition.

“Impacted Loans” has the meaning specified in Section 3.02.

“Incremental Cap” means

(a)          the Fixed Incremental Amount, plus

(b)         (i) the amount of any optional prepayment of any Term Loan in accordance with Section 2.05(a) and/or the amount of any permanent reduction of any Initial Revolving Credit Commitment and (ii) the amount paid in Cash in respect of any reduction in the outstanding amount of any Term Loan resulting from any assignment of such Term B Loan to (and/or purchase of such Term B Loan by) the Borrower and/or any of its Restricted Subsidiaries, and/or application of any “yank-a-bank” provisions, so long as, in the case of any such optional prepayment, assignment and/or purchase, the relevant prepayment or assignment and/or purchase was not funded with the proceeds of any long-term Indebtedness, plus

(c)          an unlimited amount so long as, in the case of this clause (c), after giving effect to the relevant Incremental Facility, (i) if such Incremental Facility is secured by a Lien on the Collateral that is pari passu with the Lien securing the Obligations on a first lien basis, the First Lien Leverage Ratio does not exceed 3.00:1.00 (or, to the extent such Incremental Facility is incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the greater of 3.50:1.00 and the First Lien Leverage Ratio at the end of the most recently ended Test Period), (ii) if such Incremental Facility is secured by a Lien on the Collateral that is junior to the Lien securing the Secured Obligations (as defined in the Security Agreement) that are secured on a first lien basis, the Secured Leverage Ratio does not exceed 4.50:1.00 (or, to the extent such Incremental Facility is incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the greater of 4.50:1.00 and the Secured Leverage Ratio at the end of the most recently ended Test Period) or (iii) if such Incremental Facility is unsecured, either at the Borrower’s option (A) the Total Leverage Ratio does not exceed 4.50:1.00 (or, to the extent such Incremental Facility is incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the greater of 4.50:1.00 and the Total Leverage Ratio at the end of the most recently ended Test Period) or (B) the Interest Coverage Ratio is not less than 2.00:1.00, for the most recently ended Test Period (or, to the extent such Incremental Facility is incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the lesser of 2.00:1.00 and the Interest Coverage Ratio at the end of the most recently ended Test Period), in each case described in this clause (c), calculated on a Pro Forma Basis, including the application of the proceeds thereof (without “netting” the cash proceeds of the applicable Incremental Facility on the consolidated statement of financial position of the Borrower and its Restricted Subsidiaries), and in the case of any Incremental Revolving Credit Commitments, assuming a full drawing of such Incremental Revolving Commitments;

provided that:

(x)         Incremental Facilities and Incremental Equivalent Debt may be incurred under one or more of clauses (a) through (c) of this definition as selected by the Borrower in its sole discretion,

(y)         if Incremental Facilities or Incremental Equivalent Debt are intended to be incurred under clause (c) of this definition and any other clause of this definition in a single transaction or series of related transactions, (A) incurrence of the portion of such Incremental Facilities or Incremental Equivalent Debt to be incurred under clause (c) of this definition shall first be calculated without giving effect to any Incremental Facilities or Incremental Equivalent Debt to be incurred under all other clauses of this definition, but giving full pro forma effect to the use of proceeds of all such Incremental Facilities or Incremental Equivalent Debt and related transactions, and (B) thereafter, incurrence of the portion of such Incremental Facilities or Incremental Equivalent Debt to be incurred under such other applicable clauses of this definition shall be calculated, and

(z)          any portion of Incremental Facilities or Incremental Equivalent Debt incurred under clauses (a) and (b) of this definition may be reclassified, as the Borrower elects from time to time, as incurred under clause (c) of this definition if such portion of Incremental Facilities or Incremental Equivalent Debt could at such time be incurred under clause (c) of this definition on a pro forma basis; provided, that upon delivery of any financial statements pursuant to Section 6.01 following the initial incurrence of such Incremental Facilities or Incremental Equivalent Debt under clauses (a) and (b) of this definition, if such Incremental Facilities or Incremental Equivalent Debt could, based on any such financial statements, have been incurred under clause (c) of this definition, then such Incremental Facilities or Incremental Equivalent Debt shall automatically be reclassified as incurred under the applicable provision of clause (c) above.  Once such Incremental Facilities or Incremental Equivalent Debt is reclassified in accordance with the preceding sentence, it shall not further be reclassified as incurred under the original basket pursuant to which such item was originally incurred.

“Incremental Equivalent Debt” means Indebtedness incurred by the Loan Parties in the form of senior secured or unsecured notes or loans or junior secured or unsecured notes or loans and/or commitments in respect of any of the foregoing issued, incurred or implemented in lieu of loans under an Incremental Facility; provided, that:

(a)          the aggregate outstanding amount thereof shall not exceed the Incremental Cap (as in effect at the time of determination, including giving effect to any reclassification on or prior to such date of determination),

(b)         except as otherwise agreed by the lenders or holders providing such notes or loans, no Event of Default exists immediately prior to or after giving effect to such notes or loans,

(c)         the Weighted Average Life to Maturity applicable to such notes or loans (other than Inside Maturity Loans) is no shorter than the Weighted Average Life to Maturity of the then-existing Term B Loans (without giving effect to any prepayments thereof),

(d)         the final maturity date with respect to such notes or loans (other than Inside Maturity Loans) is no earlier than the Latest Maturity Date on the date of the issuance or incurrence, as applicable, thereof,

(e)          subject to clauses (c) and (d), may otherwise have an amortization schedule as determined by the Borrower and the lenders providing such Incremental Equivalent Debt,

(f)          in the case of any such Indebtedness in the form of Qualifying Term Loans incurred in reliance on clause (c) of the Incremental Cap, the MFN Provision shall apply,

(g)         if such Incremental Equivalent Debt is secured, such Incremental Equivalent Debt shall be subject to an Acceptable Intercreditor Agreement,

(h)         such Indebtedness shall be in compliance with Section 2.14(b)(v) as if such Indebtedness were incurred thereunder and

(i)           no such Indebtedness may be (x) guaranteed by any Person which is not a Loan Party or (y) secured by any assets other than the Collateral (provided that, in the case of any Incremental Equivalent Debt that is funded into Escrow, such Incremental Equivalent Debt may be secured by the applicable funds and related assets held in Escrow (and the proceeds thereof until such Incremental Equivalent Debt is released from Escrow)).

“Incremental Facilities” has the meaning specified in Section 2.14(a).

“Incremental Facility Amendment” has the meaning specified in Section 2.14(e).

“Incremental Facility Closing Date” has the meaning specified in Section 2.14(e).

“Incremental Revolving Credit Commitments” has the meaning specified in Section 2.14(a).

“Incremental Revolving Increase Lender” has the meaning specified in Section 2.14(e).

“Incremental Term Loans” has the meaning specified in Section 2.14(a).

“Incurrence Based Amounts” has the meaning specified in Section 1.10(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)          all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments to the extent the same would appear as a liability on a balance sheet (excluding footnotes thereto) of such Person in accordance with GAAP;

(b)         the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)          net obligations of such Person under any Swap Contract (with the amount of such net obligations being deemed to be the aggregate Swap Termination Value thereof as of such date);

(d)          all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within thirty (30) days after becoming due and payable, (iii) any other obligation that appears in the liabilities section of the balance sheet of such Person, to the extent (A) such Person is indemnified for the payment thereof by a solvent Person reasonably acceptable to the Administrative Agent or (B) amounts to be applied to the payment therefor are in escrow and (iv) liabilities associated with customer prepayments and deposits);

(e)          indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)          all Attributable Indebtedness;

(g)          all obligations of such Person in respect of Disqualified Equity Interests; and

(h)          all Guarantee Obligations of such Person in respect of any of the foregoing.

provided that (i) in no event shall any obligations under any Swap Contracts be deemed “Indebtedness” for any calculation of the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio or any other financial ratio under this Agreement, (ii) the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith and (iii) the Indebtedness of any person shall, except for purposes of calculating the Interest Coverage Ratio to the extent the interest expense in respect thereof is not covered by proceeds held in Escrow or in connection with any test date of any Limited Condition Transaction or any test related to a subsequent transaction, exclude Indebtedness incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction solely to the extent the proceeds thereof are and continue to be held in an Escrow and are not otherwise made available to such person.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt, (B) in the case of the Borrower and its Restricted Subsidiaries, exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice and (C) exclude (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller and (iii) Indebtedness of any parent company appearing on the balance sheet of the Borrower solely by reason of push down accounting under GAAP.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or in respect of any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise included in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Initial Closing Date” means the earlier of the Revolver Closing Date and the Term Loan Closing Date, or to the extent both occur on the same date, either date.

“Initial Revolving Borrowing” means (i) if Prior Spin-Off does not occur, Letters of Credit that are “rolled over” or issued in order to, among other things, backstop or replace Target Existing Letters of Credit outstanding on the Revolver Closing Date and (ii) if Prior Spin-Off occurs, one or more borrowings of Revolving Credit Loans and/or deemed issuances of Letters of Credit on the Revolver Closing Date.

“Inside Maturity Loans” means (i) any customary bridge facility, so long as the long-term debt into which any customary bridge facility is to be converted satisfies any maturity and weighted average life limitations, (ii) any Customary Term A Loans and/or (iii) other Indebtedness under this clause (iii) in the aggregate amount not to exceed $250,000,000.

“Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated EBITDA for the Test Period then last ended to (ii) the Consolidated Interest Expense (which, solely for purposes of issuances of Disqualified Equity Interests pursuant to Section 7.03(r)(ii)(z), Section 7.03(r)(iii)(z), Section 7.03(aa) or clause (c) of the Incremental Cap as Incremental Equivalent Debt, shall also include the sum of all cash dividend payments (excluding items eliminated in consolidation) to fund any series of Disqualified Equity Interests of the Borrower and its Restricted Subsidiaries on a consolidated basis for such Test Period) for such Test Period.

“Interest Payment Date” means (a) as to any Loan (other than (x) a Base Rate Loan, (y) an Alternative Currency Daily Rate Loan and (z) any Loan that bears interest at a rate based on Daily Simple SOFR), including any Alternative Currency Term Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan, Alternative Currency Term Rate Loan or Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made and (c) as to any Alternative Currency Daily Rate Loan, the last Business Day of each month.

“Interest Period” means

(I) as to each Eurocurrency Rate Loan and Term SOFR Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan or Term SOFR Loan, as applicable, and ending on the date one, two (solely with respect to Eurocurrency Rate Loans), three or six months thereafter (in each case, subject to availability) as selected by the Borrower in its Committed Loan Notice, or such other period that is twelve months, less than one month or such other period as may be requested by the Borrower and in each case, consented to by all the Lenders of such Eurocurrency Rate Loan or Term SOFR Loan; provided that:

(a)          any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan or Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)         any Interest Period pertaining to a Eurocurrency Rate Loan or Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)          no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

Notwithstanding the foregoing, (i) the Borrower may select an initial Interest Period for the Term B Loans ending on the date that is no more than 3 months after the Term Loan Closing Date that is, subject to clause (a) of this definition of “Interest Period,” the first Business Day of the first fiscal quarter following the Term Loan Closing Date; and (ii) the Borrower may select an initial Interest Period for the Term A Loans ending on the date that is no more than 3 months after the Third Amendment Effective Date that is, subject to clause (a) of this definition of “Interest Period,” the first Business Day of the first fiscal quarter following the Term Loan Closing Date; and

(II)         as to each Alternative Currency Term Rate Loan, the period commencing on the date such Alternative Currency Term Rate Loan is disbursed or converted to or continued as an Alternative Currency Term Rate Loan and ending on the date one, three or six months thereafter (in each case, subject to availability for the interest rate applicable to the relevant currency), as selected by the Borrower in its Committed Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:

(a)          any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of an Alternative Currency Term Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)          any Interest Period pertaining to an Alternative Currency Term Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)          no Interest Period shall extend beyond the applicable maturity date set forth in this Agreement.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee Obligation with respect to any Obligation of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but in each case, without duplication of any adjustments to the amount of Investments permitted under Section 7.02 (other than Section 7.02(y)), net of any return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by S&P, or an equivalent rating by Fitch, Inc.

“IP Rights” has the meaning specified in Section 5.14.

“ISP” means with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Junior Debt” means any third party Indebtedness for borrowed money (excluding any intercompany Indebtedness) that is expressly subordinated in right of payment to the Obligations with an outstanding principal amount in excess of the Threshold Amount.

“Judgment Currency” has the meaning specified in Section 1.08(f).

“Junior Debt Documents” means the agreements governing any Junior Debt.

“JV Entity” means any joint venture of either the Borrower or any of its Restricted Subsidiaries that is not a Subsidiary.

“L/C Advance” means, with respect to each Revolving Credit Lender under the Revolving Credit Facility, such Lender’s funding of its participation in any relevant L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Credit Borrowing under the Revolving Credit Facility.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Commitment” means, as to any L/C Issuer, its commitment to issue Letters of Credit, and to amend or extend Letters of Credit previously issued by it, pursuant to Section 2.03, in an aggregate amount at any time outstanding not to exceed (a) in the case of any L/C Issuer party hereto as of the Third Amendment Effective Date, the amount set forth opposite such L/C Issuer’s name on Schedule 2.01 under the heading “Letter of Credit Commitments” and (b) in the case of any Revolving Lender that becomes a L/C Issuer hereunder thereafter, that amount which shall be set forth in the written agreement by which such Lender shall become an L/C Issuer, in each case as the maximum outstanding amount of Letters of Credit to be issued by such L/C Issuer, as such commitment may be changed from time to time pursuant to the terms hereof or with the agreement in writing of such Lender, the Borrower and the Administrative Agent and, in the event such commitment is decreased, the other L/C Issuers. The aggregate L/C Commitments of all the L/C Issuers shall be less than or equal to the Letter of Credit Sublimit at all times.

“L/C Exposure” means, at any time, the sum of (a) the undrawn portion of the Outstanding Amount of all Letters of Credit at such time and (b) the Outstanding Amount of all L/C Borrowings in respect of Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time.  The L/C Exposure of (i) any L/C Issuer under the Revolving Credit Facility shall be the aggregate L/C Exposure in respect of all Letters of Credit issued by that L/C Issuer (other than for purposes of determining such aggregate L/C Exposure for purposes of determining such L/C Issuer’s unused L/C Commitment, net of any participations by other Revolving Credit Lenders in such Letters of Credit) and (ii) any Revolving Credit Lender under the Revolving Credit Facility at any time shall be the aggregate amount of all participations by that Lender in the aggregate L/C Exposure at such time which shall be in an amount equal to its Applicable Percentage of the aggregate L/C Exposure at such time.

“L/C Issuer” means, initially, Bank of America, N.A., JPMorgan Chase Bank, N.A., Barclays Bank PLC, Deutsche Bank AG New York Branch, Credit Suisse AG, Cayman Islands Branch, Goldman Sachs Bank USA, Wells Fargo Bank, National Association, Truist Bank (as successor by merger to SunTrust Bank), The Bank of Nova Scotia, MUFG Bank, Ltd. and U.S. Bank National Association, each in its capacity as issuer of Letters of Credit hereunder and each other Revolving Credit Lender reasonably acceptable to each of the Administrative Agent and the Borrower that has entered into a letter of credit issuer agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, in each case, in its capacity as an issuer of Letters of Credit hereunder, together with their respective permitted successors and assigns in such capacity.  Each L/C Issuer may arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the L/C Issuer shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Obligations” means, as at any date of determination, the aggregate maximum amount then available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect of Letters of Credit, including all L/C Borrowings in respect thereof.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.  For all purposes under this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or 3.14 of the ISP, article 29 of the UCP, or any similar provision under the applicable law or the express terms of the Letter of Credit, the “Outstanding Amount” of such Letter of Credit shall be deemed to be the amount so remaining available to be drawn.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Extended Revolving Credit Commitment, Additional Revolving Credit Commitment, Extended Term Loan or Incremental Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCT Provisions” means the provisions of Section 1.10.

“Lead Arrangers” means, (i) with respect to the 2018 Term B Facility, Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), Barclays Bank PLC, Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA, Wells Fargo Securities, LLC, Truist Securities, Inc. (f/k/a SunTrust Robinson Humphrey, Inc.), The Bank of Nova Scotia, MUFG Bank, Ltd. and U.S. Bank National Association, (ii) with respect to the Revolving Credit Facility, JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement) (or one of its designated affiliates), Barclays Bank PLC, Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA, Wells Fargo Securities, LLC, Truist Securities, Inc. (f/k/a SunTrust Robinson Humphrey, Inc.), The Bank of Nova Scotia, MUFG Bank, Ltd. and U.S. Bank National Association, (iii) with respect to the 2022 Revolving Credit Facility, the 2022 Revolving Facility Arrangers ~~and~~, (iv) with respect to the Term A Loans, the Term A Facility Arrangers and (v) with respect to the 2023 Term B Loans, the 2023 Term B Facility Arrangers, in each case in their capacities as Lead Arrangers under this Agreement.

“Legal Reservations” means (a) the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court and principles of good faith and fair dealing, (b) applicable Debtor Relief Laws, (c) the existence of timing limitations with respect to the bringing of claims under applicable limitation laws and the defenses of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for, or to indemnify a Person against, non-payment of stamp duty may be void, (d) the principle that in certain jurisdictions and under certain circumstances a Lien granted by way of fixed charge may be re-characterized as a floating charge or that security purported to be constituted as an assignment may be re-characterized as a charge, (e) the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void, (f) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant, (g) the principle that the creation or purported creation of collateral over any claim, other right, contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement (or contract or agreement relating to or governing the claim or other right) over which security has purportedly been created, (h) the principle that a court may not give effect to any parallel debt provisions, covenants to pay or other similar provisions, (i) the principle that certain remedies in relation to regulated entities may require further approval from government or regulatory bodies or pursuant to agreements with such bodies, (j) the principles of private and procedural laws which affect the enforcement of a foreign court judgment, (k) similar principles, rights and defenses under the laws of any relevant jurisdiction and (l) any other matters which are set out as qualifications or reservations (however described) in any legal opinion delivered pursuant to the Loan Documents.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires (including, without limitation, for purposes of Sections 3.03 and 10.22), includes any L/C Issuer, and its successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lender Participation Notice” has the meaning specified in Section 2.05(d)(iii).

“Letter of Credit” means any letter of credit issued hereunder (including, in the case of any Existing Letter of Credit, deemed to be issued hereunder).  Each Letter of Credit shall be a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Facility Expiration Date” means, for Letters of Credit under the Revolving Credit Facility, the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the Aggregate Revolving Credit Commitments.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facilities.

“LIBOR” has the meaning assigned to it in the definition of “Eurocurrency Rate”.

“LIBOR Quoted Currency” means Dollars, as long as there is a published LIBOR rate with respect thereto.

“LIBOR Screen Rate” has the meaning assigned to it in the definition of “Eurocurrency Rate”.

“LIBOR Successor Rate” has the meaning assigned to it in the definition of “Eurocurrency Rate”.

“LIBOR Successor Rate Conforming Changes” has the meaning assigned to it in the definition of “Eurocurrency Rate”.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, assignment (by way of security or otherwise), deemed trust, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means any acquisition, including by way of merger, amalgamation or consolidation, by one or more of the Borrower and its Restricted Subsidiaries of any assets, business or Person, the consummation of which is not conditioned on the availability of, or on obtaining, third party acquisition financing.

“Limited Condition Transaction” means (i) a Limited Condition Acquisition or (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Liquidity” means, on any date of determination, an amount equal to the sum of (i) the Unrestricted Cash Amount plus (ii) the aggregate amount of the unused revolving commitments or committed working capital lines available to the Borrower on such date (including the Revolving Commitments then available for Borrowings hereunder).

“Liquidity Covenant” has the meaning specified in Section 7.09(b).

“Liquidity Cure Period” has the meaning specified in Section 7.09(c).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan or a Revolving Credit Loan (including any Incremental Term Loans, any Extended Term Loans, loans made pursuant to any Additional Revolving Credit Commitment, loans made pursuant to Extended Revolving Credit Commitments).

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) each Guaranty, (iv) the Collateral Documents and (v) any Acceptable Intercreditor Agreement that is entered into, in each case as amended.

“Loan Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or other Subsidiary (and prior to the Spin-Off, the Parent) arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other amounts that accrue after the commencement by or against any Loan Party or any other Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts are allowed or allowable in such proceeding.  Without limiting the generality of the foregoing, the Loan Obligations of the Loan Parties under the Loan Documents (and of any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts, in each case, payable by any Loan Party or any other Subsidiary under any Loan Document and (b) the obligation of any Loan Party or any other Subsidiary to reimburse any amount in respect of any of the foregoing that any Agent or Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“Loan Parties” means, collectively, (a) the Borrower and each Subsidiary Guarantor, (b) prior to the consummation of the Spin-Off, solely for purposes of (and to the extent referred to in) Section 4.02 and the Specified Representations, the Parent and (c) at any time prior to the consummation of the Spin-Off, solely for purposes of (and to the extent referred to in) Section 8.01(e), the Parent.

“Local Time” means local time in New York City.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common stock or common equity interests of the Borrower or its direct or indirect parent on the date of the declaration of a Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such common stock or common equity interests on the principal securities exchange on which such common stock or common equity interests are traded for the thirty (30) consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means a material adverse effect on the (a) business, result of operations or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) ability of the Loan Parties (taken as a whole) to perform their payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) rights and remedies of the Agents (acting on behalf of the Lenders) under any Loan Document; provided, that, following the First Amendment Effective Date and prior to the Relief Period Termination Date and solely for purposes of any Request for Credit Extension under the Revolving Credit Facility, the impacts of the COVID-19 pandemic on the operations, business, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, will be disregarded for purposes of determining the accuracy of the representation made in Section 5.05(b) to the extent such event or circumstance has been (a) publicly disclosed by the Borrower in its securities filings (including, without limitation, any Form 10-Q) prior to the First Amendment Effective Date or (b) disclosed in (i) the “Lender Presentation” (and/or any supplements thereto) provided by the Borrower in connection with the First Amendment or (ii) to the extent drafts have been provided to the Administrative Agent for distribution to the Revolving Credit Lenders prior to the First Amendment Effective Date, the Borrower’s earnings release (and related script) or Form 10-Q for the first fiscal quarter of 2020.

“Material Real Property” means any fee owned real property of a Loan Party as of the Initial Closing Date and/or acquired by any Loan Party after the Initial Closing Date and located in the United States with a book value in excess of $20,000,000 (as reasonably determined by the Borrower in good faith as of the Initial Closing Date or, if acquired thereafter, as of the date of such acquisition, as applicable).

“Material Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Borrower that is not an Immaterial Subsidiary (but including, in any case, any Restricted Subsidiary that has been designated as a Material Subsidiary as provided in, or has been designated as an Immaterial Subsidiary in a manner that does not comply with, the definition of “Immaterial Subsidiary”).

“Maturity Date” means (a)(x) with respect to the 2022 Revolving Credit Facility and the Term A Loans, the fifth anniversary of the Third Amendment Effective Date and (y) with respect to any Additional Revolving Credit Commitments or Extended Revolving Credit Commitments, the maturity date applicable to such Additional Revolving Credit Commitments or Extended Revolving Credit Commitments in accordance with the terms hereof ~~and~~,  (b)(x) with respect to 2018 Term B Loans, the seventh year anniversary of the Term Loan Closing Date (the “2018 Term B Loan Maturity Date”) or (y) with respect to any (i) Extended Term Loan, the maturity date applicable to such Extended Term Loan in accordance with the terms hereof or (ii) Incremental Term Loan, the maturity date applicable to such Incremental Term Loan in accordance with the terms hereof and (c) with respect to 2023 Term B Loans, the seventh year anniversary of the Fourth Amendment Closing Date (the “2023 Term B Loan Maturity Date”); provided that if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Tender Condition” has the meaning specified in Section 2.17(b).

“MFN Provision” has the meaning specified in Section 2.14(b).

“Minimum Extension Condition” has the meaning specified in Section 2.15(b).

“Minimum Tender Condition” has the meaning specified in Section 2.17(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds, deeds of hypothecation, security deeds, and mortgages creating and evidencing a Lien on a Mortgaged Property made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Collateral Agent, and any other mortgages executed and delivered pursuant to Section 6.10 and/or Section 6.12, as applicable.

“Mortgage Policies” has the meaning specified in paragraph (f) of the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Property” means each real property owned by any Loan Party, if any, which shall be subject to a Mortgage delivered pursuant to Section 6.10 and/or Section 6.12, as applicable.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the immediately preceding six (6) years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)          with respect to the Disposition of any asset by the Borrower or any Restricted Subsidiary or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any Restricted Subsidiary (excluding any business interruption insurance proceeds)) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents and Indebtedness that is secured by Liens ranking junior to or pari passu with the Liens securing Indebtedness under the Loan Documents), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes and Tax Distributions paid or reasonably estimated to be actually payable in connection therewith (including, for the avoidance of doubt, any income, withholding and other taxes payable as a result of the distribution of such proceeds to the Borrower), (D) [reserved] and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration by the Borrower or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (E) above or if such liabilities have not been satisfied in cash and such reserve is not reversed within 365 days after such Disposition or Casualty Event, the amount of such reserve; provided that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds under this clause (a) unless such net cash proceeds shall exceed $20,000,000 or in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $40,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b)         (i) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, the excess, if any, of (x) the sum of the cash received in connection with such incurrence or issuance over (y) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses incurred by the Borrower or such Restricted Subsidiary (or, in the case of taxes, any member thereof) in connection with such incurrence or issuance and, in the case of Indebtedness of any Foreign Subsidiary of the Borrower, deductions in respect of withholding taxes that are or would otherwise be payable in cash if such funds were repatriated to the United States and (ii) with respect to any Permitted Equity Issuance by any direct or indirect parent of the Borrower, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Borrower.

“Non-Consenting Lender” has the meaning specified in Section 3.06(d).

“Non-Extending Lender” has the meaning specified in Section 3.06(d).

“Non-Loan Party” means any Restricted Subsidiary of the Borrower that is not a Loan Party.

“Non-extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a Term Note or a Revolving Credit Note as the context may require.

“Obligations” means all (x) Loan Obligations, (y) obligations of any Loan Party or any Restricted Subsidiary arising under any Secured Hedge Agreement and (z) Cash Management Obligations; provided that the “Obligations” shall exclude any Excluded Swap Obligations.

“OFAC” has the meaning specified in Section 5.19.

“Offered Loans” has the meaning specified in Section 2.05(d)(iii).

“Organization Documents” means (a) with respect to any corporation or company, the certificate or articles of incorporation, the memorandum and articles of association, any certificates of change of name and/or the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Pari Indebtedness” has the meaning specified in Section 2.05(b)(i).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary Taxes and any other property, intangible, recording or similar Taxes which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, excluding, in each case, any such Tax that is an Other Connection Tax resulting from an Assignment and Assumption or transfer or assignment (other than an assignment pursuant to a request by the Borrower under Section 3.06).

“Outstanding Amount” means (a) with respect to any Loan on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Borrowings as a Revolving Credit Borrowing) occurring on such date; and (b) with respect to any Letter of Credit, Unreimbursed Amount, L/C Borrowing or L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate reasonably determined in good faith by the Administrative Agent or the applicable L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent” has the meaning specified in the recitals hereto.

“Parent’s Existing Indebtedness” means Parent’s Indebtedness under (a) the Credit Agreement dated as of March 24, 2016, among Parent, JPMorgan Chase Bank, N.A. as administrative agent and the other lenders party thereto, (b) the Credit Agreement dated as of March 26, 2015, among Parent, Bank of America, N.A., as administrative agent and the other lenders party thereto, (c) the Credit Agreement dated as of November 21, 2017, among Parent, Bank of America, N.A., as administrative agent and the other lenders party thereto, (d) the 7.375% senior unsecured notes due 2020, (e) the 5.625% senior unsecured notes due 2021, (f) the 4.25% senior unsecured notes due 2022, (g) the 3.90% senior unsecured notes due 2023, (h) the 4.15% senior unsecured notes due 2024, (i) the 5.10% senior unsecured notes due 2025 and (j) the 4.50% senior unsecured notes due 2027.

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six (6) years.

“Permitted Acquisition” has the meaning specified in Section 7.02(j).

“Permitted Debt Exchange” has the meaning specified in Section 2.17(a).

“Permitted Debt Exchange Securities” has the meaning specified in Section 2.17(a).

“Permitted Debt Exchange Offer” has the meaning specified in Section 2.17(a).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests.

“Permitted Liens” means any Liens permitted by Section 7.01.

“Permitted Refinancing” means, with respect to any Person, any modification (other than a release of such Person), refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, and as otherwise permitted under one or more exceptions to Section 7.03, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(f), such modification, refinancing, refunding, renewal or extension (other than any Inside Maturity Loans) has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the earlier of (x) the Indebtedness being modified, refinanced, refunded, renewed or extended and (y) the Latest Maturity Date then in effect, (c) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is secured by a Lien on the Collateral, the Lien securing such Indebtedness as modified, refinanced, refunded, renewed or extended shall not be senior in priority to the Lien on the Collateral securing the Indebtedness being modified, refinanced, refunded, renewed or extended unless such Lien is subordinated to the Lien securing the Obligations or is otherwise permitted ~~hereunder~~under an exception to Section 7.01 and/or an Acceptable Intercreditor Agreement is entered into and, subject to clause (h) of the “Collateral and Guarantee Requirement” shall not be secured by any additional Collateral unless such additional Collateral substantially simultaneously secures the Obligations or the Lien securing such Collateral  is otherwise permitted under ~~this Agreement, (d) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is guaranteed by a Guarantee, such Indebtedness as modified, refinanced, renewed or extended shall not have any additional guarantees unless such additional guarantees are substantially simultaneously provided in respect of the Loans and Commitments under this Agreement and (e~~an exception to Section 7.01, and (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 7.03(c), (i) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Loan Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Loan Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions of such Indebtedness (excluding pricing, call protection, premiums and optional prepayment or redemption terms or covenants or other provisions applicable only to periods after the maturity date of the Loans being refinanced) shall be either, taken as a whole, no more favorable to the lenders providing such Indebtedness, in their capacity as such or be on market terms at the time of the establishment of such Indebtedness (in each case, as reasonably determined by the Borrower) (except for (x) covenants or other provisions applicable only to periods after the latest maturity date of the relevant Loans being refinanced or (y) to the extent any more restrictive covenant or provision is added for the benefit of (A) with respect to any such Indebtedness incurred as term B loans, such covenant or provision is also added for the benefit of each Facility remaining outstanding after the incurrence or issuance of such Indebtedness or (B) with respect to any revolving facility or Customary Term A Loans, such covenant or provision (except to the extent only applicable after the maturity date of the Revolving Credit Facility) is also added for the benefit of the Revolving Credit Facility to the extent it remains outstanding after the incurrence of such Indebtedness; it being understood and agreed that in each such case, no consent of the Administrative Agent and/or any Lender shall be required in connection with adding such covenant or provision); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by a Person who is the obligor of the Indebtedness being so modified, refinanced, refunded, renewed or extended.

“Permitted Sale Leaseback” means any Sale Leaseback consummated by the Borrower or any of its Restricted Subsidiaries after the Term Loan Closing Date (or, to the extent an Acquisition Termination Notice has been sent, the Initial Closing Date) for an aggregate amount for all such Sale Leasebacks not to exceed the greater of (x) $1~~1~~30,000,000 and (y) 20.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period; provided that any such Sale Leaseback not between (a) a Loan Party and another Loan Party or (b) a Restricted Subsidiary that is not a Loan Party and another Restricted Subsidiary that is not a Loan Party must be, in each case, consummated for fair value as determined at the time of consummation in good faith by (i) the Borrower or such Restricted Subsidiary and (ii) in the case of any Sale Leaseback (or series of related Sale Leasebacks) the aggregate proceeds of which exceed the greater of (x) $~~75~~82,000,000 and (y) 12.5% of Consolidated EBITDA as of the last day of the most recently ended Test Period, the board of managers or directors, as applicable, of the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) other than a Foreign Plan, established or maintained by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition or the conversion of any Unrestricted Subsidiary into a Restricted Subsidiary, the period beginning on the date such Permitted Acquisition or conversion is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition or conversion is consummated.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prepayment Asset Sale” means a Disposition under Sections 7.05(l), 7.05(m) and 7.05(n).

“Principal Office” means, for each of the Administrative Agent and each L/C Issuer, such Person’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as such Person may from time to time notify in writing to the Borrower, the Administrative Agent and the L/C Issuers.

“Prior Spin-Off” means the consummation of the Spin-Off prior to the consummation of the Acquisition.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA, (a) the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that is expected to have a continuing impact and (b) additional good faith pro forma adjustments arising out of cost savings initiatives attributable to such transaction and additional costs associated with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrower and its Restricted Subsidiaries, in each case being given pro forma effect, which actions (i) have been taken or (ii) will be taken or implemented within the succeeding eighteen (18) months following such transaction and, in each case, including, but not limited to, (w) reduction in personnel expenses, (x) reduction of costs related to administrative functions, (y) reductions of costs related to leased or owned properties and (z) reductions from the consolidation of operations and streamlining of corporate overhead) taking into account, for purposes of determining such compliance, the historical financial statements of the Acquired Entity or Business or Converted Restricted Subsidiary and the consolidated financial statements of the Borrower and its Restricted Subsidiaries, assuming such Permitted Acquisition or conversion, and all other Permitted Acquisitions or conversions that have been consummated during the period, and any Indebtedness or other liabilities repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, so long as such actions are initiated during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $20,000,000.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder for an applicable period of measurement, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement (as of the last date in the case of a balance sheet item) in such test:  (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Restricted Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, (1) without limiting the application of the Pro Forma Adjustment pursuant to clause (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA” and give effect to events (including cost savings, synergies and operating expense reductions) that are (as determined by the Borrower in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and its Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of “Pro Forma Adjustment” and (2) in connection with any Specified Transaction that is the incurrence of Indebtedness in respect of which compliance with any specified leverage ratio test is by the terms of this Agreement required to be calculated on a Pro Forma Basis, the proceeds of such Indebtedness shall not be netted from Indebtedness in the calculation of the applicable leverage ratio test.

“Proposed Discounted Prepayment Amount” has the meaning specified in Section 2.05(d)(ii).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means, as to the Borrower and its Subsidiaries, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act or any other comparable body of laws, rules or regulations, as companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising by virtue of the listing of the Borrower’s or its direct or indirect parent’s equity or issuance by the Borrower or its Subsidiaries of public debt securities.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Equity Interests” means any Equity Interests of the Borrower that are not Disqualified Equity Interests.

“Qualifying Lenders” has the meaning specified in Section 2.05(d)(iv).

“Qualifying Loans” has the meaning specified in Section 2.05(d)(iv).

“Qualifying Term Loans” means, (x) with respect to 2018 Term B Loans, term loans that are (i) effective prior to the 6 month anniversary of the Term Loan Closing Date, (ii) denominated in Dollars in the form of syndicated term loans (other than customary bridge loans or Customary Term A Loans), secured by the Collateral on a pari passu basis with the Term B Loans in right of payment and with respect to security, (iii) the maturity of which is prior to the date one year after the Term B Loan Maturity Date and (iv) is in an aggregate original principal amount for all term loans incurred with respect to the applicable provision, in excess of $75,000,000~~.~~ and (y) with respect to 2023 Term B Loans, term loans that are (i) effective prior to the 12 month anniversary of the Fourth Amendment Closing Date, (ii) denominated in Dollars in the form of syndicated term loans (other than customary bridge loans or Customary Term A Loans), secured by the Collateral on a pari passu basis with the 2023 Term B Loans in right of payment and with respect to security, (iii) the maturity of which is prior to the date one year after the 2023 Term B Loan Maturity Date and (iv) is in an aggregate original principal amount for all term loans incurred with respect to the applicable provision, in excess of $75,000,000.

“Quotation Date” means, in respect of the determination of the Eurocurrency Rate for any Interest Period for a Eurocurrency Rate Loan, the day that is two Business Days prior to the first day of such Interest Period.

“Rescindable Amount” has the meaning specified in Section 9.18.

“Refinancing” has the meaning specified in the recitals hereto.

“Refinancing Revolving Credit Commitments” means Incremental Revolving Credit Commitments that are designated by a Responsible Officer of the Borrower as “Refinancing Revolving Credit Commitments” in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent on or prior to the date of incurrence.

“Refinancing Term Loans” means Incremental Term Loans that are designated by a Responsible Officer of the Borrower as “Refinancing Term Loans” in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent on or prior to the date of incurrence.

“Register” has the meaning specified in Section 10.07(d).

“Rejection Notice” has the meaning specified in Section 2.05(b)(v).

“Release” means any release, spill, emission, discharge, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching of Hazardous Materials into or through the Environment or into, from or through any building, structure or facility.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Rate” means, with respect to any Loan denominated in (a) Sterling, SONIA and (b) Euros, EURIBOR, as applicable.

“Relief Period RP Amount” has the meaning specified in Section 7.09.

“Relief Period Termination Date” has the meaning specified in Section 7.09.

“Relief Period Termination Restricted Payment” has the meaning specified in Section 7.09.

“Reorganization” means any reorganization of any of the Borrower and/or its Subsidiaries implemented in order to optimize the tax position of such entities or any parent thereof (as reasonably determined by the Borrower in good faith) so long as such reorganization does not materially impair any Guarantee or security interests of the Lenders and is otherwise not materially adverse to the Lenders in their capacity as such, taken as a whole, and after giving effect to such re-structuring, the Loan Parties and their Restricted Subsidiaries otherwise comply with the definition of “Collateral and Guarantee Requirement” and Section 6.10.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Repricing Event” means with respect to the Term B Loans (i) any prepayment or repayment of Term B Loans with the proceeds of, or any conversion of Term B Loans into, any new or replacement tranche of term loans secured on a pari passu basis with the Term B Loans that is broadly syndicated bearing interest with an All-in-Rate less than the All-in-Rate applicable to the Term B Loans prepaid, repaid or replaced and (ii) any amendment (including pursuant to a replacement term loan as contemplated by Section 10.01 and any assignment of Term B Loans pursuant to Section 3.06) to the Term B Loans which reduces the All-in-Rate applicable to any Term B Loans, but in each case of clauses (i) and (ii) excluding in connection with (x) a Transformative Transaction or (y) a Change of Control; provided, that in the cases of clauses (i) and (ii), the primary purpose of such prepayment, repayment or amendment is to reduce the All-In Rate.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Debt Terms” shall mean in respect of any Indebtedness, compliance with (a) Section 2.14(b)(v) (or, in the case of Indebtedness of non-Loan Parties, incurrence on then current market terms (as reasonably determined by the Borrower in good faith)) and other than in the case of Inside Maturity Loans, Sections 2.14(b)(iii) and (iv), in each case, as if such Indebtedness were incurred thereunder and (b) solely in the case of Qualifying Term Loans and only to the extent incurred in reliance on clause (c) of the Incremental Cap, Section 7.03(r)(ii)(B)(x), Section 7.03(r)(iii)(x) or Section 7.03(v)), the MFN Provisions.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate Outstanding Amount of each Lender’s Revolving Credit Exposure being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for all purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, Lenders having more than 50.0% in the aggregate of the Revolving Credit Commitments plus after the termination of the Revolving Credit Commitments under any Revolving Credit Facility, the Revolving Credit Exposure under such Revolving Credit Facility of all Lenders; provided that the Revolving Credit Commitment and the Revolving Credit Exposure of any Defaulting Lender shall be excluded for all purposes of making a determination of Required Revolving Credit Lenders.

“Required Pro Rata Facility Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings in respect of the Term A Loans and Revolving Credit Facility (with the aggregate Outstanding Amount of each Lender’s Revolving Credit Exposure being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for all purposes of making a determination of Required Pro Rata Facility Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, controller or other similar officer of a Loan Party and, as to any document delivered on a Closing Date, any secretary or assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Casualty Event” has the meaning specified in Section 2.05(b)(vi).

“Restricted Disposition” has the meaning specified in Section 2.05(b)(vi).

“Restricted Group” means, collectively, the Borrower and its Restricted Subsidiaries.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the holders of Equity Interests of the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary; it being agreed that, unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of Borrower.

“Retained Declined Proceeds” has the meaning specified in Section 2.05(b)(v).

“Revolver Closing Date” means (i) if Prior Spin-Off occurs, the date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01 and (ii) if Prior Spin-Off does not occur, the date all the conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 10.01.

“Revolving Credit Borrowing” means a borrowing consisting of Revolving Credit Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Term SOFR Loans or Alternative Currency Term Rate Loan, as to which a single Interest Period is in effect.

“Revolving Credit Commitments” means the 2022 Revolving Credit Commitments.

“Revolving Credit Exposure” means, at any time for any Lender, the 2022 Revolving Credit Exposure of such Lender.

“Revolving Credit Facility” means the 2022 Revolving Credit Facility.

“Revolving Credit Lenders” means the 2022 Revolving Credit Lenders.

 “Revolving Credit Loans” means the 2022 Revolving Credit Loans.

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit F-1 hereto with appropriate insertions, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender under the Revolving Credit Facility.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any of its Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Scheduled Unavailability Date” has the meaning specified in Section 3.02(B)(ii).

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means the Intercreditor Agreement, substantially in the form of Exhibit D-2, with any changes thereto implemented in accordance with the definition of an Acceptable Intercreditor Agreement or otherwise reasonably agreed by the Administrative Agent and the Required Lenders.

“Secured Hedge Agreement” means any Swap Contract permitted hereunder that is entered into by and between (a) any Loan Party or any Restricted Subsidiary (or any Person that merges into or becomes a Restricted Subsidiary) designated by the Borrower to the Administrative Agent, and (b) any Hedge Bank; provided that (a) a single notice of a specified Master Agreement shall be deemed to designate all swaps under such Master Agreement as a “Secured Hedge Agreement” and (b) any such designation of a Secured Hedge Agreement shall be irrevocable unless the relevant Hedge Bank consents in writing to such revocation.

“Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Arrangers, the Lenders, L/C Issuers, the Hedge Banks, the Cash Management Banks, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c).

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means, collectively, the Security Agreement executed by the Borrower, the Subsidiary Guarantors and the Collateral Agent on the Initial Closing Date substantially in the form of Exhibit G, as supplemented by any Security Agreement Supplement executed and delivered pursuant to Section 6.10.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Unsecured Notes” means those certain 5.375% Notes due 2026 issued in an aggregate principal amount of $500,000,000 pursuant to that certain First Supplemental Indenture, dated as of April 13, 2018, by and among Wyndham Hotels & Resorts, Inc., as the issuer, Wyndham Worldwide Corporation, as the parent guarantor, and U.S. Bank National Association, as trustee.

“Similar Business” means (a) any businesses, services or activities engaged in by the Borrower or its Subsidiaries on the Initial Closing Date and (b) any businesses, services and activities engaged in by the Borrower or its Subsidiaries that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“SOFR” means the Secured Overnight Financing Rate, as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means 0.10%.

“Sold Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property of such Person is greater than the total amount of debts and liabilities, contingent, subordinated or otherwise, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the liability of such Person on its debts as they become absolute and matured, (iii) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital; provided that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SONIA”  means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters  screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided, however that if such determination date is not a Business Day,  SONIA means such rate that applied on the first Business Day immediately prior thereto.

“SONIA Adjustment” means, with respect to SONIA, 0.0326% per annum.

“SPC” has the meaning specified in Section 10.07(h).

“Specified Acquisition Agreement Representations” means the representations and warranties made by or with respect to the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or the Borrower’s Affiliates) has the right (taking into account any applicable grace or cure provisions) to terminate the Borrower’s (or such Affiliates’) obligations under the Acquisition Agreement, or to decline to consummate the Acquisition (in each case, in accordance with the terms thereof), as a result of a breach of such representations and warranties.

“Specified Asset Sale Proceeds” means the Net Cash Proceeds of any Prepayment Asset Sale not required to be applied to prepay the Term Loans, which Net Cash Proceeds have not otherwise been reinvested in accordance with Section 2.05(b)(ii) or used to prepay any Other Pari Indebtedness.

~~“Specified Debt Proceeds” means Net Cash Proceeds that are received from any incurrence, issuance, offering or placement of Indebtedness incurred in reliance on Section 2.14, Section 7.03(r), Section 7.03(t), Section 7.03(u), Section 7.03(v) or~~ Section 7.03(aa) ~~(including hybrid debt securities and debt securities convertible into equity securities) (other than, for the avoidance of doubt, (i) intercompany indebtedness among the Borrower and its Subsidiaries, (ii) any Loan, (iii) working capital lines, lines of credit or overdraft facilities, (iv) regulatory debt facilities (to the extent and only for so long as the Borrower and its Subsidiaries comply with the material terms of any such facilities) and (v) additional Indebtedness in an aggregate principal amount not exceeding $25,000,000).~~

“Specified Event of Default” means any Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g).

~~“Specified Liquidity Equity Contribution” has the meaning specified in Section 7.09(c).~~

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” as defined in the Commodity Exchange Act (determined prior to giving effect to any applicable keep well, support or other agreement for the benefit of such Guarantor and any and all Guarantees of such Guarantor’s Swap Obligations by other Loan Parties).

“Specified Representations” means the representations and warranties of the Borrower and the Subsidiary Guarantors set forth in Sections 5.01(a), 5.01(b)(ii), 5.02(a) (related to the entering into and performance of the applicable Loan Documents and the incurrence of the extensions of credit thereunder), 5.02(b)(i) (related to the entering into and performance of the applicable Loan Documents and the incurrence of the extensions of credit thereunder), 5.02(b)(ii)(A) (related to the entry into the applicable Loan Documents and the incurrence of the extensions of credit thereunder) solely with respect to the Senior Unsecured Notes, Parent’s existing credit facilities, debt securities and Indebtedness for borrowed money incurred after January 27, 2018 in an aggregate principal amount in excess of $50,000,000 (regardless whether commitments thereunder are drawn or undrawn), 5.04, 5.12, 5.15, 5.16 (subject to the last paragraphs of Section 4.01 and 4.02), 5.18, 5.19, 5.20 (each of Sections 5.19 and 5.20 limited to the use of proceeds of the Loans on the Term Loan Closing Date) and (including for this purpose the Parent) 5.21.

“Specified Transaction” means any Investment, Disposition (including any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower or, any asset sale of a business unit, line of business or division), incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, Incremental Term Loan or Incremental Revolving Credit Commitments that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Spin-Off” has the meaning specified in the recitals hereto.

“Subsidiary” of a Person means a corporation, company, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means, collectively, the Subsidiaries of the Borrower that are Guarantors.

“Successor Company” has the meaning specified in Section 7.04(d).

“Successor Rate” has the meaning specified in the definition of “Alternative Currency Rate”.

“Supplemental Administrative Agent” has the meaning specified in Section 9.13(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey, (v) sufficient for the Title Company to remove all standard survey exceptions from the Mortgage Policy relating to such Mortgaged Property and issue the endorsements of the type required by paragraph (f) of the definition of “Collateral and Guarantee Requirement” and (vi) otherwise reasonably acceptable to the Administrative Agent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined by the Hedge Bank (or the Borrower, if no Hedge Bank is party to such Swap Contract) in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Hedge Bank (or the Borrower, if no Hedge Bank is party to such Swap Contract).

“Target” means La Quinta Holdings Inc., a Delaware corporation and the Retained Subsidiaries (as such term is defined in the Acquisition Agreement).

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Tax Distributions” mean the Restricted Payment permitted pursuant to Section 7.06(g)(i).

“Target Existing Letters of Credit” has the meaning specified in the recitals hereto.

“Taxes” means all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto.

“Term A Facility Arrangers” means BofA Securities, Inc., Barclays Bank PLC, Deutsche Bank ~~AG New York Branch~~Securities Inc., JPMorgan Chase Bank, N.A., U.S. Bank National Association, Wells Fargo Bank, National Association, The Bank of Nova Scotia and Truist Bank.

“Term A Lender” means, at any time, any Lender that has a Term A Commitment or a Term A Loan at such time.

“Term A Loan” means a Loan made pursuant to Section 2.01(c).

“Term A Loan Commitments” means, as to each Term A Lender, its obligation to make a Term A Loan to the Borrower pursuant to Section 2.01(c) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term A Commitment” or in the Assignment and Assumption pursuant to which such Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The initial aggregate amount of the Term A Commitments is $400,000,000.

“Term B Commitments” means, ~~as to each Term B Lender, its obligation to make a Term B Loan to the Borrower pursuant to~~ Section 2.01(a) ~~in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on~~ Schedule 2.01 ~~under the caption “Term B Commitment” or in the Assignment and Assumption pursuant to which such Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The initial aggregate amount of the~~the 2018 Term B Commitments ~~is $1,600,000,000~~and the 2023 Term B Commitments.

“Term B Facility~~” has the meaning specified in the recitals hereto~~Lenders” means, the 2018 Term B Lenders and the 2023 Term B Lenders.

~~“~~Term B Lender~~” means, at any time, any Lender that has a Term B Commitment or a Term B Loan at such time.~~

“Term B Loans” means ~~a~~, the 2018 Term B Loans ~~made pursuant to Section~~and the 2~~.~~0~~1~~23~~(a)~~ Term B Loans.

~~“~~Term B Loan Joinder~~” has the meaning specified in the introductory paragraph to this Agreement.~~

~~“~~Term B Loan Maturity Date~~” has the meaning specified in the definition of “Maturity Date.”~~

“Term Borrowing” means a Borrowing in respect of a Class of Term Loans.

“Term Commitments” means a 2018 Term B Commitment, 2023 Term B Commitments, Term A Commitment or a commitment in respect of any Incremental Term Loans or any combination thereof, as the context may require.

“Term Lenders” means the 2018 Term B Lenders, 2023 Term B Lenders, the Term A Lenders, the Lenders with Incremental Term Loans and the Lenders with Extended Term Loans.

“Term Loan Closing Date” means the date all the conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 10.01.

“Term Loans” means the 2018 Term B Loans, 2023 Term B Loans, the Term A Loans, the Incremental Term Loans and the Extended Term Loans.

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit F-2 hereto with appropriate insertions, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from any Class of Term Loans made by such Term Lender.

“Term SOFR” means

(a)         for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 5:00 p.m. (Local Time) on such determination date, then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b)         for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term of one month commencing that day; provided that if the rate is not published prior to 5:00 p.m. (Local Time) on such determination date, then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business date immediately prior thereto;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) of (b) of this definition would otherwise be less than (x) with respect to Revolving Credit Loans and Term A Loans,  zero, the Term SOFR shall be deemed zero for purposes of this Agreement and (y) with respect to 2023 Term B Loans, zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term administered by CME (or any successor administrator reasonably satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or 6.01(b).

“Third Amendment Effective Date” has the meaning assigned to the term “Third Amendment Effective Date” in the 2022 Pro Rata Facilities Amendment.

“Threshold Amount” means $50,000,000.

“Title Company” means any title insurance company as shall be retained by Borrower to issue the Mortgage Policies and reasonably acceptable to the Administrative Agent.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Outstandings” means, as at any date of determination, the Dollar Equivalent, as applicable, of the sum of the aggregate Outstanding Amount of Revolving Credit Loans and L/C Obligations.

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any Restricted Subsidiary in connection with the Transactions, the Spin-Off, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby in connection therewith.

“Transactions” means, collectively, (i) if Prior Spin-Off does not occur, (a) the funding of the 2018 Term B Loans and, if applicable, the deemed issuance of the Existing Letters of Credit on the Term Loan Closing Date, (b) the Refinancing, (c) the Acquisition, (d) the consummation of any other transactions in connection with the foregoing and (e) the payment of Transaction Expenses; and (ii) if Prior Spin-Off occurs, at any time of determination occurring (a) from and including the Revolver Closing Date to and excluding the Term Loan Closing Date, (1) any Credit Extension made on the Revolver Closing Date under the Revolving Credit Facility, (2) the Spin-Off, (3) the consummation of any other transactions in connection with the foregoing and (4) the payment of Transaction Expenses and (b) thereafter, (1) the funding of the 2018 Term B Loans and other Credit Extensions made on the Term Loan Closing Date, (2) the Refinancing, (3) the Acquisition, (4) the Spin-Off, (5) the consummation of any other transactions in connection with the foregoing and (6) the payment of Transaction Expenses.

“Transformative Transaction” means, any acquisition, disposition or investment by the Restricted Group that either (a) is not permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition, would not provide the Restricted Group with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

“Trigger Date” has the meaning specified in Section 7.09(c).

“Type” means, with respect to a Loan denominated in Dollars, its character as a Base Rate Loan, a Eurocurrency Rate Loan, Alternative Currency Loan or a Term SOFR Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unaudited Financial Statements” means unaudited interim consolidated financial statements for (i) the fiscal quarters ending March 31, 2017, June 30, 2017 and September 30, 2017 and (ii) for each fiscal quarter (other than the fourth fiscal quarter of any fiscal year) subsequent to September 30, 2017 and ended at least 45 days prior to the Term Loan Closing Date of the Target, and of the Borrower and its consolidated Subsidiaries.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning specified in Section 3.01.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Cash Amount” means, as to any Person on any date of determination, the amount of (a) unrestricted Cash and Cash Equivalents of such Person whether or not held in an account pledged to the Collateral Agent and (b) Cash and Cash Equivalents of such Person restricted in favor of the Facilities (which may also include Cash and Cash Equivalents securing other Indebtedness secured by a Lien on any Collateral along with the Facilities), in each case as determined in accordance with GAAP; it being understood and agreed that proceeds subject to Escrow shall be deemed to constitute “restricted cash” for purposes of the Unrestricted Cash Amount.

“Unrestricted Subsidiary” means (i) each Subsidiary of the Borrower listed on Schedule 1.01C, (ii) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 6.13 subsequent to the date hereof and (iii) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Valuation Date” means (a) with respect to any Loan, each of the following:  (i) each date of a Borrowing of an Alternative Currency Loan denominated in an Alternative Currency, (ii) each date of a continuation of an Alternative Currency Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by a L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) in the case of all Existing Letters of Credit denominated in Alternative Currencies, the Term Loan Closing Date, and (v) such additional dates as the Administrative Agent or a L/C Issuer shall determine or the Required Lenders shall require.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan, as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02          Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03    Accounting Terms.

(a)          All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)          Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which any Specified Transactions occur or subsequent to such period and prior to or simultaneously with the event for which the calculation is made, the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio and Consolidated EBITDA shall be calculated with respect to such period and such Specified Transactions on a Pro Forma Basis and shall be calculated for the applicable period of measurement (which may, at the Borrower’s election, be the most recently ended twelve months) for which quarterly or fiscal year-end financial statements are internally available, as determined by the Borrower, immediately preceding the date of such event.

(c)          Where reference is made to “the Borrower and its Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than Restricted Subsidiaries.

(d)          In the event that the Borrower (or any parent company) elects to prepare its financial statements in accordance with IFRS and such election results in a change in the method of calculation of financial covenants, standards or terms (collectively, the “Accounting Changes”) in this Agreement, the Borrower, the Lenders and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement (including the levels applicable herein to any computation of the Total Leverage Ratio, the Secured Leverage Ratio and the First Lien Leverage Ratio) so as to reflect equitably the Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed in accordance with GAAP (as determined in good faith by a Responsible Officer of the Borrower) (it being agreed that the reconciliation between GAAP and IFRS used in such determination shall be made available to Lenders) as if such change had not occurred.

SECTION 1.04    Rounding.  Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05    References to Agreements, Laws, Etc.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are ~~permitted~~not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06    Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07    Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08    Exchange Rates; Currency Equivalents Generally.

(a)          The Administrative Agent or each relevant L/C Issuer, as applicable, shall determine the Exchange Rates as of each Valuation Date to be used for calculating Alternative Currency Equivalent and Dollar Equivalent amounts of Credit Extensions and amounts outstanding hereunder denominated in Alternative Currencies.  Such Exchange Rates shall become effective as of such Valuation Date and shall be the Exchange Rates employed in converting any amounts between the applicable currencies until the next Valuation Date to occur.  Except for purposes of financial statements delivered by the Borrower hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be the Dollar Equivalent of such currency as so determined by the Administrative Agent (or, where applicable, each relevant L/C Issuer) at the Exchange Rate as of any Valuation Date.

(b)         Notwithstanding the foregoing, in the case of Loans and Letters of Credit denominated in an Alternative Currency, the Administrative Agent and each relevant L/C Issuer may at periodic intervals (no more frequently than monthly (for both the Administrative Agent and such relevant L/C Issuer), or more frequently during the continuance of an Event of Default) recalculate the aggregate exposure under such Loans and Letters of Credit to account for fluctuations in the Exchange Rate affecting the Alternative Currency in which any such Loans and/or Letters of Credit are denominated.  If, as a result of such recalculation (i) the Total Revolving Outstandings exceed an amount equal to 105% of the Revolving Credit Commitments then in effect, the Borrower will prepay Revolving Credit Loans and, if necessary, Cash Collateralize the outstanding amount of Letters of Credit in the amount necessary to eliminate the excess over the Revolving Credit Commitments then in effect or (ii) the aggregate L/C Obligations exceeds an amount equal to 105% of the Letter of Credit Sublimit, the Borrower will repay Revolving Credit Loans and, if necessary, Cash Collateralize the outstanding amount of Letters of Credit in the amount necessary to eliminate such excess over the Letter of Credit Sublimit.

(c)          Whenever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan, an Alternative Currency Loan or a Term SOFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing, Eurocurrency Rate Loan, Alternative Currency Loan, Term SOFR Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 or a unit being rounded upward), as determined by the Administrative Agent or each relevant L/C issuer, as the case may be.

(d)          For the avoidance of doubt, in the case of a Loan denominated in an Alternative Currency, except as expressly provided herein, all interest and fees shall accrue and be payable thereon based on the actual amount outstanding in such Alternative Currency (without any translation into the Dollar Equivalent thereof).

(e)          If at any time on or following the Initial Closing Date all of the Participating Member States that had adopted the Euro as their lawful currency on or prior to the Initial Closing Date cease to have the Euro as their lawful national currency unit, then the Borrower, the Administrative Agent, and the Lenders will negotiate in good faith to amend the Loan Documents to (a) follow any generally accepted conventions and market practice with respect to redenomination of obligations originally denominated in Euro and (b) otherwise appropriately reflect the change in currency.

(f)          If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be the Exchange Rate.  The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from such Loan Party in the Agreement Currency, such Loan Party each agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable law).

(g)          Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Lien, Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

(h)          For purposes of determining compliance under the covenants herein, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating net income in the Borrower’s annual financial statements delivered pursuant to Section 6.01(a); provided, however, that the foregoing shall not be deemed to apply to the determination of whether Indebtedness is permitted to be incurred hereunder (which shall be subject to clause (i) below).

(i)          For purposes of determining compliance with any restriction on the incurrence of Indebtedness (and related Liens), the Dollar Equivalent of the principal amount of Indebtedness denominated in a foreign currency shall be calculated (i) to the extent the Borrower or its Subsidiaries have entered into a Swap Contract with respect to such Indebtedness, based on the spot rate reflected in such Swap Contract and (ii) with respect to all other Indebtedness, at Borrower’s option, either (x) in a manner consistent with that used in the balance sheet most recently delivered pursuant to Section 6.01(a) or (b) or (y) based on the exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased plus accrued amounts, and any costs, fees and premiums paid in connection therewith.

SECTION 1.09   Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the amount available to be drawn under such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Application related thereto, provides for one or more automatic increases in the amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum amount available to be drawn under such Letter of Credit after giving effect to all such increases, whether or not such maximum amount at such times.

SECTION 1.10    Limited Condition Transactions.

(a)          In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of (i) determining compliance with any provision of this Agreement which requires the calculation of the First Lien Leverage Ratio, the Secured Leverage Ratio, the Total Leverage Ratio, the Interest Coverage Ratio or any other financial ratio; or (ii) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets or Consolidated EBITDA, if any), in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such transaction is permitted hereunder shall be deemed to be the date (the “LCT Test Date”), (x) the definitive agreement for such Limited Condition Transaction is entered into (or, in respect of any transaction described in clause (ii) of the definition of “Limited Condition Transaction,” delivery of irrevocable notice, declaration of dividend or similar event), and not at the time of consummation of such Limited Condition Transaction or (y) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies (or similar law in another jurisdiction), the date on which a “Rule 2.7 announcement” of a firm intention to make an offer (or equivalent announcement in another jurisdiction) (a “Public Offer”) in respect of a target of such acquisition, and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent test period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.

(b)         For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated Total Assets or Consolidated EBITDA on a consolidated basis or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken; provided that if such ratios or baskets improve as a result of such fluctuations, such improved ratios and/or baskets may be utilized.  If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires (or, if applicable, the irrevocable notice, declaration of dividend or similar event is terminated or expires or, as applicable, the offer in respect of a Public Offer for, such acquisition is terminated) without consummation of such Limited Condition Acquisition, any such ratio or basket shall be tested by calculating the availability under such ratio or basket on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated (including any incurrence of Indebtedness and any associated Lien and the use of proceeds thereof; provided that Consolidated Interest Expense for purposes of the Interest Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Borrower in good faith).

(c)          In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or Specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default, Event of Default or Specified Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Transaction are entered into.  For the avoidance of doubt, if the Borrower has exercised its option under this Section 1.10, and any Default, Event of Default or Specified Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Transaction were entered into and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default or specified Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

SECTION 1.11    Leverage Ratios.  Notwithstanding anything to the contrary contained herein, for purposes of calculating any leverage ratio herein in connection with the incurrence of any Indebtedness, (a) there shall be no netting of the cash proceeds proposed to be received in connection with the incurrence of such Indebtedness and (b) to the extent the Indebtedness to be incurred is revolving Indebtedness, such incurred revolving Indebtedness (or if applicable, the portion (and only such portion) of the increased commitments thereunder) shall be treated as fully drawn.

SECTION 1.12    Cashless Rolls.  Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Term Loans, any Extended Term Loans, loans made pursuant to any Additional Revolving Credit Commitment, loans made pursuant to Extended Revolving Credit Commitments or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars,” “in immediately available funds,” “in cash” or any other similar requirement.

SECTION 1.13   Certain Calculations and Tests.  Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the same section of any Loan Document that does not require compliance with a financial ratio or test (including, without limitation, pro forma compliance with Section 7.09 hereof (but not actual compliance therewith), any Interest Coverage Ratio, any First Lien Leverage Ratio test, any Secured Leverage Ratio test and/or any Total Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the same section of any Loan Document that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that, for purposes of this Agreement, the Fixed Amounts under such section shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.

SECTION 1.14    Additional Alternative Currencies.

(a)          The Borrower may from time to time request that Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars).  In the case of any such request with respect to the making of Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Credit Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuers.

(b)          Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 15 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, each L/C Issuer, in its or their sole discretion).  In the case of any such request pertaining to Loans, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify each L/C Issuer thereof.  Each Revolving Credit Lender (in the case of any such request pertaining to Loans) or each L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)          Any failure by a Revolving Credit Lender or L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Credit Lender or L/C Issuer, as the case may be, to permit Loans to be made or Letters of Credit to be issued in such requested currency.  If the Administrative Agent and all the Revolving Credit Lenders consent to making Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Loans; and if the Administrative Agent and the L/C Issuers consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances.  If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.14, the Administrative Agent shall promptly so notify the Borrower.

SECTION 1.15    Change of Currency.  Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption.  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro. Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency

ARTICLE II

The Commitments and Credit Extensions

SECTION 2.01    The Loans. Subject to the terms and conditions set forth herein:

(a)         The 2018 Term B Borrowings.  Each 2018 Term B Lender severally agrees to make to the Borrower (including by way of conversion) a single loan denominated in Dollars in a principal amount equal to such 2018 Term B Lender’s 2018 Term B Commitment on the Term Loan Closing Date.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  2018 Term B Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b)        The Revolving Credit Borrowings.  Subject to Section 10.24(e) and the other terms and conditions set forth herein, on and after the Third Amendment Effective Date, each 2022 Revolving Credit Lender severally agrees to make (or cause its Applicable Lending Office to make) 2022 Revolving Credit Loans from time to time during the Availability Period for the 2022 Revolving Credit Facility in Dollars or in an Approved Currency in an aggregate principal amount that will not result in such Lender’s 2022 Revolving Credit Exposure exceeding such Lender’s 2022 Revolving Credit Commitment; provided that, after giving effect to the making of any Revolving Credit Loans, in no event shall the Total Revolving Outstandings exceed the Revolving Credit Commitments then in effect.  Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).  Revolving Credit Loans may be Alternative Currency Loans or, if denominated in Dollars, Base Rate Loans or Term SOFR Rate Borrowings, and shall include Conversions and Continuations of Loans, where applicable.

(c)          The Term A Borrowings.  Each Term A Lender severally agrees to make to the Borrower (including by way of conversion) a single loan denominated in Dollars in a principal amount equal to such Term A Lender’s Term A Commitment on the Term A Loan Closing Date.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  Term A Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

(a)          The 2023 Term B Borrowings.  Each 2023 Term B Lender severally agrees to make to the Borrower (including by way of conversion) a single loan denominated in Dollars in a principal amount equal to such 2023 Term B Lender’s 2023 Term B Commitment on the Fourth Amendment Closing Date.  Amounts borrowed under this Section 2.01(d) and repaid or prepaid may not be reborrowed.  2023 Term B Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

SECTION 2.02          Borrowings, Conversions and Continuation of Loans.

(a)           Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans, Alternative Currency Term Rate Loans and Term SOFR Loans shall be made upon the Borrower’s irrevocable notice (which notice may be telephonic if promptly followed by a written notice signed by a Responsible Officer), to the Administrative Agent.  Each such notice must be received by the Administrative Agent not later than (i) 12:00 noon Local Time (A) three (3) Business Days prior to the requested date of any Dollar-denominated Borrowing of, conversion to or continuation of Eurocurrency Rate Loans, Alternative Currency Term Rate Loans or Term SOFR Loans or any conversion of Eurocurrency Rate or Term SOFR Loans to Base Rate Loans (provided that, if such Dollar-denominated Borrowing is an initial Credit Extension of Term B Loans or Term A Loans to be made on the Term Loan Closing Date or Fourth Amendment Closing Date, as applicable, notice must be received by the Administrative Agent not later than a time period prior to the Term Loan Closing Date or Fourth Amendment Closing Date, as applicable, to be agreed between the Borrower and the Administrative Agent) and (B) four (4) Business Days prior to the requested date of any Borrowing of Alternative Currency Term Rate Loans denominated in an Alternative Currency; provided, however, that, in connection with any Revolving Credit Borrowing, if the Borrower wishes to request Alternative Currency Term Rate Loans having an Interest Period other than one, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the requested date of such Revolving Credit Borrowing or continuation of Alternative Currency Term Rate Loans, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., four Business Days prior to the requested date of such Revolving Credit Borrowing or continuation of Alternative Currency Term Rate Loans, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders, (ii) 2:00 p.m. Local Time on the requested date of any Borrowing of Base Rate Loans.  Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans, Alternative Currency Term Rate Loans and Term SOFR Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof.  Except as provided in Section 2.03(c), each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof.  Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, Alternative Currency Term Rate Loans or Term SOFR Loans, (ii) in the case of any Revolving Credit Borrowing, the Approved Currency for the requested Borrowing, (iii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iv) the Class, currency and principal amount of Loans to be borrowed, converted or continued, (v) in the case of Loans in Dollars, the Type of Loans to be borrowed or to which existing Loans are to be converted, (vi) if applicable, the duration of the Interest Period with respect thereto and (vii) the account of the Borrower to be credited with the proceeds of such Borrowing.  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice with respect to a Borrowing in Dollars or fails to give a timely notice requesting a conversion or continuation with respect to a Borrowing in Dollars, then the applicable Loans shall be made or continued as, or converted to Eurocurrency Rate Loans or Term SOFR Loans, as applicable, with an Interest Period of one (1) month (subject to the definition of “Interest Period”).  Any such automatic conversion or continuation shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans and Term SOFR Loans. If the Borrower fails to give a timely notice requesting a conversion or continuation with respect to a Borrowing in an Alternative Currency, then it will be deemed to have requested a conversion or continuation for an Interest Period of one (1) month. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.  For the avoidance of doubt, the Borrower and Lenders acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan. Notwithstanding anything contained in this clause (a) to the contrary, for purposes of a Revolving Credit Borrowing of Alternative Currency Loans, or a continuation of an Alternative Currency Term Rate Loan, the Borrower shall use the Committed Loan Noticed attached in the form of Exhibit B-2.

(b)         Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a).  In the case of each Borrowing, each Appropriate Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent by wire transfer in immediately available funds at the Administrative Agent’s Principal Office not later than 1:00 p.m. Local Time for Eurocurrency Rate Loans, Alternative Currency Term Rate Loans and Term SOFR Loans and 3:00 p.m. Local Time for Base Rate Loans on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.01 or 4.02 and, in the case of a Credit Extension under the Revolving Facility after the Third Amendment Effective Date, Section 4.03, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower maintained with the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied first, to the payment in full of any such L/C Borrowings and second, to the Borrower as provided above.

(c)          Except as otherwise provided herein, a Eurocurrency Rate Loan, Alternative Currency Term Rate Loan or Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan, Alternative Currency Term Rate Loan or Term SOFR Loan unless the Borrower pays the amount due, if any, under Section 3.04 in connection therewith.  During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that (i) no Loans may be converted to or continued as Eurocurrency Rate Loans, Alternative Currency Term Rate Loans or Term SOFR Loans and (ii) unless repaid, each Eurocurrency Rate Loan and Term SOFR Loan denominated in Dollars shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto.

(d)         The Administrative Agent shall promptly notify the Borrower and the Appropriate Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans, Alternative Currency Term Rate Loans and Term SOFR Loans upon determination of such interest rate.  The determination of the Eurocurrency Rate, Alternative Currency Term Rate and Term SOFR the  by the Administrative Agent shall be conclusive in the absence of manifest error and the Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Alternative Currency Daily Rate”, “Alternative Currency Term Rate”.

(e)         Anything in clauses (a) through (d) above to the contrary notwithstanding, after giving effect to all Term Borrowings and Revolving Credit Borrowings, all conversions of Term Loans and Revolving Credit Loans from one Type to the other, and all continuations of Term Loans and Revolving Credit Loans as the same Type, there shall not be more than twenty (20) Interest Periods in effect at any time for all Borrowings of Eurocurrency Rate Loans, Alternative Currency Term Rate Loans and Term SOFR Loans plus up to three (3) additional Interest Periods in respect of each Incremental Facility.

(f)          The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g)          For the avoidance of doubt, no conversion or continuation of any Loan pursuant to this Section shall affect the currency in which such Loan is denominated prior to any such conversion or continuation and each such Loan shall remain outstanding denominated in the currency originally issued.

SECTION 2.03          Letters of Credit.

(a)           The Letter of Credit Commitments.

(i)          Subject to Section 10.24(e) and the other terms and conditions set forth herein, (1) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders under the Revolving Credit Facility set forth in this Section 2.03, (x) from time to time on any Business Day following the Third Amendment Effective Date during the Availability Period for the Revolving Credit Facility, to issue Letters of Credit for the account of the Borrower (provided that any Letter of Credit may be for the account of any Subsidiary of the Borrower; provided, further that the Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries, and the Borrower hereby irrevocably agrees to be bound jointly and severally to reimburse the applicable L/C Issuer for amounts drawn on any Letter of Credit issued for the account of any Subsidiary) and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drafts under the Letters of Credit and (2) the Revolving Credit Lenders under the Revolving Credit Facility severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit and no Revolving Credit Lender shall be obligated to participate in any Letter of Credit if immediately after giving effect to such L/C Credit Extension, (w) the Total Revolving Outstandings would exceed the Revolving Credit Commitments then in effect, (x) the sum of the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, would exceed such Lender’s Revolving Credit  Commitment, (y) the aggregate L/C Exposure would exceed the Letter of Credit Sublimit or (z) the aggregate L/C Exposure in respect of Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s L/C Commitment.  Letters of Credit shall constitute utilization of the Revolving Credit Commitments.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  It is hereby acknowledged and agreed that each of the letters of credit (including the Target Existing Letters of Credit) described on Schedule 2.03(a) (the “Existing Letters of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued under this Agreement on the Term Loan Closing Date.

(ii)          An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Third Amendment Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Third Amendment Effective Date and which the L/C Issuer in good faith deems material to it;

(B)         subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the relevant L/C Issuer has approved such expiry date;

(C)         the expiry date of such requested Letter of Credit would occur after the Letter of Credit Facility Expiration Date, unless the relevant L/C Issuer has approved such expiry date (it being understood that the participations of the Revolving Credit Lenders under the Revolving Credit Facility in any undrawn Letter of Credit shall in any event terminate on the Letter of Credit Facility Expiration Date);

(D)        in the case of Letters of Credit, if such Letter of Credit is to be denominated in a currency other than Dollars or an Approved Currency; or

(E)         any Revolving Lender of the applicable Class is at such time a Defaulting Lender, nor shall any L/C Issuer be under any obligation to extend or amend existing Letters of Credit, unless such L/C Issuer has entered into arrangements, including reallocation of such Lender’s Applicable Percentage of the applicable outstanding L/C Obligations pursuant to Section 2.16 or the delivery of Cash Collateral, with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential L/C Exposure (after giving effect to Section 2.16) with respect to such Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential L/C Exposure; or

(F)          the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer or one or more policies of such L/C Issuer applicable to letters of credit in general;

(G)          such Letter of Credit is not a standby letter of credit; or

(H)          such Letter of Credit is in an initial amount less than $10,000.

(iii)         An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv)          The aggregate L/C Commitments of all the L/C Issuers shall be less than or equal to the Letter of Credit Sublimit at all times.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)          Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower hand delivered or facsimiled (or transmitted by electronic communication, if arrangements for doing so have been approved by the L/C Issuer) to the L/C Issuer in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the relevant L/C Issuer not later than 1:00 p.m., Local Time, at least three (3) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion.  In the case of a request for the issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer:  (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof in Dollars and, in the case of Letters of Credit denominated in an Alternative Currency, the Approved Currency thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request.  If requested by the L/C Issuer, the Borrower also shall submit a letter of credit application on the L/C Issuer’s standard form in connection with any request for a Letter of Credit. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii)         The Borrower shall provide the Administrative Agent with a copy of any Letter of Credit Application.  Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage of the Revolving Credit Facility times the amount of such Letter of Credit.

(iii)        If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonextension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Facility Expiration Date; provided that the relevant L/C Issuer shall not permit any such extension if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice on or before the day that is five (5) Business Days before the Non-extension Notice Date from the Administrative Agent or any Revolving Credit Lender under the Revolving Credit Facility, as applicable, or the Borrower that one or more of the applicable conditions specified in Section 4.03 is not then satisfied.

(iv)         Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)          Upon receipt from the beneficiary of any Letter of Credit of any compliant drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof.  On the Business Day immediately following the Business Day on which the Borrower shall have received notice of any payment by an L/C Issuer under a Letter of Credit (or, if the Borrower shall have received such notice later than 1:00 p.m. Local Time on any Business Day, on the second succeeding Business Day) (such date of payment, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing (which reimbursement, in the case of a Letter of Credit denominated in an Alternative Currency, shall be in such Alternative Currency).  If the Borrower fails to so reimburse such L/C Issuer on the Honor Date (or if any such reimbursement payment is required to be refunded to the Borrower for any reason), then the Administrative Agent shall promptly notify the applicable L/C Issuer and each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Applicable Percentage thereof.  In the event that the Borrower does not reimburse the L/C Issuer on the Business Day following the date it receives notice of the Honor Date (or, if the Borrower shall have received such notice later than 1:00 p.m. Local Time on any Business Day, on the second succeeding Business Day), the Borrower shall be deemed to have requested, for the account of the Borrower, a Revolving Credit Borrowing of Base Rate Loans (in the case of any Unreimbursed Amount in respect of a Letter of Credit denominated in Dollars) or Alternative Currency Loans (in the case of any Unreimbursed Amount in respect of a Letter of Credit denominated in an Alternative Currency which Alternative Currency Loans shall be in the same Alternative Currency in which the relevant Letter of Credit is denominated) to be disbursed on such date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, Alternative Currency Loans or Term SOFR Loans, as applicable, nor the conditions set forth in Section 4.03, but subject to the amount of the unutilized portion of the relevant Revolving Credit Commitments in respect of the Revolving Credit Facility.  For the avoidance of doubt, if any drawing occurs under a Letter of Credit and such drawing is not reimbursed on the same day as the day on which it is paid, such drawing shall, without duplication, accrue interest at the rate applicable to Base Rate Loans, Alternative Currency Loans or Term SOFR Loans, as applicable, under the Revolving Credit Facility until the date of reimbursement.

(ii)         Each Revolving Credit Lender of the applicable Class (including any such Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer at the Administrative Agent’s Principal Office for payments in an amount equal to its Applicable Percentage of any Unreimbursed Amount in respect of a relevant Letter of Credit not later than 1:00 p.m., Local Time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan (or, in the case of any Unreimbursed Amount in respect of a Letter of Credit denominated in an Alternative Currency, an Alternative Currency Loan with an interest period of one month denominated in such Alternative Currency) to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the relevant L/C Issuer in accordance with the instructions provided to the Administrative Agent by such L/C Issuer (which instructions may include standing payment instructions, which may be updated from time to time by such L/C Issuer, provided that, unless the Administrative Agent shall otherwise agree, any such update shall not take effect until the Business Day immediately following the date on which such update is provided to the Administrative Agent).

(iii)       With respect to any Unreimbursed Amount in respect of a Letter of Credit that is not fully refinanced by a Revolving Credit Borrowing for any reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in Dollars (with respect to a Dollar denominated Letter of Credit) or in Alternative Currency (with respective to an Alternative Currency denominated Letter of Credit), in each case in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate then applicable to Base Rate Loans under the Revolving Credit Facility or Alternative Currency Loans with an interest period of one month under the Revolving Credit Facility, as applicable.  In such event, each Revolving Credit Lender’s payment under the Revolving Credit Facility to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)        Until each Revolving Credit Lender under the Revolving Credit Facility funds its Revolving Credit Loan under the Revolving Credit Facility or relevant L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any relevant Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Percentage of such amount shall be solely for the account of the relevant L/C Issuer.

(v)          Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or relevant L/C Advances to reimburse an L/C Issuer for amounts drawn under relevant Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing, and shall survive the payment in full of the Obligations and the termination of this Agreement.  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any relevant Letter of Credit, together with interest as provided herein.

(vi)        If any Revolving Credit Lender under the Revolving Credit Facility fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at the Overnight Rate.  A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender under the Revolving Credit Facility (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent demonstrable error.

(vii)       If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender under the Revolving Credit Facility such Lender’s L/C Advance in respect of such payment in accordance with this Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to each Revolving Credit Lender under the Revolving Credit Facility its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(viii)       If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender of the applicable Class shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate.

(d)          Obligations Absolute.  The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)          any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)        the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)         any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)        any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a document that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)          any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Loan Obligations of any Loan Party in respect of such Letter of Credit; or

(vi)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(e)          Role of L/C Issuers.  Each Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders or the Required Revolving Credit Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable decision); or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of documents strictly complying with the terms and conditions of a Letter of Credit (in each case, as determined by a court of competent jurisdiction in a final non-appealable decision).  In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f)         Cash Collateral.  In addition to any other provision under this Agreement requiring Cash Collateral to be provided, (i) if the relevant L/C Issuer has honored any full or partial drawing under any Letter of Credit and such drawing has resulted in an L/C Borrowing for reasons other than the failure of a Revolving Credit Lender to fulfill its obligations under clause (c)(ii) above, (ii) if, as of the Letter of Credit Facility Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) if any Event of Default occurs and is continuing and the Administrative Agent or the Required Revolving Credit Lenders or the Required Lenders, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02(c) or (iv) an Event of Default set forth under Section 8.01(f) or (g) occurs and is continuing, then the Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount plus any accrued or unpaid fees thereon determined as of the date such Cash Collateral is provided).

The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders under the Revolving Credit Facility, a security interest in all such cash, deposit accounts, Cash Collateral Account and all balances therein and all proceeds of the foregoing that secure any of its L/C Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Interest or profits, if any, on such investments shall accumulate in such account for the benefit of the Borrower.  Cash Collateral shall be maintained in accounts satisfactory to the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Credit Lenders under the Revolving Credit Facility and may be invested in readily available Cash Equivalents at its sole discretion.  If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the L/C Exposure, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts specified by the Administrative Agent, an amount equal to the excess of (a) such L/C Exposure over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer.  To the extent the amount of any Cash Collateral exceeds the L/C Exposure plus costs incidental thereto and so long as no other Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower.  If such Event of Default is cured or waived and no other Event of Default is then occurring and continuing, the amount of any Cash Collateral (including any accrued interest thereon) shall be refunded to the Borrower.

(g)          Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent in Dollars for the account of each Revolving Credit Lender under the Revolving Credit Facility in accordance with its Applicable Percentage, a relevant Letter of Credit fee for each relevant Letter of Credit issued on its behalf pursuant to this Agreement equal to the product of (i) the Applicable Rate for relevant Letter of Credit fees and (ii) the daily maximum amount then available to be drawn under such Letter of Credit.  Such letter of credit fees shall be computed on a quarterly basis in arrears.  Such Letter of Credit fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Facility Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(h)          Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers.  The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee (a “Fronting Fee”) in Dollars with respect to each Letter of Credit issued by such L/C Issuer in an amount to be agreed between the Borrower and such L/C Issuer (but in any case, not to exceed 0.125% per annum) of the daily maximum amount then available to be drawn under such Letter of Credit, subject to a minimum Fronting Fee of $500 for each Letter of Credit.  Such Fronting Fees shall be computed on a quarterly basis in arrears.  Such Fronting Fees shall be due and payable on the tenth Business Day (or in the case of Letters of Credit issued by Credit Suisse AG, Cayman Islands Branch, or any of its Affiliates, the first Business Day) after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Facility Expiration Date and thereafter on demand.  In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(i)          Conflict with Letter of Credit Application.  Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(j)           Addition of an L/C Issuer.  A Revolving Credit Lender (or any of its Subsidiaries or affiliates) under the Revolving Credit Facility may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Credit Lender.  The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

(k)          Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit) the rules of the ISP shall be stated therein and apply to each Letter of Credit.

(l)           Indemnification of L/C Issuers.  To the extent not indemnified by the Borrower or any other Loan Party pursuant to Section 10.05, the Revolving Credit Lenders hereby agree to indemnify each L/C Issuer for all Indemnified Liabilities, subject to the terms and limitations set forth in Section 10.05.  Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower for, and no L/C Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the applicable L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

SECTION 2.04          [Reserved].

SECTION 2.05          Prepayments.

(a)          Optional Prepayments.

(i)          The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay any Borrowing of any Class in whole or in part without premium or penalty (except as set forth in Section 2.05(a)(iii)); provided that (1) such notice must be received by the Administrative Agent not later than 1:00 p.m., Local Time (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans or Term SOFR Loans and (B) on the date of prepayment of Base Rate Loans and (2) any prepayment of Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof or, in each case, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurocurrency Rate Loan, Alternative Currency Term Rate Loan or Term SOFR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.04.  Each prepayment of the Loans pursuant to this Section 2.05(a) shall be applied as directed by the Borrower (it being understood and agreed that if the Borrower does not so direct at the time of such prepayment, such prepayment shall be applied to prepay the Term Loans on a pro rata basis across Classes and pro rata among Lenders within each Class in accordance with the respective outstanding principal amounts thereof (which prepayments shall be applied to against the scheduled repayments of Term Loans of the relevant Class under Section 2.07 in direct order of maturity)) and shall be paid to the Appropriate Lenders in accordance with their respective Applicable Percentages.

(ii)          Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(iii)       In the event that, on or prior to the date that is six (6) months after the Term Loan Closing Date, the Borrower (i) makes any prepayment of 2018 Term B Loans in connection with any Repricing Event or (ii) effects any amendment of this Agreement resulting in a Repricing Event, the Borrower shall pay or cause to be paid to the Administrative Agent, for the ratable account of each of the applicable 2018 Term B Lenders, (x) in the case of clause (i), a prepayment premium of 1.00% of the amount of the 2018 Term B Loans being prepaid and (y) in the case of clause (ii), an amount equal to 1.00% of the aggregate amount of the applicable 2018 Term B Loans outstanding immediately prior to such amendment.

(iv)         In the event that, on or prior to the date that is six (6) months after the Fourth Amendment Closing Date, the Borrower (i) makes any prepayment of 2023 Term B Loans in connection with any Repricing Event or (ii) effects any amendment of this Agreement resulting in a Repricing Event, the Borrower shall pay or cause to be paid to the Administrative Agent, for the ratable account of each of the applicable 2023 Term B Lenders, (x) in the case of clause (i), a prepayment premium of 1.00% of the amount of the 2023 Term B Loans being prepaid and (y) in the case of clause (ii), an amount equal to 1.00% of the aggregate amount of the applicable 2023 Term B Loans outstanding immediately prior to such amendment.

(b)          Mandatory Prepayments.

(i)         To the extent the Term Loan Closing Date has occurred, within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a) for the relevant Excess Cash Flow Period, the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans equal to (A) the Excess Cash Flow Percentage of Excess Cash Flow, if any, for the Excess Cash Flow Period covered by such financial statements, minus (B) the sum of

(1) without duplication of amounts deducted pursuant to clause (b)(iii) or (b)(ix) of the definition of Excess Cash Flow, all voluntary prepayments of Term Loans and any other prepayments of Incremental Equivalent Debt and/or other Indebtedness secured by Liens on the Collateral on a pari passu basis or senior basis to the Liens on the Collateral securing the Term B Loans (including in connection with debt buybacks made by the Borrower in an amount equal to the discounted amount actually paid in respect thereof pursuant to Section 2.05(d), Section 10.07 and/or otherwise, and/or application of any “yank-a-bank” provisions), plus

(2) without duplication of amounts deducted pursuant to clause (b)(iii) or (b)(ix) of the definition of Excess Cash Flow, all voluntary prepayments of Revolving Credit Loans to the extent the applicable Revolving Credit Commitments are permanently reduced by the amount of such payments or any voluntary prepayments of revolving loans or other revolving Indebtedness constituting Incremental Equivalent Debt or an Additional Revolving Credit Commitment secured by Liens on the Collateral on a pari passu basis or senior basis to the Liens on the Collateral securing the Revolving Credit Loans to the extent the applicable commitments are permanently reduced by the amount of such payments, plus

(3)  without duplication of amounts deducted pursuant to clauses (b)(ii) or (b)(x) of the definition of Excess Cash Flow, the amount of cash consideration paid by the Borrower and its Restricted Subsidiaries in connection with Capital Expenditures, plus

(4)  without duplication of amounts deducted pursuant to clauses (b)(vii) or (b)(xi) of the definition of Excess Cash Flow, the amount of cash consideration paid by the Borrower and its Restricted Subsidiaries in connection with Investments permitted by Section 7.02 (other than pursuant to Section 7.02(a), (d) or (f)), plus in each case of this Clause (B), during such Excess Cash Flow Period or after the end of such Excess Cash Flow Period and prior to the prepayment date in clause (b)(i) (any such transaction made following the fiscal year end but prior to the making of such prepayment date, an “After Year-End Transaction”), and to the extent such prepayments, expenditures, Investments, Capital Expenditures or acquisitions are not funded with the proceeds of Indebtedness constituting Funded Debt (other than Indebtedness under a revolving facility) or any Cure Amount (such amount, as may be further reduced by applica~~ble~~tion of clause (x) of the proviso hereto, the “Applicable ECF Proceeds”); provided that (w) for the avoidance of doubt, any such After Year-End Transaction expenditures so deducted shall not be deducted in the calculation of any subsequent Excess Cash Flow prepayment for a subsequent Excess Cash Flow Period, (x) to the extent the voluntary prepayments pursuant to clause (B) would reduce the Applicable ECF Proceeds to an amount less than $0, such excess voluntary prepayments may be credited against the Excess Cash Flow Percentage of Excess Cash Flow dollar-for-dollar for the immediately subsequent Excess Cash Flow Period, when taken together with the amounts of any other prepayments required for such Excess Cash Flow Period, (y) if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase any Indebtedness outstanding at such time that is secured by a Lien on the Collateral ranking pari passu with the Lien securing the Term B Loans (such Indebtedness, “Other Pari Indebtedness”) pursuant to the terms of the documentation governing such Indebtedness with the Excess Cash Flow, then the Borrower, at its election, may apply the Applicable ECF Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Pari Indebtedness at such time) and the remaining Excess Cash Flow to the prepayment of such Other Pari Indebtedness and (z) prepayments under this Section 2.05(b) shall only be required if the Applicable ECF Proceeds are in excess of the Excess Cash Flow Threshold and solely to the amount of such Applicable ECF Proceeds in excess thereof; provided, that to the extent so elected by the Borrower, following the consummation of any After Year-End Transaction, ~~(1)~~ the First Lien Leverage Ratio shall be recalculated giving Pro Forma Effect to such After Year-End Transaction as if the transaction was consummated during the fiscal year of the applicable Excess Cash Flow prepayment and the Excess Cash Flow Percentage for purposes of making such Excess Cash Flow prepayment shall be determined by reference to such recalculated First Lien Leverage Ratio ~~and (2) such After Year-End Transaction shall not be applied to the calculation of the First Lien Leverage Ratio in connection with the determination of the Excess Cash Flow Percentage for purposes of any subsequent Excess Cash Flow prepayment.~~.

(ii)       (A)  Subject to Section 2.05(b)(ii)(B), if following the Term Loan Closing Date (x) the Borrower or any of its Restricted Subsidiaries makes any Prepayment Asset Sale, or (y) any Casualty Event occurs, which in the aggregate results in the realization or receipt by the Borrower or such Restricted Subsidiary of Net Cash Proceeds, the Borrower shall make a prepayment, in accordance with Section 2.05(b)(ii)(C), of an aggregate principal amount of Term Loans equal to the Asset Sale Percentage of such excess Net Cash Proceeds realized or received (the “Applicable Asset Sale Proceeds”); provided that (1) no such prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower ~~shall have, on or prior to such date, given written notice to the Administrative Agent of its~~ inten~~t~~ds to utilize in accordance with Section 2.05(b)(ii)(B) and (2) if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase any Other Pari Indebtedness, then the Borrower, at its election, may apply the Applicable Asset Sale Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Pari Indebtedness at such time) and the remaining Net Cash Proceeds so received to the prepayment of such Other Pari Indebtedness.

(B)          With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A)) or any Casualty Event, at the option of the Borrower, the Borrower may reinvest an amount equal to all or any portion of such Net Cash Proceeds in assets useful for its business (other than working capital, except for short term capital assets) and in Permitted Acquisitions and other similar Investments not prohibited hereunder and capital expenditures, in each case, within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds in assets useful for its business within twelve (12) months following receipt thereof, one hundred eighty (180) days after the twelve (12) month period that follows receipt of such Net Cash Proceeds; provided that if any Net Cash Proceeds are not so reinvested by the deadline specified in clause (x) or (y) above, as applicable, or if any such Net Cash Proceeds are no longer intended to be or cannot be so reinvested, any such Net Cash Proceeds shall be applied, in accordance with Section 2.05(b)(ii)(C), to the prepayment of the Term Loans as set forth in this Section 2.05.

(C)          On each occasion that the Borrower must make a prepayment of the Term Loans pursuant to this Section 2.05(b)(ii), the Borrower shall, within five (5) Business Days after the date of realization or receipt of such Net Cash Proceeds in the minimum amount specified above (or, in the case of prepayments required pursuant to Section 2.05(b)(ii)(B), within five (5) Business Days of the deadline specified in clause (x) or (y) thereof, as applicable, or of the date the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested, as the case may be), make a prepayment, in accordance with Section 2.05(b)(v) below, of the principal amount of Term Loans to the extent required by, and subject to the qualifications of, Section 2.05(b)(ii)(A).

(iii)         If the Borrower or any of its Restricted Subsidiaries incurs or issues any (A) Refinancing Term Loans, (B) Indebtedness pursuant to Section 7.03(w) incurred to repay Term Loans or (C) Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds; provided, that, in the case of clauses (A) and (B), such Indebtedness shall be applied to prepay the Class of Term Loans the Borrower elects to be refinanced with the proceeds of such Indebtedness.  If the Borrower obtains any (A) Refinancing Revolving Credit Commitments or (B) Indebtedness pursuant to Section 7.03(w) incurred to replace Revolving Credit Commitments, the Borrower shall, concurrently with the receipt thereof, terminate the Class of Revolving Credit Commitments the Borrower elects to be refinanced pursuant thereto in an equivalent amount pursuant to Section 2.06.

(iv)         Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be~~, unless otherwise specified by the Borrower, applied to the installments thereof in direct order of maturity; provided that any~~ (x) applied ratably to each Class of Term Loans then outstanding (or in the case of a mandatory prepayment pursuant to Section 2.05 ~~shall be applied~~(b)(iii)(A) or (B), to the Class or Classes of Term ~~B~~ Loans or Revolving Credit Commitments designated in writing to the Administrative Agent by the Borrower) on a pro rata basis in accordance with the terms hereof ~~and~~, except to the extent ~~required~~a lesser prepayment is permitted pursuant to the applicable Incremental Facility Amendment or Extension Offer with respect to any applicable Class of Incremental Term Loans or Extended Term Loans, ~~any prepayment of any Term Loans pursuant to this Section 2.05(c) may be applied to any Class of Term Loans as directed by the Borrower, which prepayment may not be directed towards a later maturing Class of Term Loans without at least a pro rata repayment of any earlier maturity Class of Term Loans.  Each~~ (y) unless otherwise specified by the Borrower, applied to the installments thereof in direct order of maturity and (z) such prepayment of any Class of Term Loans shall be paid to the Lenders in accordance with their respective Applicable Percentages subject to clause (v) of this Section 2.05(b).

(v)          The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) and (ii) of this Section 2.05(b) prior to 1:00 p.m. Local Time at least five (5) Business Days ~~on~~prior to the date of such prepayment.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment.  The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Applicable Percentage of the prepayment with respect to any Class of Term Loans.  Each Appropriate Lender may reject all or a portion of its Applicable Percentage of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clause (i) or (ii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. Local Time three (3) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment.  Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Term Loans to be rejected by such Lender.  If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans.  Any Declined Proceeds shall be retained by the Borrower (“Retained Declined Proceeds”).

(vi)        Notwithstanding any other provision of this Section 2.05(b), (i) to the extent that any or all of the Net Cash Proceeds of any Disposition by a Restricted Subsidiary otherwise giving rise to a prepayment pursuant to Section 2.05(b)(ii) (a “Restricted Disposition”), the Net Cash Proceeds of any Casualty Event of a Restricted Subsidiary that is a Foreign Subsidiary (a “Restricted Casualty Event”), or Excess Cash Flow, in each case would be prohibited or delayed by applicable local law from being repatriated to the United States, the realization or receipt of the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be used to repay Term Loans at the times provided in Section 2.05(b)(i) (after determining the amount of Excess Cash Flow required to be used to prepay Term Loans, assuming such amounts are included in the calculation of Excess Cash Flow), or the Borrower shall not be required to make a prepayment at the time provided in Section 2.05(b)(ii) (after determining the amount of Net Cash Proceeds are available from Dispositions), as the case may be, for so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions available under the applicable local law to permit such repatriation), and once repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, an amount equal to such Net Cash Proceeds or Excess Cash Flow permitted to be repatriated (net of additional taxes payable or reserved against as a result thereof) will be promptly (and in any event not later than three (3) Business Days after such repatriation is permitted) taken into account in measuring the Borrower’s obligation to repay the Term Loans pursuant to this Section 2.05(b) to the extent provided herein and (ii) to the extent that the Borrower has reasonably determined in good faith ~~(as set forth in a written notice delivered to the Administrative Agent)~~  that repatriation of any or all of the Net Cash Proceeds of any Restricted Disposition or any Restricted Casualty Event or Excess Cash Flow could reasonably be expected to have an adverse tax consequence (taking into account any foreign tax credit or benefit received in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the amount of the Net Cash Proceeds or Excess Cash Flow so affected shall not be taken into account in measuring the Borrower’s obligation to repay Term Loans pursuant to this Section 2.05(b); provided that, to the extent the situations specified in clauses (i) and/or (ii) are in effect for a period of more than 365 days, the Borrower’s obligations to repay any Term Loans pursuant to Sections 2.05(b)(i) and 2.05(b)(ii) shall expire and no longer be in effect after the expiration of such 365 day period.

(vii)        If for any reason the aggregate Revolving Credit Exposure of all Lenders under any Revolving Credit Facility at any time exceeds the aggregate Revolving Credit Commitments under such Revolving Credit Facility then in effect, the Borrower shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans under such Revolving Credit Facility and/or Cash Collateralize the L/C Obligations under such Revolving Credit Facility in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations under such Revolving Credit Facility pursuant to this Section 2.05(b)(vii) unless after the prepayment in full of the Revolving Credit Loans under such Revolving Credit Facility the aggregate Revolving Credit Exposures under such Revolving Credit Facility exceed the aggregate Revolving Credit Commitments under such Revolving Credit Facility.

(c)          Interest, Funding Losses, Etc.  All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon in the currency in which such Loan is denominated, together with, in the case of any such prepayment of a Eurocurrency Rate Loan, Alternative Currency Term Rate Loan or Term SOFR Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan, Alternative Currency Term Rate Loan or Term SOFR Loan, as applicable, pursuant to Section 3.04.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans, Alternative Currency Term Rate Loans or Term SOFR Loans is required to be made under this Section 2.05, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurocurrency Rate Loan, Alternative Currency Term Rate Loan or Term SOFR Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit with the Administrative Agent in the currency in which such Loan is denominated the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account hereunder until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05.  Such deposit shall constitute cash collateral for the Eurocurrency Rate Loans, Alternative Currency Term Rate Loans or Term SOFR Loans, as applicable, to be so prepaid, provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 2.05.

(d)          Discounted Voluntary Prepayments.

(i)          Notwithstanding anything to the contrary set forth in this Agreement (including Section 2.13) or any other Loan Document, the Borrower shall have the right at any time and from time to time to prepay one or more Classes of Term Loans to the Lenders at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.05(d); provided that (A) no proceeds from Revolving Credit Loans shall be used to consummate any such Discounted Voluntary Prepayment, (B) any Discounted Voluntary Prepayment shall be offered to all Term Lenders of such Class on a pro rata basis, and (C) the Borrower shall deliver to the Administrative Agent, together with each Discounted Prepayment Option Notice, a certificate of a Responsible Officer of the Borrower (1) stating that no Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment, (2) stating that each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.05(d) has been satisfied and (3) specifying the aggregate principal amount of Term Loans of any Class offered to be prepaid pursuant to such Discounted Voluntary Prepayment.

(ii)         To the extent the Borrower seeks to make a Discounted Voluntary Prepayment, the Borrower will provide written notice to the Administrative Agent substantially in the form of Exhibit H hereto (each, a “Discounted Prepayment Option Notice”) that the Borrower desires to prepay Term Loans of one or more specified Classes in an aggregate principal amount specified therein by the Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Loans as specified below.  The Proposed Discounted Prepayment Amount of any Loans shall not be less than $5,000,000.  The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment (A) the Proposed Discounted Prepayment Amount for Loans to be prepaid, (B) a discount range (which may be a single percentage) selected by the Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of the Loans to be prepaid (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment, which shall be at least five Business Days from and including the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii)         Upon receipt of a Discounted Prepayment Option Notice, the Administrative Agent shall promptly notify each applicable Lender thereof.  On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit I hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a purchase price of 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of the Term Loans to be prepaid held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”).  Based on the Acceptable Discounts and principal amounts of the Term Loans to be prepaid specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Borrower, shall determine the applicable discount for such Term Loans to be prepaid (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Borrower if the Borrower has selected a single percentage pursuant to Section 2.05(d)(ii)) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which the Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the Outstanding Amount of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range.  The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans.  Any Lender with outstanding Term Loans to be prepaid whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Loans at any discount to their par value within the Applicable Discount.

(iv)        The Borrower shall make a Discounted Voluntary Prepayment by prepaying those Term Loans to be prepaid (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount, provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent).  If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay all Qualifying Loans.

(v)          Each Discounted Voluntary Prepayment shall be made within five (5) Business Days of the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (but subject to Section 3.04), upon irrevocable notice substantially in the form of Exhibit J hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 1:00 p.m., Local Time, three (3) Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent.  Upon receipt of any Discounted Voluntary Prepayment Notice, the Administrative Agent shall promptly notify each relevant Lender thereof.  If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.  The par principal amount of each Discounted Voluntary Prepayment of a Term Loan shall be applied ratably to reduce the remaining installments of such Class of Term Loans (as applicable).

(vi)       To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.05(d)(ii) above) established by the Administrative Agent and the Borrower, each acting reasonably.

(vii)      Prior to the delivery of a Discounted Voluntary Prepayment Notice, (A) upon written notice to the Administrative Agent, the Borrower may withdraw or modify its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice and (B) no Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment pursuant to any Lender Participation Notice unless the terms of such proposed Discounted Voluntary Prepayment have been modified by the Borrower after the date of such Lender Participation Notice.

(viii)        Nothing in this Section 2.05(d) shall require the Borrower to undertake any Discounted Voluntary Prepayment.

(ix)          Notwithstanding anything herein to the contrary, the Administrative Agent shall be under no obligation to act as manager for any Discounted Voluntary Prepayment and to the extent the Administrative Agent shall choose not to act as manager for any Discounted Voluntary Prepayment, each reference in this Section 2.05(d) to “Administrative Agent” shall be deemed to mean and be a reference to the Person that has been appointed by the Borrower and has agreed to act as the manager for such Discounted Voluntary Prepayment.

SECTION 2.06          Termination or Reduction of Commitments.

(a)          Optional.  The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof and (iii) the Borrower shall not terminate or reduce, (A) the Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Credit Commitments or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of all L/C Obligations would exceed the Letter of Credit Sublimit; provided, further, that, upon any such partial reduction of the Letter of Credit Sublimit, unless the Borrower, the Administrative Agent and the relevant L/C Issuer otherwise agree, the commitment of each L/C Issuer to issue Letters of Credit will be reduced proportionately by the amount of such reduction.  The amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit unless, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit exceeds the amount of the Revolving Credit Facility, in which case such sublimit shall be automatically reduced by the amount of such excess.  Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing, which refinancing shall not be consummated or otherwise shall be delayed.

(b)          Mandatory.  The 2018 Term B Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the making of such Term Lender’s Term Loans pursuant to Section 2.01(a). The Term A Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the making of such Term Lender’s Term Loans pursuant to Section 2.01(c). The 2023 Term B Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the making of such Term Lender’s Term Loans pursuant to Section 2.01(d). The Revolving Credit Commitments shall terminate on the Maturity Date therefor.  The Extended Revolving Credit Commitments and any Additional Revolving Credit Commitments shall terminate on the respective maturity dates applicable thereto.

(c)         Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused Commitments of any Class under this Section 2.06.  Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Applicable Percentage of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.06).  All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.

SECTION 2.07          Repayment of Loans.

(a)          2018 Term B Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the relevant Term Lenders holding 2018 Term B Loans in Dollars (i) on the last Business Day of each March, June, September and December, commencing with the first such date to occur for the second full fiscal quarter after the Term Loan Closing Date, an aggregate amount equal to 0.25% of the initial aggregate principal amount of all 2018 Term B Loans made on the Term Loan Closing Date and (ii) on the Maturity Date for the 2018 Term B Loans, the aggregate principal amount of all 2018 Term B Loans outstanding on such date; provided that payments required by Section 2.07(a)(i) above shall be reduced as a result of the application of prepayments in accordance with Section 2.05.  In the event any Incremental Term Loans or Extended Term Loans are made, such Incremental Term Loans or Extended Term Loans, as applicable, shall be repaid by the Borrower in the amounts and on the dates set forth in the definitive documentation with respect thereto and on the applicable Maturity Date thereof.

(b)          Revolving Credit Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for each Revolving Credit Facility the principal amount of each of its Revolving Credit Loans outstanding on such date under such Revolving Credit Facility.

(c)          Term A Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the relevant Term Lenders holding Term A Loans in Dollars (i) on the last Business Day of each March, June, September and December, commencing with the first such date to occur for the second full fiscal quarter after the Term Loan Closing Date, an aggregate principal amount equal to (i) 0.0% of the initial aggregate principal amount of all Term A Loans made on the Third Amendment Effective Date during the first year following the Third Amendment Effective Date, (ii) 1.25% of the initial aggregate principal amount of all Term A Loans made on the Third Amendment Effective Date during the second and third years following the Third Amendment Effective Date, (iii) 1.875% of the initial aggregate principal amount of all Term A Loans made on the Third Amendment Effective Date during the fourth and fifth years following and (iv) on the Term A Loan Maturity Date, the aggregate principal amount of all Term A Loans outstanding on such date; provided that payments required by Section 2.07(a)(i) above shall be reduced as a result of the application of prepayments in accordance with Section 2.05.

(d)          2023 Term B Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the relevant Term Lenders holding 2023 Term B Loans in Dollars (i) on the last Business Day of each March, June, September and December, commencing with the first such date to occur for the first full fiscal quarter after the Fourth Amendment Closing Date, an aggregate amount equal to 0.25% of the initial aggregate principal amount of all 2023 Term B Loans made on the Fourth Amendment Closing Date and (ii) on the Maturity Date for the 2023 Term B Loans, the aggregate principal amount of all 2023 Term B Loans outstanding on such date; provided that payments required by Section 2.07(d)(i) above shall be reduced as a result of the application of prepayments in accordance with Section 2.05.

SECTION 2.08          Interest.

(a)          Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate, (ii) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate; (iii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iv) each Alternative Currency Daily Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Alternative Currency Daily Rate plus the Applicable Rate; and (v) each Alternative Currency Term Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Alternative Currency Term Rate for such Interest Period plus the Applicable Rate.

(b)          ~~The~~Upon the occurrence and during the continuance of a Specified Event of Default, the Borrower shall pay interest on past due amounts under this Agreement at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand to the fullest extent permitted by and subject to applicable Laws, including in relation to any required additional agreements.

(c)          Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.09          Fees.  In addition to certain fees described in Sections 2.03(g) and (h):

(a)          Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender under the Revolving Credit Facility in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) in Dollars equal to 0.20% per annum on the average daily amount by which the Revolving Credit Commitment of such Revolving Credit Lender under the Revolving Credit Facility exceeds the Revolving Credit Exposure of such Lender under the Revolving Credit Facility.  The Commitment Fee for the Revolving Credit Facility shall accrue at all times from the Third Amendment Effective Date until the Maturity Date for the Revolving Credit Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur for the first full fiscal quarter after the Third Amendment Effective Date, and on the Maturity Date for the Revolving Credit Facility.  The Commitment Fee shall be calculated quarterly in arrears.

(b)          Other Fees.  The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

SECTION 2.10          Computation of Interest and Fees.  All computations of interest for Base Rate Loans and Alternative Currency Loans shall be made on the basis of a year of three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and actual days elapsed, or, in the case of interest in respect of Alternative Currency Loans as to which market practice differs from the foregoing, in accordance with such market practice. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided that any such Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable.  The rates of interest under this Agreement are nominal rates, and not effective rates or yields.  The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

SECTION 2.11          Evidence of Indebtedness.

(a)          The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by one or more entries in the Register.  The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loan Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall be conclusive in the absence of demonstrable error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender or its registered assigns, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)          In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the Register and the accounts and records of any Lender in respect of such matters, the Register shall be conclusive in the absence of demonstrable error.

SECTION 2.12          Payments Generally.

(a)          All payments by the Borrower of principal, interest, fees and other Obligations shall be made (i) with respect to the 2018 Term B Loans, 2023 Term B Loans and Term A Loans in Dollars, and (ii) with respect to the Revolving Credit Commitments and Letters of Credit, in the applicable Approved Currency in which such Obligations are denominated, without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office and in immediately available funds not later than 2:00 p.m., Local Time, on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office.  All payments received by the Administrative Agent after 2:00 p.m., Local Time, shall (in the sole discretion of the Administrative Agent) be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Other than as specified herein, all payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in Dollars.

(b)          If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans, Alternative Currency Term Rate Loans or Term SOFR Loans, as applicable, to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)          Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment on such date in accordance with Section 2.02 and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then

(i)          if the Borrower failed to make such payment, then each of the applicable Lenders severally agree to pay to the Administrative Agent forthwith on demand the portion of such assumed payment that was made available to such Lenders in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lenders to the date such amount is repaid to the Administrative Agent in immediately available funds at the Overnight Rate plus, to the extent reasonably requested in writing by the Administrative Agent, any administrative, processing or similar fees to the extent customarily charged by such Administrative Agent to generally similarly situated borrowers (but not necessarily all such borrowers) in connection with the foregoing; it being understood that nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder; and

(ii)          if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing plus, to the extent reasonably requested in writing by the Administrative Agent, any administrative, processing or similar fees to the extent customarily charged by such Administrative Agent to generally similarly situated borrowers (but not necessarily all such borrowers) in connection with the foregoing.  When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at the interest rate applicable to such Loan.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent demonstrable error.

(d)         If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)          The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make its payment under Section 9.07 are several and not joint.  The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation or to make its payment under Section 9.07.

(f)          Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)        Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04.  If the Administrative Agent receives funds for application to the Loan Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Applicable Percentage of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Loan Obligations then owing to such Lender.

SECTION 2.13          Sharing of Payments.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or its participations in L/C Obligations, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that (x) if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon and (y) the provisions of this Section 2.13 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations to any assignee or participant or the application of Cash Collateral pursuant to, and in accordance with, the terms of this Agreement.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of demonstrable error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Loan Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Loan Obligations purchased.

SECTION 2.14          Incremental Credit Extensions.

(a)          At any time and from time to time, subject to the terms and conditions set forth herein, the Loan Parties may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to increase the amount of Term B Loans of any Class or add one or more additional tranches of term loans (any such Term B Loans or additional tranche of term loans, the “Incremental Term Loans”) and/or one or more increases in the Revolving Credit Commitments under the Revolving Credit Facility (a “Revolving Credit Commitment Increase”) and/or the establishment of one or more new revolving credit commitments (an “Additional Revolving Credit Commitment” and, together any Revolving Credit Commitment Increases, the “Incremental Revolving Credit Commitments”; together with the Incremental Term Loans, the “Incremental Facilities”).  Notwithstanding anything to contrary herein, the aggregate Dollar Equivalent amount of all Incremental Facilities (other than Refinancing Term Loans and Refinancing Revolving Credit Commitments) (determined at the time of incurrence), together with the aggregate principal amount of all Incremental Equivalent Debt and Indebtedness incurred in reliance on Section 7.03(r)(ii)(A), shall not exceed the Incremental Cap.  Each Incremental Facility shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $10,000,000 in case of Incremental Term Loans or $5,000,000 in case of Incremental Revolving Credit Commitments, provided that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability hereunder as set forth above.  Each Incremental Facility shall have the same guarantees as, and to the extent secured, shall be secured only by (and on an equal or junior priority basis with) the Collateral securing, all of the other Loan Obligations under this Agreement (provided that, in the case of any Incremental Facility that is funded into Escrow, such Incremental Facility may be secured by the applicable funds and related assets held in Escrow (and the proceeds thereof) until such Incremental Facility is released from Escrow) ~~and shall be subject to an Acceptable Intercreditor Agreement~~.

(b)          Any Incremental Term Loans (i) ~~for purposes of prepayments, shall be treated substantially the same as (and in any event no more favorably than) the~~shall not be required to participate on a pro rata basis in any voluntary prepayments of the Term Loans; provided, that mandatory prepayments of Incremental Term Loans pursuant to Section 2.05(b) shall be required to be made on a pro rata basis or less than pro rata basis (but not a greater than pro rata basis) with the 2018 Term B Loans and 2023 Term B Loans, (ii) shall have interest rate margins, pricing, discounts, premiums, call protection, rate floors, “most favored nation” provisions, currencies, fees and (subject to clauses (iii) and (iv)) maturity and amortization schedules as determined by the Borrower and the lenders thereunder (provided that, except in the case of  Refinancing Term Loans, if such Incremental Term Loans are Qualifying Term Loans incurred in reliance on clause (c) of the Incremental Cap, the All-In-Rate applicable thereto will not be more than 0.50% per annum higher than the All-In-Rate in respect of the 2018 Term B Loans and/or the 2023 Term B Loans, as applicable, unless the Applicable Rate (and/or, as provided in the proviso below, the Base Rate floor or ~~Eurocurrency Rate~~Term SOFR floor) with respect to the 2018 Term B Loans and/or 2023 Term B Loans, as applicable, is adjusted to be equal to the All-In-Rate applicable to such Indebtedness, minus 0.50% per annum, provided that, unless otherwise agreed by the Borrower in its sole discretion, any increase in All-In-Rate to any 2018 Term B Loan and/or 2023 Term B Loan due to the application or imposition of a Base Rate floor or ~~Eurocurrency Rate~~Term SOFR floor on any such Indebtedness shall be effected solely through an increase in (or implementation of, as applicable) any Base Rate floor or ~~Eurocurrency Rate~~Term SOFR floor applicable to such 2018 Term B Loan and/or 2023 Term B Loan (this proviso to this clause (b)(ii), the “MFN Provision”)), (iii) any Incremental Term Loan (other than Inside Maturity Loans) shall not have a final maturity date earlier than the Maturity Date applicable to the 2018 Term B Loans or 2023 Term B Loans (or in the case of Refinancing Term Loans, the Maturity Date applicable to the Class or Classes of Term Loans being refinanced), (iv) any Incremental Term Loan (other than Inside Maturity Loans) shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the 2018 Term B Loans~~) and (v) shall~~ or 2023 Term B Loans (or in the case of Refinancing Term Loans, the Weighted Average Life to Maturity of the Class or Classes of Term Loans being refinanced) and (v) shall be on terms to be determined by the Borrower and the lenders providing such Incremental Term Loan; provided, that, to the extent such terms are not consistent with the term Loans (except to the extent permitted by clauses (i) through (iv) above, shall be, taken as a whole, no more favorable to the lenders providing such Incremental Facility, in their capacity as such (as reasonably determined by the Borrower) (excluding (x) pricing, rate floors, original issue discounts or call protection, premiums and optional prepayment or redemption terms and (y) (I) covenants or other provisions applicable only to periods after the latest maturity date of the applicable Facility or (II) any more restrictive covenant, to the extent that (A) if such more restrictive covenant is added for the benefit of any Incremental Facility consisting of term loans other than Customary Term A Loans, such covenant (except to the extent only applicable after the maturity date of the 2018 Term B Loans and 2023 Term B Loans) is also added for the benefit of all of the Facilities or (B) if such more restrictive covenant is added for the benefit of any Incremental Facility consisting of a revolving facility or Customary Term A Loans, such covenant (except to the extent only applicable after the maturity date of the Revolving Credit Facility) is also added for the benefit of the Revolving Credit Facility; it being understood and agreed that in each such case of clauses (A) and (B), no consent of any Agent and/or any Lender shall be required in connection with adding such covenant).

(c)          Any Revolving Credit Commitment Increase shall (i) have the same maturity date as the Revolving Credit Commitments under such Revolving Credit Facility that is being increased, (ii) require no scheduled amortization or mandatory commitment reduction prior to the final maturity of the Revolving Credit Commitments and (iii) be on the same terms and pursuant to the same documentation applicable to the Revolving Credit Commitments under such Revolving Credit Facility that is being increased (it being understood that, if required to consummate a Revolving Credit Commitment Increase, the pricing, interest margin, rate floors and commitment fees shall be increased so long as such increases apply to the entire Revolving Credit Facility (provided additional upfront or similar fees may be payable to the Lenders participating in the Revolving Credit Commitment Increase without any requirement to pay such amounts to Lenders holding existing Revolving Credit Commitments)).  Any Additional Revolving Credit Commitments (i) shall have interest rate margins and, subject to clause (ii), have amortization schedules as determined by the Borrower and the lenders thereunder but shall not require scheduled amortization or mandatory commitment reductions prior to the Maturity Date of the Revolving Credit Facility, (ii) other than Inside Maturity Loans, mature no earlier than, and will require no mandatory commitment reduction prior to, the Maturity Date applicable to the Revolving Credit Commitments, (iii) which are Refinancing Revolving Credit Commitments shall not have a final maturity date earlier than the Maturity Date applicable to the Revolving Credit Commitments being refinanced thereby and (iv) shall have the same terms as the Revolving Credit Commitments or such terms as are reasonably satisfactory to the Administrative Agent, it being understood that no consent shall be required from the Administrative Agent for terms and conditions that are more restrictive than the existing Revolving Credit Commitments to the extent that they apply to periods after the Maturity Date applicable to the Revolving Credit Commitments or are otherwise added for the benefit of the Revolving Credit Lenders hereunder (which shall not require the consent of any Revolving Credit Lender or any Agent); provided that to the extent any covenant that is more restrictive than the Financial Covenant is added for the benefit of any Additional Revolving Commitments, such covenant (except to the extent only applicable after the maturity date of each Revolving Credit Facility) is also added for the benefit of each Revolving Credit Facility; it being understood and agreed that in each such case, no consent of any Agent and/or any Lender shall be required in connection with adding such covenant); provided that notwithstanding anything to the contrary in this Section 2.14(c), (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Additional Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the applicable Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Revolving Credit Loans with respect to Additional Revolving Credit Commitments shall be made on a no less than pro rata basis (with respect to borrowings) and a no greater than pro rata basis (with respect to repayments) with all other Revolving Credit Commitments, (2) all Letters of Credit may be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments, (3) the permanent repayment of commitments with respect to, and termination of, Additional Revolving Credit Commitments prior to the Maturity Date applicable to the Revolving Credit Commitments at the time of incurrence of such Additional Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any Class of Revolving Credit Commitments on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Additional Revolving Credit Commitments (and Revolving Credit Loans made thereunder) shall be governed by the same or equivalent assignment and participation provisions applicable to the Revolving Credit Commitments and Revolving Credit Loans.

(d)          [Reserved].

(e)          Each notice from the applicable Loan Party pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans and/or Incremental Revolving Credit Commitments. Any additional bank, financial institution, existing Lender or other Person that elects to extend Incremental Term Loans or Incremental Revolving Credit Commitments shall be reasonably satisfactory to the Borrower and the Administrative Agent (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and such Additional Lender, and, in the case of any Incremental Revolving Credit Commitments, each L/C Issuer.  For the avoidance of doubt, no L/C Issuer is required to act as such for any Additional Revolving Credit Commitments unless they so consent. No Incremental Facility Amendment shall require the consent of any Lenders other than the Additional Lenders with respect to such Incremental Facility Amendment.  No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Credit Commitments, unless it so agrees.  Commitments in respect of any Incremental Term Loans or Incremental Revolving Credit Commitments may become Commitments under this Agreement.  An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.14. The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Additional Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.03 (it being understood that (i) all references to “the date of such Credit Extension” in Section 4.03 shall be deemed to refer to the Incremental Facility Closing Date and (ii) if the proceeds of such Incremental Facility are to be used, in whole or in part, to (x) finance a Permitted Acquisition or other Investment, (1) such incurrence shall be subject to the LCT Provisions and (2) no Specified Event of Default shall exist on the Incremental Facility Closing Date or (y) for any other purpose, no Event of Default shall exist on the Incremental Facility Closing Date).  The proceeds of any Incremental Term Loans will be used for general corporate purposes and any other use not prohibited hereunder. Upon each increase in the Revolving Credit Commitments under any Revolving Credit Facility pursuant to this Section 2.14 that is in the form of a Revolving Credit Commitment Increase, each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Credit Commitment (each, an “Incremental Revolving Increase Lender”) in respect of such Revolving Credit Commitment Increase, and each such Incremental Revolving Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Revolving Credit Lender (including each such Incremental Revolving Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment after giving effect to such Revolving Credit Commitment Increase.  Additionally, if any Revolving Credit Loans are outstanding under a Revolving Credit Facility at the time any Revolving Credit Commitment Increase is implemented under such Revolving Credit Facility, the Revolving Credit Lenders immediately after effectiveness of such Revolving Credit Commitment Increase shall purchase and assign at par such amounts of the Revolving Credit Loans outstanding under such Revolving Credit Facility at such time as the Administrative Agent may require such that each Revolving Credit Lender holds its Applicable Percentage of all Revolving Credit Loans outstanding under such Revolving Credit Facility immediately after giving effect to all such assignments.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this Section 2.14.

SECTION 2.15          Extensions of Term Loans and Revolving Credit Commitments.

(a)          Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of any Class of Term Loans or any Class of Revolving Credit Commitments, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments of the applicable Class) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Credit Commitments of the applicable Class and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings), modifying the amortization schedule in respect of such Lender’s Term Loans and/or modifying any prepayment premium or call protection in respect of such Lender’s Term Loans) (each, an “Extension,” and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a separate Class of Term Loans from the Class of Term Loans from which they were converted, and any Extended Revolving Credit Commitments (as defined below) shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted, it being understood that an Extension may be in the form of an increase in the amount of any outstanding Class of Term Loans or Revolving Credit Commitments otherwise satisfying the criteria set forth below), so long as the following terms are satisfied:

(i)          except as to interest rates, rate floors, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Credit Lender that agrees to an extension with respect to such Revolving Credit Commitment extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Class of Revolving Credit Commitments (and related outstandings); provided that at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three different maturity dates,

(ii)         except as to interest rates, fees, amortization, final maturity date, premium, rate floors, discount, call protection, “most favored nation” provisions, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an extension with respect to such Term Loans extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Class of Term Loans subject to such Extension Offer,

(iii)         the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby, and the maturity of any Extended Term Loans shall not be shorter than the maturity of the Term Loans extended thereby,

(iv)         any Extended Term Loans may participate (x) on a pro rata basis, greater than pro rata or a less than pro rata basis in any voluntary repayments or prepayments hereunder and (y) on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer,

(v)       if the aggregate principal amount of the Class of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments of such Class, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Credit Commitments of such Class, as the case may be, of such Term Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer,

(vi)          all documentation in respect of such Extension shall be consistent with the foregoing, and

(vii)        any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower and no Lender shall be obligated to extend its Term Loans or Revolving Credit Commitments unless it so agrees.

(b)          With respect to all Extensions consummated by the Borrower pursuant to this Section 2.15, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable Classes be tendered.  The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.15 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05, 2.12 and 2.13) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.15.

(c)          No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of any Class of Revolving Credit Commitments, the consent of the relevant L/C Issuer (if such L/C Issuer is being requested to issue letters of credit with respect to the Class of Extended Revolving Credit Commitments).  All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Loan Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Loan Obligations under this Agreement and the other Loan Documents.  The Lenders hereby irrevocably authorize and direct the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new Classes in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes, in each case on terms consistent with this Section 2.15 (and to the extent any such amendment is consistent with the terms of this Section 2.15 (as reasonably determined by the Borrower), the Administrative Agent shall be deemed to have consented to such amendment, and no such consent of the Administrative Agent shall be necessary to have such amendment become effective).

(d)          In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.15; provided that, failure to give such notice shall in no way affect the effectiveness of any amendment entered into to effectuate such Extension in accordance with this Section 2.15.

SECTION 2.16          Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)          the Commitment Fee shall cease to accrue on any of the Revolving Credit Commitments of such Defaulting Lender pursuant to Section 2.09(a);

(b)         the Commitment, Outstanding Amount of Term Loans and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Required Lenders, Required Pro Rata Facility Lenders or the Required Revolving Credit Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.01); provided that any waiver, amendment or modification of a type described in clause (a), (b) or (c) of the first proviso in Section 10.01 that would apply to the Commitments or Loan Obligations owing to such Defaulting Lender shall require the consent of such Defaulting Lender with respect to the effectiveness of such waiver, amendment or modification with respect to the Commitments or Loan Obligations owing to such Defaulting Lender;

(c)           if any L/C Exposure exists at the time a Lender under the Revolving Credit Facility becomes a Defaulting Lender then:

(i)          all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s L/C Exposure does not exceed the total of all non-Defaulting Lenders’ relevant Commitments;

(ii)        if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three (3) Business Days following notice by the Administrative Agent, Cash Collateralize for the benefit of the L/C Issuer only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure and (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.03(f) for so long as such L/C Exposure is outstanding and;

(iii)        if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.03(h) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is Cash Collateralized;

(iv)         if the L/C Exposures of the non-Defaulting Lenders are increased pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.09(a) and 2.03(h) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages;

(v)          if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the L/C Issuer or any other Lender hereunder, all letter of credit fees payable under Section 2.03(h) with respect to such portion of such Defaulting Lender’s L/C Exposure shall be payable to the L/C Issuer until and to the extent that such L/C Exposure is reallocated and/or Cash Collateralized; and

(vi)         subject to Section 10.23, no reallocation pursuant to this Section 2.16 shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(d)          so long as such Lender is a Defaulting Lender under the Revolving Credit Facility, the relevant L/C Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it has received assurances satisfactory to it that non-Defaulting Lenders will cover the related exposure and/or Cash Collateral will be provided by the Borrower in accordance with Section 2.16(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.16(c)(i) (and such Defaulting Lender shall not participate therein).

(e)         In the event that the Administrative Agent, the Borrower and the relevant L/C Issuer each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the relevant L/C Exposures shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Credit Loans of the other Revolving Credit Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Credit Loans in accordance with its Applicable Percentage.

SECTION 2.17          Permitted Debt Exchanges.

(a)         Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than, with respect to any Permitted Debt Exchange Offer that constitutes an offering of securities, any Lender that, if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act)) with outstanding Term Loans of a particular Class, the Borrower may from time to time consummate one or more exchanges of such Term Loans for Indebtedness (in the form of senior secured, senior unsecured, senior subordinated, or subordinated notes or term loans) or Qualified Equity Interests (such Indebtedness or Qualified Equity Interests, “Permitted Debt Exchange Securities” and each such exchange, a “Permitted Debt Exchange”), so long as the following conditions are satisfied:

(i)           each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Term Lenders (other than, (x) with respect to any Permitted Debt Exchange Offer that constitutes an offering of securities, any Lender that, if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act) or (y) any Lender that, if requested by the Borrower, is unable to certify that it can receive the type of Permitted Debt Exchange Securities being offered in connection with such Permitted Debt Exchange) of each applicable Class based on their respective aggregate principal amounts of outstanding Term Loans under each such Class;

(ii)        the aggregate principal amount (calculated on the face amount thereof) of such Permitted Debt Exchange Securities shall not exceed the aggregate principal amount (calculated on the face amount thereof) of Term Loans so refinanced, except by an amount equal to any fees, expenses, commissions, underwriting discounts and premiums payable in connection with such Permitted Debt Exchange;

(iii)        the stated final maturity of such Permitted Debt Exchange Securities is not earlier than the latest Maturity Date for the Class or Classes of Term Loans being exchanged, and such stated final maturity is not subject to any conditions that could result in such stated final maturity occurring on a date that precedes such latest maturity date (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Permitted Debt Exchange Securities upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition shall not be deemed to constitute a change in the stated final maturity thereof);

(iv)        such Permitted Debt Exchange Securities are not required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition) prior to the latest Maturity Date for the Class or Classes of Term Loans being exchanged, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated, including scheduled offers to repurchase) of such Permitted Debt Exchange Securities shall be permitted so long as the Weighted Average Life to Maturity of such Indebtedness shall be longer than the remaining Weighted Average Life to Maturity of the Class or Classes of Term Loans being exchanged;

(v)        no Restricted Subsidiary is a borrower or guarantor with respect to such Indebtedness unless such Restricted Subsidiary is or substantially concurrently becomes a Loan Party;

(vi)         if such Permitted Debt Exchange Securities are secured, such Permitted Debt Exchange Securities are secured on a pari passu basis or junior priority basis to the Obligations and (A) such Permitted Debt Exchange Securities are not secured by any assets not securing the Obligations unless such assets substantially concurrently secure the Obligations and (B) the beneficiaries thereof (or an agent or trustee on their behalf) shall have become party to an Acceptable Intercreditor Agreement with the Collateral Agent;

(vii)      the terms and conditions of such Permitted Debt Exchange Securities (excluding pricing, interest rate margin, rate floors, currencies, “most favored nation” provisions, discount, fees, premium, call protection and optional prepayment or redemption terms or covenants or other provisions applicable only to periods after the Maturity Date of the Class or Classes of Term Loans being exchanged) reflect market terms and conditions at the time of incurrence or issuance; provided that if such Permitted Debt Exchange Securities contain any financial maintenance covenants, such covenants shall not be more restrictive than (or in addition to) those contained in this Agreement (unless such covenants are also added for the benefit of the Lenders under this Agreement, which amendment to add such covenants to this Agreement shall not require the consent of any Lender or Agent hereunder);

(viii)    all Term Loans exchanged under each applicable Class by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), and accrued and unpaid interest on such Term Loans shall be paid to the exchanging Lenders on the date of consummation of such Permitted Debt Exchange, or, if agreed to by the Borrower and the Administrative Agent, the next scheduled Interest Payment Date with respect to such Term Loans (with such interest accruing until the date of consummation of such Permitted Debt Exchange);

(ix)         if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given Class tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans under the relevant Class tendered by such Lenders ratably up to such maximum based on the respective principal amounts so tendered, or, if such Permitted Debt Exchange Offer shall have been made with respect to multiple Classes without specifying a maximum aggregate principal amount offered to be exchanged for each Class, and the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of all Classes tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of all relevant Classes offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans across all Classes subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered;

(x)       all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Administrative Agent; and

(xi)          any applicable Minimum Tender Condition or Maximum Tender Condition, as the case may be, shall be satisfied or waived by the Borrower.

Notwithstanding anything to the contrary herein, no Lender shall have any obligation to agree to have any of its Loans or Commitments exchanged pursuant to any Permitted Debt Exchange Offer.

(b)        With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.17, such Permitted Debt Exchange Offer shall be made for not less than $25,000,000 in aggregate principal amount of Term Loans, provided that subject to the foregoing the Borrower may at its election specify (A) as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered and/or (B) as a condition (a “Maximum Tender Condition”) to consummating any such Permitted Debt Exchange that no more than a maximum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes will be accepted for exchange.  The Administrative Agent and the Lenders hereby acknowledge and agree that the provisions of Sections 2.05, 2.06 and 2.13 do not apply to the Permitted Debt Exchange and the other transactions contemplated by this Section 2.17 and hereby agree not to assert any Default or Event of Default in connection with the implementation of any such Permitted Debt Exchange or any other transaction contemplated by this Section 2.17.

(c)        In connection with each Permitted Debt Exchange, (i) the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof; provided that, failure to give such notice shall in no way affect the effectiveness of any Permitted Debt Exchange consummated in accordance with this Section 2.17 and (ii) the Borrower, in consultation with the Administrative Agent, acting reasonably, shall establish such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.17; provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five (5) Business Days following the date on which the Permitted Debt Exchange Offer is made.  The Borrower shall provide the final results of such Permitted Debt Exchange to the Administrative Agent no later than three (3) Business Days prior to the proposed date of effectiveness for such Permitted Debt Exchange (or such shorter period agreed to by the Administrative Agent in its sole discretion) and the Administrative Agent shall be entitled to conclusively rely on such results.

(d)           The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (i) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (ii) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01          Taxes.

(a)          Except as provided in this Section 3.01, any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Laws (as determined in the good faith discretion of the applicable withholding agent). If any applicable withholding agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document, (i) if such Taxes are Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 3.01), the applicable Lender or Agent (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws, and (iv) as soon as practicable after the date of any such payment by any Loan Party, such Loan Party (or the Borrower) shall furnish to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b)          In addition, and without duplication of any obligation set forth in Section 3.01(a), the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent reimburse it for the payment of, any Other Taxes.

(c)          Without duplication of any amounts paid pursuant to Section 3.01(a) or Section 3.01(b), the Borrower shall jointly and severally indemnify each Agent and each Lender within 10 days of receipt of a written demand thereof for (i) the full amount of Indemnified Taxes (including any Indemnified Taxes imposed or asserted by any jurisdiction in respect of amounts payable under this Section 3.01) payable or paid by such Agent and such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Agent (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or Agent, shall be conclusive absent manifest error.

(d)          If any Lender or Agent determines, in its reasonable discretion, that it has received a refund in respect of any Indemnified Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to this Section 3.01, it shall promptly remit an amount equal to such refund as soon as practicable after it is determined that such refund pertains to Indemnified Taxes (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund) to the Borrower, net of all reasonable out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrower, upon the request of the Lender or Agent, as the case may be, shall promptly return an amount equal to such refund (plus any applicable interest, additions to tax or penalties) to such party in the event such party is required to repay such refund to the relevant Governmental Authority.  Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential).  Notwithstanding anything to the contrary in this Section 3.01(d), in no event will any Lender or Agent be required to pay any amount to any Loan Party pursuant to this Section 3.01(d) the payment of which would place such Lender or Agent in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification or additional amounts and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its Tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any refund or to make available its Tax returns or disclose any information relating to its Tax affairs (or any other information that it deems confidential) or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(e)          Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions), at the Borrower’s expense, to designate another Applicable Lending Office for any Loan or Letter of Credit affected by such event if doing so would reduce or eliminate amounts payable under Section 3.01(a) or (c); provided that such efforts are made on terms that, in the judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (c).

(f)          Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by applicable Laws, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document.  Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any documentation specifically referenced below) expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Without limiting the generality of the foregoing:

(i)           Each Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding;

(ii)          Each Lender that is not a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by applicable Laws or upon the reasonable request of the Borrower or the Administrative Agent), two properly completed and duly signed original copies of whichever of the following is applicable:

(A)        Internal Revenue Service Forms W-8BEN or Form W-8BEN-E, as applicable (or any successor forms), claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(B)          Internal Revenue Service Forms W-8ECI (or any successor forms),

(C)          in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) or the Code, (x) a certificate, in substantially the form of Exhibit K (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no interest payments under any Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business, and (y) Internal Revenue Service Forms W-8BEN or Forms W-8BEN-E, as applicable (or any successor forms),

(D)          to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Lender that has granted a participation), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by an Internal Revenue Service Form W-8ECI, W-8BEN, W-8BEN-E, a United States Tax Compliance Certificate, Internal Revenue Service Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)), or

(E)          any other form prescribed by applicable U.S. federal income tax laws (including the Treasury regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents, together with such supplemental documentation as may be prescribed by applicable laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)         If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Laws and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this Section 3.01(f), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(f).

(g)          The Administrative Agent (or any successor thereto) shall provide the Borrower with, (i) if it is a United States person (as defined in Section 7701(a)(30) of the Code), a duly completed Internal Revenue Service Form W-9 certifying that it is exempt from U.S. federal backup withholding (along with any other tax forms reasonably requested by the Borrower), or (ii) if it is not a United States person, (1) with respect to amounts payable to the Administrative Agent for its own account, a duly completed Internal Revenue Service Form W-8ECI or Form W-8BEN-E, as applicable (along with any other tax forms reasonably requested by the Borrower), and (2) with respect to amounts payable to the Administrative Agent on behalf of a Lender, a duly completed Internal Revenue Service Form W-8IMY (together with any required accompanying documentation), and shall update such forms periodically upon the reasonable request of the Borrower.  Notwithstanding any other provision of this clause (g), the Administrative Agent shall not be required to deliver any form that such Administrative Agent is not legally eligible to deliver.

(h)          For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include any L/C Issuer.

SECTION 3.02          Inability to Determine Rates.  (I) If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof,  (a) (i) the Administrative Agent reasonably determines in good faith that deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a) above, “Impacted Loans”), or (b) the Administrative Agent or the Required Lenders reasonably determine in good faith that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended, (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in this section, the Administrative Agent, in consultation with the Borrower and the Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(II) (A) If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 2.10(b), and the circumstances under clause (i) of Section 2.10(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR  Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.10(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(B)          Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)           adequate and reasonable means do not exist for ascertaining one month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)          CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such  interest periods of Term SOFR after such specific date (the latest date on which one month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent in consultation with the Borrower (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.02(II)(B)(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.02(II) at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent, in consultation with the Borrower, from time to time in its reasonable discretion and may be periodically updated.  For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0.00%, the Successor Rate will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of this Section 3.02, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in U.S. Dollars shall be excluded from any determination of Required Lenders.

SECTION 3.03          Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans, Alternative Currency Term Rate Loans and Term SOFR Loans.

(a)          If any Lender determines that as a result of any Change in Law (including with respect to Taxes), or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan or issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.03(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes indemnifiable under Section 3.01, (ii) Excluded Taxes described in clauses (b) through (e) of the definition of “Excluded Taxes,” (iii) Excluded Taxes described in clause (a) of the definition of “Excluded Taxes” to the extent such Taxes are imposed on or measured by such Lender’s net income or profits (or are franchise Taxes imposed in lieu thereof) or (iv) reserve requirements contemplated by Section 3.03(c)), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.05), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction; provided that in the case of any Change in Law only applicable as a result of the proviso set forth in the definition thereof, such Lender will only be compensated for such amounts that would have otherwise been imposed under the applicable increased cost provisions and only to the extent the applicable Lender is imposing such charges on other generally similarly situated borrowers (but not necessarily all such borrowers) under comparable syndicated credit facilities.

(b)          If any Lender determines that as a result of any Change in Law regarding capital adequacy or liquidity requirements, or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Applicable Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy or liquidity requirements, and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.05), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c)          The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan, Alternative Currency Term Rate Loan and Term SOFR Loan, as applicable, equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of demonstrable error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, Alternative Currency Term Rate Loans and Term SOFR Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days after receipt of such notice.

(d)          Subject to Section 3.05(b), failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.03 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e)         If any Lender requests compensation under this Section 3.03, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Applicable Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 3.03(e) shall affect or postpone any of the Obligations of the Borrower  or the rights of such Lender pursuant to Section 3.03(a), (b), (c) or (d).

SECTION 3.04          Funding Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)          any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan, Alternative Currency Term Rate Loan or Term SOFR Loan on a day other than the last day of the Interest Period for such Loan; or

(b)         any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan (other than a Base Rate Loan) on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.04, each Lender shall be deemed to have funded each Eurocurrency Rate Loan, Alternative Currency Term Rate Loan and Term SOFR Loan made by it at the Eurocurrency Rate, Alternative Currency Term Rate Loan or Term SOFR, as applicable, for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan, Alternative Currency Term Rate Loan or Term SOFR Loan was in fact so funded.  Notwithstanding the foregoing, in connection with any Incremental Term Loans, parties thereto shall endeavor to adjust Interest Periods thereon to minimize amounts payable under this Section with respect thereto.

SECTION 3.05          Matters Applicable to All Requests for Compensation.

(a)          Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of demonstrable error.  In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)          With respect to any Lender’s claim for compensation under Section 3.01, Section 3.02, Section 3.03 or Section 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  If any Lender requests compensation by the Borrower under Section 3.03, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurocurrency Rate Loans, Alternative Currency Term Rate Loans or Term SOFR Loans from one Interest Period to another, or to convert Base Rate Loans into Eurocurrency Rate Loans, Alternative Currency Term Rate Loans or Term SOFR Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.05(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)          If the obligation of any Lender to make or continue any Eurocurrency Rate Loan or Term SOFR Loan from one Interest Period to another, or to convert Base Rate Loans into Eurocurrency Rate Loans or Term SOFR Loans shall be suspended pursuant to Section 3.05(b) hereof, such Lender’s Eurocurrency Rate Loans and Term SOFR Loans denominated in Dollars shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans and Term SOFR Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.03 hereof that gave rise to such conversion no longer exist:

(i)           to the extent that such Lender’s Eurocurrency Rate Loans or Term SOFR Loans denominated in Dollars have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans or Term SOFR Loans, as applicable, shall be applied instead to its Base Rate Loans; and

(ii)          all Loans denominated in Dollars that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans or Term SOFR Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans or Term SOFR Loans shall remain as Base Rate Loans.

(d)       If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.03 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans or Term SOFR Loans denominated in Dollars pursuant to this Section 3.05 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans or Term SOFR Loans, as applicable, made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted to Eurocurrency Rate Loans or Term SOFR Loans, as applicable, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans or Term SOFR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans or Term SOFR Loans, as applicable, and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

SECTION 3.06          Replacement of Lenders under Certain Circumstances.

(a)           If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or Section 3.03 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans, Alternative Currency Term Rate Loans or Term SOFR Loans as a result of any condition described in Section 3.02 or Section 3.03, (ii) any Lender becomes a Defaulting Lender, (iii) any Lender becomes a Non-Consenting Lender, (iv) any Lender becomes a Non-Extending Lender and/or, (v) any suspension or cancellation of any obligation of any Lender to issue, make, maintain, fund or charge interest with respect to any such Borrowing pursuant to Section 3.07, then the Borrower may, at its election and its sole expense and effort, on prior written notice to the Administrative Agent and such Lender, to the extent not in conflict with applicable Laws in any material respect, either (x) replace such Lender by requiring such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver or amendment) (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.03 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents or (y) repay the Loans and terminate the Commitments held by any such Lender notwithstanding anything to the contrary herein (including, without limitation Section 2.05, Section 2.06, Section 2.07 or Section 2.13), on a non pro rata basis so long as any accrued and unpaid interest and required fees are paid any such Non-Consenting Lender or Non-Extending Lender.

(b)          Any Lender being replaced pursuant to Section 3.06(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations (provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register) and (ii) deliver Notes, if any, evidencing such Loans to the Borrower or Administrative Agent.  Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitments and outstanding Loans and participations in L/C Obligations, (B) all obligations of the Loan Parties owing to the assigning Lender relating to the Loan Documents and participations so assigned shall be paid in full by the assignee Lender or the Loan Parties (as applicable) to such assigning Lender concurrently with such assignment and assumption, any amounts owing to the assigning Lender (other than a Defaulting Lender) under Section 3.04 as a consequence of such assignment and, in the case of an assignment of Term Loans in connection with a Repricing Event, the premium, if any, that would have been payable by the Borrower on such date pursuant to Section 2.05(a)(iii) if such Lender’s Term Loans subject to such assignment had been prepaid on such date shall have been paid by the Borrower to the assigning Lender and (C) upon such payment and, if so requested by the assignee Lender, the assignor Lender shall deliver to the assignee Lender the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c)          Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer, or the depositing of Cash Collateral into a Cash Collateral Account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d)          In the event that (i) the Borrower or the Administrative Agent have requested that the Lenders (A) consent to a departure or waiver of any provisions of the Loan Documents or (B) agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) solely with respect to clauses (i) and (ii) above, the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”  In the event that the Borrower or the Administrative Agent has requested that the Lenders consent to an extension of the Maturity Date of any Class of Loans as permitted by Section 2.15, then any Lender who does not agree to such extension shall be deemed a “Non-Extending Lender.”

SECTION 3.07          Illegality.  If (a) in any applicable jurisdiction, the Administrative Agent, any L/C Issuer or any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent, such L/C Issuer or such Lender, as applicable, to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or (iii) issue, make, maintain, fund or charge interest with respect to any Borrowing to any Loan Party who is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia (including, as a result of any illegality due to any economic or financial sanctions administered or enforced by any sanctions authority) or (b) any Lender is advised in writing by a sanctions authority that penalties will be imposed by a sanctions authority as a result of such Lender’s participation in the Agreement or any other business or financial relationship with the Borrower, in each case of clauses (a) and (b), such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Borrower, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest with respect to any such Borrowing shall be suspended, and to the extent required by applicable Law, cancelled. Upon receipt of such notice, the Loan Parties shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Borrower or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable Law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

SECTION 3.08          Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Loan Obligations hereunder and any assignment of rights by or replacement of a Lender or L/C Issuer.

ARTICLE IV

Conditions Precedent to Credit Extensions

SECTION 4.01          Conditions to Revolving Credit Facility if Prior Spin-Off Occurs.  If Prior Spin-Off occurs, the obligation of each Revolving Credit Lender to make its Revolving Credit Commitment available and any initial Credit Extension hereunder under the Revolving Credit Facility is subject to satisfaction (or waiver in accordance with Section 10.01) of the following conditions precedent:

(a)          The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or other electronic copies (in each case, followed promptly by originals if requested) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent and each of the Revolving Credit Lenders:

(i)         executed counterparts of this Agreement, the Guaranty, the Security Agreement (and intellectual property security agreements required thereunder), and each of the other Loan Documents to be entered into on the Revolver Closing Date and prior to the initial Credit Extension, in any case, subject to the provisions of this Section 4.01 and together with (except as provided in the Collateral Documents and/or the provisions of this Section 4.01):

(A)          certificates, if any, representing the pledged equity referred to therein accompanied by undated stock powers executed in blank and (if applicable) instruments evidencing the pledged debt referred to therein endorsed in blank, and

(B)          evidence that all other actions, recordings and filings (UCC financing statements and intellectual property security agreements) that the Administrative Agent or Collateral Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for;

(ii)          a Note executed by the Borrower in favor of each Revolving Credit Lender that has requested a Note at least five (5) Business Days in advance of the Revolver Closing Date;

(iii)          such certificates (including a certificate substantially in the form of Exhibit L), copies of Organization Documents of the Loan Parties, resolutions or other action and incumbency certificates of Responsible Officers of each Loan Party, evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Revolver Closing Date;

(iv)          an opinion from Kirkland & Ellis LLP, counsel to the Loan Parties, addressed to the Administrative Agent, the Collateral Agent and each Lender;

(v)          an opinion from (x) DLA Piper LLP (US), Georgia and Minnesota local counsel to the Loan Parties, (y) Kolesar and Leatham, Attorneys at Law, Nevada local counsel to the Loan Parties and (z) Bantz, Gosch & Cremer, LLC, South Dakota local counsel to the Loan Parties, each addressed to the Administrative Agent, the Collateral Agent and each Lender;

(vi)        a certificate attesting to the Solvency of the Borrower and its Subsidiaries (on a consolidated basis) on the Revolver Closing Date after giving effect to the Transactions, from the Borrower’s chief financial officer or other officer with equivalent duties;

(vii)       a Committed Loan Notice or Letter of Credit Application, as applicable, relating to the initial Credit Extension and an associated letter of direction;

(viii)      copies of recent customary state level UCC lien, tax and judgment searches prior to the Revolver Closing Date with respect to the Loan Parties located in the United States; and

(ix)         if available in the relevant jurisdiction, good standing certificates or certificates of status, as applicable and bring down telegrams or facsimiles, for each Loan Party.

(b)          All fees and expenses required to be paid on the Revolver Closing Date hereunder or pursuant to any agreement in writing entered into by the Parent or the Borrower, as applicable, to the extent, with respect to expenses, invoiced at least three (3) Business Days prior to the Revolver Closing Date, shall have been paid in full in cash or, if applicable, will be paid on the Revolver Closing Date out of the initial Credit Extension under the Revolving Credit Facility.

(c)          [Reserved].

(d)          The Lead Arrangers shall have received (i) the Audited Financial Statements and (ii) the Unaudited Financial Statements.

(e)        The Administrative Agent and the Revolving Credit Lenders shall have received at least three (3) Business Days prior to the Revolver Closing Date all documentation and other information about the Loan Parties as has been reasonably requested in writing at least ten (10) Business Days prior to the Revolver Closing Date by the Administrative Agent or the Revolving Credit Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(f)          Since December 31, 2017, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect

(g)          Each of the conditions set forth in Section 4.03 are satisfied.

(h)        The Administrative Agent shall have received a certificate, dated as of the Revolver Closing Date, of a Responsible Officer of the Borrower, confirming compliance with the condition precedent set forth in Section 4.01(g).

(i)          The Spin-Off shall have been consummated.

The making of the initial Credit Extensions by the Revolving Credit Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Revolving Credit Lender that each of the conditions precedent set forth in this Section 4.01 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

SECTION 4.02          Conditions to Initial Credit Extension.  (X) If the Prior Spin-Off and the Revolver Closing Date have occurred, the obligation of each 2018 Term B Lender to make its initial Credit Extension hereunder and (Y) otherwise, the obligation of each Lender to make its initial Credit Extension hereunder is subject to the satisfaction (or waiver in accordance with Section 10.01 and the paragraph immediately succeeding Section 4.02(h)) of the following conditions precedent:

(a)          The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or other electronic copies (in each case, followed promptly by originals if requested) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i)        executed counterparts of this Agreement, the Guaranty, the Security Agreement (and intellectual property security agreements required thereunder), and each of the other Loan Documents to be entered into on such Closing Date and prior to any such initial Credit Extension, in any case, subject to the provisions of this Section 4.02 and together with (except as provided in the Collateral Documents and/or the provisions of this Section 4.02):

(A)          certificates, if any, representing the pledged equity referred to therein accompanied by undated stock powers executed in blank and (if applicable) instruments evidencing the pledged debt referred to therein endorsed in blank, and

(B)          evidence that all other actions, recordings and filings (UCC financing statements and intellectual property security agreements) that the Administrative Agent or Collateral Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for;

(ii)          a Note executed by the Borrower in favor of each Lender that has requested a Note at least five (5) Business Days in advance of such Closing Date;

(iii)          such certificates (including a certificate substantially in the form of Exhibit L), copies of Organization Documents of the Loan Parties, resolutions or other action and incumbency certificates of Responsible Officers of each Loan Party, evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on such Closing Date;

(iv)          an opinion from Kirkland & Ellis LLP, counsel to the Loan Parties, addressed to the Administrative Agent, the Collateral Agent and each Lender;

(v)         an opinion from (x) DLA Piper LLP (US), Georgia and Minnesota local counsel to the Loan Parties, (y) Kolesar and Leatham, Attorneys at Law, Nevada local counsel to the Loan Parties and (z) Bantz, Gosch & Cremer, LLC, South Dakota local counsel to the Loan Parties, each addressed to the Administrative Agent, the Collateral Agent and each Lender;

(vi)          a certificate attesting to the Solvency of the Borrower and its Subsidiaries (on a consolidated basis) on such Closing Date after giving effect to the Transactions, from the Borrower’s chief financial officer or other officer with equivalent duties;

(vii)       a Committed Loan Notice or Letter of Credit Application, as applicable, relating to the initial Credit Extension and an associated letter of direction;

(viii)       copies of recent customary state level UCC lien, tax and judgment searches prior to such Closing Date with respect to the Loan Parties located in the United States; and

(ix)         if available in the relevant jurisdiction, good standing certificates or certificates of status, as applicable and bring down telegrams or facsimiles, for each Loan Party.

(b)         All fees and expenses required to be paid on such Closing Date hereunder or pursuant to any agreement in writing entered into by the Parent or the Borrower, as applicable, to the extent, with respect to expenses, invoiced at least three (3) Business Days prior to such Closing Date, shall have been paid in full in cash or will be paid on such Closing Date out of the initial Credit Extension of Loans.

(c)          Prior to or substantially simultaneously with such initial Credit Extension of Loans, (i) the Refinancing shall have been consummated and (ii) the Acquisition shall be consummated in all material respects in accordance with the terms of the Acquisition Agreement, and the Acquisition Agreement shall not have been amended or modified, and no condition shall have been waived or consent granted, in any respect that is materially adverse to the Lenders or the Arrangers (in their capacities as such) without the Arrangers’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), it being understood and agreed that any modification, consent, waiver or amendment to the definition of “Material Adverse Effect” in the Acquisition Agreement without the prior written consent of the Arrangers shall be deemed so materially adverse.

(d)          The Lead Arrangers shall have received (i) the Audited Financial Statements, (ii) the Unaudited Financial Statements and (iii) a pro forma unaudited consolidated balance sheet as of December 31, 2017 and related pro forma unaudited consolidated statements of operations for the fiscal year ended December 31, 2017, in each case prepared after giving effect to the Transactions as if the Transactions had occurred as of December 31, 2017 (in the case of such balance sheet) or at the beginning of the period covered by the pro forma statement of operations required pursuant to this clause (iii) (in the case of the statements of operations), which pro forma financial statements shall not be required to meet the requirements of Regulation S-X under the Securities Act or other accounting rules and regulations of the SEC promulgated thereunder (including applying purchase method of accounting).

(e)         The Administrative Agent and the Lenders shall have received at least three (3) Business Days prior to such Closing Date all documentation and other information about the Loan Parties as has been reasonably requested in writing at least ten (10) Business Days prior to the Term Loan Closing Date by the Administrative Agent or such Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(f)        Since the date of the Acquisition Agreement, there shall not have been any fact, event, occurrence, development, change or state of circumstances or facts that has had a Closing Date Material Adverse Effect.

(g)          (i) The Specified Acquisition Agreement Representations are true and correct as required by the terms of the definition thereof and (ii) the Specified Representations are true and correct in all material respects on and as of the Term Loan Closing Date.

(h)        The Administrative Agent shall have received a certificate, dated as of such Closing Date, of a Responsible Officer of the Borrower, confirming compliance with the condition precedent set forth in Section 4.02(c), (f) and (g).

The making of the initial Credit Extensions by the applicable Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each such Lender that each of the conditions precedent set forth in this Section 4.02 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

Notwithstanding anything to the contrary contained herein, none of the making of any representation under Article V (except as expressly set forth in Sections 4.02(a)(vi) and 4.02(g)) or the accuracy of any such representation (except as expressly set forth in Sections 4.02(a)(vi) and 4.02(g)) shall constitute a condition precedent to the availability and/or initial funding of the Term B Loans (and if Prior Spin-Off does not occur, the Revolving Credit Facility) on the Term Loan Closing Date, and the only conditions (express or implied) to the availability of the Term B Loans (and if Prior Spin-Off does not occur, the Revolving Credit Facility) on the Term Loan Closing Date are those expressly set forth in this Section 4.02, and such conditions shall be subject in all respects to the provisions of this Section 4.02, including the paragraph below.

Notwithstanding the foregoing, to the extent any security interest in the Collateral is not or cannot be provided on the Term Loan Closing Date (other than the pledge and perfection of security interest in (i) assets that may be perfected by the filing of a financing statement under the UCC and (ii) the Equity Interests of the Domestic Subsidiaries of the Borrower (with respect to the Target and its subsidiaries, after the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense) (to the extent required by the definition of “Collateral and Guarantee Requirement”), then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability and initial funding of the Term B Loans (and if Prior Spin-Off does not occur, the Revolving Credit Facility) on the Term Loan Closing Date but may, if required, instead be delivered and/or perfected in accordance with Section 6.12(b) hereof.

SECTION 4.03          Conditions to All Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension under the Revolving Credit Facility after the Revolver Closing Date (or if the Prior Spin-Off occurs, on the Revolver Closing Date) and any requests for Incremental Revolving Credit Commitments which are established, but not drawn on the date of the effectiveness of such facility (other than (x) a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans, Alternative Currency Term Rate Loans or Term SOFR Loans or (y) a Credit Extension under any Incremental Facility in connection with a Permitted Acquisition or other Investment, which are subject to the LCT Provisions) is subject to the following conditions precedent:

(a)          The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b)          No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)          The Administrative Agent and, if applicable, the relevant L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)          If Prior Spin-Off has not occurred, in the case of the first Credit Extension after the Revolver Closing Date (other than in connection with the issuance of a Letter of Credit), the Spin-Off shall have been consummated.

Each Request for Credit Extension (other than (i) a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans, Alternative Currency Term Rate Loans or Term SOFR Loans or (ii) a Credit Extension of Incremental Term Loans in connection with a Permitted Acquisition or other Investment which are subject to the LCT Provisions) submitted by the Borrower shall be deemed to be a representation and warranty that the applicable conditions specified in Sections 4.03(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

SECTION 4.04          Conditions to the Term A Loans.  The obligation of each Term A Lender to honor any Request for Credit Extension under its applicable Term A Commitment on the Third Amendment Effective Date is subject to the conditions precedent set forth in Section 2 of the 2022 Pro Rata Facilities Amendment.

SECTION 4.05          Conditions to the 2023 Term B Loans.  The obligation of each 2023 Term B Lender to honor any Request for Credit Extension under its applicable 2023 Term B Commitment on the Fourth Amendment Closing Date is subject to the conditions precedent set forth in Section 2 of the Fourth Amendment.

ARTICLE V

Representations and Warranties

The Borrower represents and warrants to the Agents and the Lenders that:

SECTION 5.01          Existence, Qualification and Power; Compliance with Laws.  Each Loan Party (a) is a Person duly incorporated, organized or formed, and validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to the Borrower), (b)(i), (c), (d) or (e), to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.02          Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, (a) have been duly authorized by all necessary corporate or other organizational action and (b) do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or require any payment to be made under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, (iii) result in the creation of any Lien (other than under the Loan Documents and Liens subject to an Acceptable Intercreditor Agreement) or (iv) violate any material Law; except (in the case of clauses (b)(ii) and (b)(iv)), to the extent that such conflict, breach, contravention, payment or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.03          Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent, the Collateral Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.04          Binding Effect.  This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

SECTION 5.05          Financial Statements; No Material Adverse Effect.

(a)          The Audited Financial Statements, the Unaudited Financial Statements and the pro forma financial statements described in Section 4.02(d)(iii) fairly present in all material respects the consolidated financial condition of the Borrower and its Restricted Subsidiaries as of the dates thereof, and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise disclosed to the Administrative Agent prior to the Term Loan Closing Date.

(b)          Since the Term Loan Closing Date (or if Prior Spin-Off occurs, until the occurrence of the Term Loan Closing Date, since December 31, 2017), there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Each Lender and the Administrative Agent hereby acknowledges and agrees that the Borrower and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or IFRS, or the respective interpretation thereof, and that such restatements will not result in a Default under the Loan Documents.

SECTION 5.06          Litigation.  Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or by or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07          Ownership of Property; Liens.

(a)           Each Loan Party and each of its Subsidiaries has good and valid title to, or valid leasehold interests in, or easements or other limited property interests in, all property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, Permitted Liens and any Liens and privileges arising mandatorily by Law and, in each case, except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          As of each Closing Date, there are no Material Real Properties other than those listed on Schedule 5.07(b) hereof.

(c)           Except as would not have a Material Adverse Effect, all management agreements and franchise agreements to which any Loan Party is a party relating to real property are in full force and effect and no consent is required in connection with any such agreements for the consummation of the Transactions and/or the Spin-Off, except as shall have been obtained prior to the Closing Date occurring on or prior to such day.

SECTION 5.08          Environmental Compliance.  Except as set forth on Schedule 5.08 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)         there are no pending or, to the knowledge of the Borrower, threatened claims, actions, suits, notices of violation, notices of potential responsibility or proceedings by or against any Loan Party or any of their respective Restricted Subsidiaries alleging potential liability under, or responsibility for violation of, any Environmental Law.

(b)        there has been no Release of Hazardous Materials at, on, under or from any property currently or formerly owned, leased or operated by any Loan Party or their respective Restricted Subsidiaries which would reasonably be expected to give rise to liability under Environmental Laws;

(c)          no Loan Party nor any of their respective Restricted Subsidiaries is currently undertaking, either individually or together with other persons, any investigation or response action relating to any actual or threatened Release of Hazardous Materials at any location pursuant to the order of any Governmental Authority or the requirements of any Environmental Law;

(d)          all Hazardous Materials transported by or on behalf of any Loan Party or any of their respective Restricted Subsidiaries from any property currently or formerly owned, leased or operated by any Loan Party or any of their respective Restricted Subsidiaries for off-site disposal have been disposed of in compliance with any Environmental Laws; and

(e)          the Loan Parties and their respective Restricted Subsidiaries and their respective businesses, operations and properties are and have been in compliance with all Environmental Laws and have obtained, maintained and are in compliance with all permits, licenses or approvals required under Environmental Laws for their operations.

SECTION 5.09          Taxes.  The Borrower and each of its Restricted Subsidiaries has timely filed all federal, provincial, state, municipal, foreign and other Tax returns and reports required to be filed, and have timely paid all federal, provincial, state, municipal, foreign and other Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or IFRS, as applicable, or (b) failures to file or pay as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  There are no Tax audits, deficiencies, assessments or other claims with respect to the Borrower or any of its Restricted Subsidiaries that would, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10          Compliance with ERISA.

(a)          Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan and Foreign Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and applicable foreign laws, respectively.

(b)          (i) No ERISA Event or similar event with respect to a Foreign Plan has occurred or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.10, as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)          The Borrower represents and warrants as of each Closing Date that it is not and will not be (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Code; or (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code.

SECTION 5.11          Subsidiaries; Equity Interests.  As of each Closing Date, neither the Borrower nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests in the Borrower and its Subsidiaries have been validly issued, are fully paid and, in the case of Equity Interests representing corporate interests, nonassessable and, on each Closing Date, all Equity Interests owned directly or indirectly by the Borrower or any other Loan Party are owned free and clear of all Liens except for Permitted Liens.  As of each Closing Date, Schedule 5.11 (a) sets forth the name and jurisdiction of organization or incorporation of each Subsidiary of a Loan Party, (b) sets forth the ownership interest of the Borrower and any of the Loan Parties in each of their Subsidiaries, including the percentage of such ownership and (c) identifies each Person the Equity Interests of which are required to be pledged on each Closing Date pursuant to the Collateral and Guarantee Requirement.

SECTION 5.12          Margin Regulations; Investment Company Act.

(a)         No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings and no Letter of Credit will be used for any purpose that violates Regulation U or Regulation X of the FRB.

(b)         None of the Loan Parties is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

SECTION 5.13          Disclosure.  On each Closing Date, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent, any Arranger or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains when furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

SECTION 5.14          Intellectual Property; Licenses, Etc. Each of the Loan Parties and the other Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are used in or reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of the Borrower, without violation of the rights of any Person, except to the extent such failures to own, license or possess or violations, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any such IP Rights is pending or, to the knowledge of the Borrower, threatened against any Loan Party or its Subsidiary, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.15          Solvency.  On each Closing Date, after giving effect to the Transactions occurring on or prior to such Closing Date, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.  For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

SECTION 5.16          Collateral Documents.  The Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties legal, valid and enforceable Liens on and security interests in, the Collateral described therein and to the extent intended to be created thereby, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Laws (which filings or recordings shall be made to the extent required by any Collateral Document) and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Collateral Document), the Liens created by such Collateral Documents will constitute so far as possible under relevant Law fully perfected first-priority Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than Permitted Liens.

SECTION 5.17          Use of Proceeds.  The proceeds of the 2018 Term B Loans, 2023 Term B Loans, Term A Loans and the Revolving Credit Loans and Letters of Credit shall be used in a manner consistent with the uses set forth in the Preliminary Statements to this Agreement.

SECTION 5.18          Patriot Act.  (i) Neither the Borrower nor any other Loan Party is in material violation of any material laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001 and the USA PATRIOT Act. (ii) The use of proceeds of the Loans and Letters of Credit will not violate in any material respect the Trading with the Enemy Act, as amended or any of the foreign asset control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V).

SECTION 5.19         Sanctioned Persons.  None of the Borrower, its Restricted Subsidiaries, or, any director, officer, or employee, or, to the knowledge of the Borrower, any agent or affiliate of the Borrower or any of its Restricted Subsidiaries is a person that is, or is 50% or more owned by persons that are, (i) currently the target of any economic sanctions administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Treasury Department or the U.S. Department of State, the United Nations Security Council, the European Union or any member state thereof, or Her Majesty’s Treasury, the government of Canada or any other relevant sanctions authority (collectively, “Sanctions”) or (ii) located, organized, or resident in a country or territory that is, or whose government is, the target of comprehensive Sanctions (currently, Cuba, Iran, North Korea, Syria, or the Crimea region of Ukraine).  The Borrower will not, directly or, to the knowledge of the Borrower, indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person that is the subject of Sanctions or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of comprehensive Sanctions,  or (ii) in any other manner that would result in a violation of Sanctions.

SECTION 5.20          FCPA.  No part of the proceeds of the Loans or Letters of Credit will be used, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), or any other similar applicable anti-corruption law (collectively, the “Anti-Corruption Laws”).  The Borrower and its Restricted Subsidiaries have conducted their businesses in compliance with Anti-Corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

SECTION 5.21          No Specified Event of Default.  On the Term Loan Closing Date, immediately before and after giving effect to the Transactions, there shall be no Specified Event of Default.

SECTION 5.22          No EEA Financial Institution.  No Loan Party is an EEA Financial Institution.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Loan Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit that have been backstopped, Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer have been made), the Borrower shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02 and Section 6.03) cause each Restricted Subsidiary to:

SECTION 6.01          Financial Statements.  Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)          as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower ending after the Initial Closing Date, a consolidated balance sheet of the Borrower as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year and including a customary management summary of operating results, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” qualification or exception (other than an emphasis of matter paragraph) (other than (x) with respect to, or resulting from, a current debt maturity and/or (y) any potential default or event of default of any financial covenant under this Agreement and/or any other Indebtedness; provided that if the independent auditor provides an attestation and a report with respect to management’s report on internal control over financial reporting and its own evaluation of internal control over financial reporting, then such report may include a qualification or limitation due to the exclusion of any acquired business from such report to the extent such exclusion is permitted under rules or regulations promulgated by the SEC or the Public Company Accounting Oversight Board;

(b)          as soon as available, but in any event, within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower beginning with the first fiscal quarter ending after the Initial Closing Date, a consolidated balance sheet of the Borrower as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes; and

(c)          simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and (b) above the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of any parent company or Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower by furnishing the Borrower’s or a parent company’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion an independent registered public accounting firm of nationally recognized standing, which statements, report and opinion may be subject to the same exceptions and qualifications as contemplated in Section 6.01(a) (including the proviso thereto).

SECTION 6.02          Certificates; Other Information.  Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)          no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b)          promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)          together with the delivery of the financial statements pursuant to Section 6.01(a) and each Compliance Certificate pursuant to Section 6.02(a), (i) a list of Subsidiaries that identifies each Subsidiary as a Material Subsidiary or an Immaterial Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Initial Closing Date or the date of the last such list and (ii) such other information required by the Compliance Certificate; and

(d)          promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Material Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request; provided that, notwithstanding anything to the contrary in this Section 6.02(d), none of the Borrower or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (x) that constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) would be in breach of any confidentiality obligations, fiduciary duty or Law or (z) that is subject to attorney client or similar privilege or constitutes attorney work product; provided further that, in the event that the Borrower does not provide information in reliance on the exclusions in this sentence, it shall use its commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions.

Documents required to be delivered pursuant to Section 6.01(a) and (b) or Section 6.02(a) may be delivered (1) electronically or (2) to the extent that such are publicly available via EDGAR or another publicly available reporting system, by the Borrower advising the Administrative Agent of the filing thereof, and if so delivered pursuant to clause (1), shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or pursuant to clause (2), shall be deemed to have been delivered on the date the Borrower advises the Administrative Agent of the filing thereof; provided that with respect to clause (1):  (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (A) the Administrative Agent will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak, IntraLinks or another similar electronic system (the “Platform”) and (B) certain of the Lenders (“Public Lenders”) may be “Public-Side” Lenders (i.e., Lenders that (or have personnel that) do not wish to receive material non-public information with respect to the Borrower or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.

SECTION 6.03          Notices.

(a)        Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent for prompt further distribution to each Lender:

(i)          of the occurrence of any Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower propose to take with respect thereto;

(ii)         of any litigation or governmental proceeding (including, without limitation, pursuant to any Environmental Laws) pending against the Borrower or any of the Subsidiaries that would result in a Material Adverse Effect;

(iii)        of the occurrence of any ERISA Event or similar event with respect to a Foreign Plan that would result in a Material Adverse Effect; and

(iv)          of any other event that would have a Material Adverse Effect.

(b)          [Reserved].

SECTION 6.04          Maintenance of Existence.  (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization or incorporation and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) in each case of clauses (a) (other than with respect to the Borrower) and (b), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) in each case, pursuant to a transaction permitted by Section 7.04 or Section 7.05.

SECTION 6.05          Maintenance of Properties.  Except if the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

SECTION 6.06          Maintenance of Insurance.

(a)          Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b)         With respect to Loan Parties organized in the United States, (i) such Loan Parties shall use commercially reasonable efforts to procure that such insurance shall provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 10 days (or, to the extent reasonably available, 30 days) after receipt by the Collateral Agent of written notice thereof (the Borrower shall deliver a copy of the policy (and to the extent any such policy is cancelled or renewed, a renewal or replacement policy) or other evidence thereof to the Administrative Agent and the Collateral Agent, or insurance certificate with respect thereto) and (ii) such insurance shall name the Collateral Agent as lender loss payee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance), as applicable.

SECTION 6.07          Compliance with Laws.  (i) Comply in all material respects with the requirements of the Anti-Corruption Laws and Sanctions and (ii) comply in all respects with all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property (including without limitation, Environmental Laws, and ERISA), except as to clause (ii) if the failure to comply therewith would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

SECTION 6.08          Books and Records.  Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; it being agreed that the Borrower and its Restricted Subsidiaries shall only be required to provide such books of record and account in accordance with and to the extent required by the standards set forth in Section 6.09.

SECTION 6.09          Inspection Rights.  With respect to any Loan Party, permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties and to discuss its affairs, finances and accounts with its directors, managers, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections as contemplated by the next proviso, the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.09 and the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year absent the existence of an Event of Default and such inspection shall be at the Borrower’s sole expense; provided, further, that (x) to the extent there exists any Event of Default, the Administrative Agent, on behalf of the Lenders (or any of its representatives or independent contractors), may have one (1) additional right to exercise the ability to visit, inspect and/or discuss in accordance with the foregoing during such calendar year at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (y) to the extent (A) any Specified Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may, and (B) to the extent any Event of Default under Section 8.01(b) (solely with respect to the Financial Covenant) exists, the Administrative Agent or any Revolving Credit Lender (or any of their respective representatives or independent contractors) may, in each case of clauses (A) and (B), do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.  Notwithstanding anything to the contrary in this Section 6.09, none of the Borrower or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) would be in breach of any confidentiality obligations, fiduciary duty or Law or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product; provided that in the event that the Borrower does not provide information in reliance on the exclusions in this sentence, it shall use its commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions.

SECTION 6.10          Covenant to Guarantee Obligations and Give Security.  At the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a)          upon the formation or acquisition of any new direct or indirect Wholly-Owned Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party, the designation in accordance with Section 6.13 of any existing direct or indirect Wholly-Owned Subsidiary as a Restricted Subsidiary or any Excluded Subsidiary ceasing to be an Excluded Subsidiary or any Restricted Subsidiary that is not a Loan Party merging or amalgamating with a Loan Party in accordance with the proviso in Section 7.04(a):

(i)        within sixty (60) days after such formation, acquisition, designation or occurrence or such longer period as the Administrative Agent may agree in its reasonable discretion:

(A)          cause each such Restricted Subsidiary to furnish to the Administrative Agent a description of the Material Real Properties that are not Excluded Property owned by such Restricted Subsidiary in detail reasonably satisfactory to the Administrative Agent;

(B)          cause each such Restricted Subsidiary to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) Mortgages, pledges, guarantees, assignments, Security Agreement Supplements and other security agreements and documents or joinders or supplements thereto (including without limitation, with respect to Mortgages, the documents listed in paragraph (f) of the definition of “Collateral and Guarantee Requirement”), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (consistent with the Mortgages, Security Agreement and other Collateral Documents in effect on the Initial Closing Date or required, as of the Initial Closing Date to be delivered in accordance with Section 6.12), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C)          cause each such Restricted Subsidiary to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and (if applicable) instruments evidencing the Indebtedness held by such Restricted Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent; and

(D)          take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary to take whatever action (including the recording of Mortgages, the filing of financing statements and intellectual property security agreements and delivery of stock and membership interest certificates) may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected first priority Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law); and

(E)          to the extent reasonably requested by the Administrative Agent, cause each such Restricted Subsidiary to deliver customary board resolutions and officers certificates; and

(ii)         as promptly as practicable after the request therefor by the Collateral Agent and to the extent in the Borrower’s possession, deliver to the Collateral Agent with respect to each Material Real Property that is not Excluded Property, any existing title reports, title insurance policies and surveys or environmental assessment reports to the extent reasonably available; and

(b)          after the date of the Spin-Off, upon the acquisition of any Material Real Property after the Initial Closing Date that is not Excluded Property by any Loan Party, if such Material Real Property shall not already be subject to a perfected first priority Lien (subject to Permitted Liens) under the Collateral Documents pursuant to the Collateral and Guarantee Requirement and is required to be, the Borrower shall within ninety (90) days after such the acquisition of such Material Real Property (or such longer period as the Administrative Agent may agree in its reasonable discretion) cause such real property to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent or the Collateral Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in paragraph (f) of the definition of “Collateral and Guarantee Requirement” and shall deliver to the Administrative Agent and the Collateral Agent signed copies of opinions, addressed to the Administrative Agent, the Collateral Agent and the other Secured Parties regarding the due execution and delivery and enforceability of each such Mortgage, the corporate formation, existence and good standing of the applicable mortgagor, and such other matters as may be reasonably requested by the Administrative Agent or the Collateral Agent, and each such opinion shall be in form and substance reasonably acceptable to the Administrative Agent; provided that the Borrower shall provide written notice to the Secured Parties that such Material Real Property shall become subject to a Lien at least 45 days prior to the granting of the Lien over such Material Real Property.  If any Lender determines, acting reasonably, that any applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to hold or benefit from a Lien over real property pursuant to any Law of the United States or any State thereof, such Lender may notify the Administrative Agent and disclaim any benefit of such Lien to the extent of such illegality; provided that, (x) such determination or disclaimer shall not invalidate or render unenforceable such Lien for the benefit of any other Secured Party and (y) if any such determination or disclaimer shall reduce any recovery, or deemed amount of recovery, from any such Lien, then notwithstanding any sharing of payment or similar provision of this Agreement to the contrary, including any provision of Section 2.13 and/or Section 8.04, such reduction shall be borne solely by the Lender or Lenders making such determination or disclaimer.

SECTION 6.11          Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, in a manner consistent with the uses set forth in the Preliminary Statements to this Agreement.

SECTION 6.12          Further Assurances and Post-Closing Covenants.

(a)          Promptly upon reasonable request by the Administrative Agent or the Collateral Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement and the Collateral Documents.

(b)          Within the time periods specified on Schedule 6.12 hereto (as each may be extended by the Administrative Agent in its reasonable discretion), complete such undertakings as are set forth on Schedule 6.12 hereto.

(c)          The Borrower will, and will cause the other Loan Parties to, deliver each of the items set forth in paragraph (f) of the definition of “Collateral and Guarantee Requirement” within ninety (90) days of the Initial Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion) with respect to each Material Real Property set forth on Schedule 5.07(b).

SECTION 6.13          Designation of Subsidiaries.

(a)          Subject to Section 6.13(b) below, the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that at no time may any Subsidiary be an Unrestricted Subsidiary hereunder if it is a “restricted Subsidiary” (or term of similar import) for the purpose of any Junior Debt.  The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

(b)         The Borrower may not (x) designate any Restricted Subsidiary as an Unrestricted Subsidiary, or (y) designate an Unrestricted Subsidiary as a Restricted Subsidiary, in each case unless no Event of Default exists or would result therefrom.

SECTION 6.14          Payment of Taxes.  The Borrower will pay and discharge promptly, and will cause each of the Restricted Subsidiaries to pay and discharge, all Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, may reasonably be expected to become a lien or charge upon any properties of the Borrower or any of the Restricted Subsidiaries not otherwise permitted under this Agreement; provided that neither the Borrower nor any of the Restricted Subsidiaries shall be required to pay any such Tax or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or IFRS, as applicable, or which would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect.

SECTION 6.15          Maintenance of Ratings.  The Borrower will use commercially reasonable efforts to maintain (i) a public corporate credit rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s, in each case in respect of the Borrower, and (ii) a public rating (but not any specific rating) in respect of each of the Term B ~~Facilities~~Loans from each of S&P and Moody’s.

SECTION 6.16          Nature of Business.  The Borrower and its Restricted Subsidiaries will engage only in material lines of business substantially similar to those lines of business conducted by the Borrower and its Restricted Subsidiaries on the Initial Closing Date or any business reasonably related, complementary, incidental or ancillary thereto; provided that, for the avoidance of doubt, any franchising activities shall be considered substantially similar to the lines of business conducted by the Borrower.

SECTION 6.17          Fiscal Year.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries (other than any Restricted Subsidiary acquired after the Initial Closing Date, and in such case only to the extent necessary to conform to the fiscal year of the Borrower or a Restricted Subsidiary) to, change its methodology of determining its fiscal year end from such methodology in effect on the Initial Closing Date; provided that, the Borrower may, with the consent of the Administrative Agent, change its fiscal year-end to another date reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting, which adjustments shall become effective when the Administrative Agent posts the amendment reflecting such changes to the Platform, and the Required Lenders have not objected to such amendment within seven (7) Business Days.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Loan Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit that have been backstopped, Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer have been made), subject to Section 10.24 until immediately prior to but substantially concurrently with the Spin-Off, the Borrower shall not, nor shall it permit any of the Restricted Subsidiaries to, directly or indirectly:

SECTION 7.01          Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)          Liens pursuant to any Loan Document;

(b)         Liens existing on the date hereof securing Indebtedness or other obligations (x) with an individual value not in excess of $5,000,000 or (y) listed on Schedule 7.01(b) and in each case of the foregoing clauses (x) and (y), any modifications, replacements, refinancings, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness) is permitted by Section 7.03;

(c)         Liens for taxes, assessments or governmental charges (i) which are not overdue for a period of more than thirty (30) days, (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(d)          statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business (i) which secure amounts not overdue for a period of more than sixty (60) days or if more than sixty (60) days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Lien, (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(e)        (i) pledges, deposits or Liens arising as a matter of law in the ordinary course of business in connection with workers’ compensation, payroll taxes, unemployment insurance, general liability or property insurance and/or other social security legislation; and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries;

(f)          Liens to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business and obligations in respect of letters of credit, bank guarantee or similar instruments that have been posted to support the same;

(g)        easements, rights-of-way, restrictions, covenants, conditions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, and any exception on the Mortgage Policies issued in connection with the Mortgaged Property;

(h)          Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)          Liens securing Indebtedness permitted under Section 7.03(f); provided that (i) such Liens attach concurrently with or within two hundred seventy (270) days after the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(j)          leases, licenses, subleases or sublicenses and Liens on the property covered thereby which do not (i) interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(k)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l)          Liens (i) of a collection bank (including those arising under Section 4-210 of the Uniform Commercial Code) on the items in the course of collection, (ii) in favor of a banking or other financial institution or entities and/or electronic payment service providers arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry and (iii) arising by the terms of documents of banks or other financial institutions in relation to the maintenance or administration of deposit accounts, securities accounts or cash management arrangements;

(m)        Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 7.05 and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n)          [reserved];

(o)          Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.13), in each case after the date hereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) any Indebtedness secured thereby is permitted under Section 7.03(f) and/or Section 7.03(r)(i);

(p)        any interest or title of a lessor or sublessor under leases or subleases entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(q)         Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(r)          Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(s)           Liens arising from precautionary Uniform Commercial Code financing statement filings or any equivalent filings in respect of any leases;

(t)           Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(u)          any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(v)        Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit issued for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(w)          the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (i) and (o) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(x)          ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(y)          Liens (i) on property of a Non-Loan Party securing Indebtedness that is permitted pursuant to Section 7.03 and (ii) on property of a Foreign Subsidiary securing obligations of such Foreign Subsidiary that are not Indebtedness;

(z)          Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(aa)         Liens securing obligations that arise in the ordinary or normal course of business and that do not constitute Indebtedness and that are not otherwise expressly contemplated by this Section 7.03;

(bb)         Liens securing Indebtedness permitted pursuant to Section 7.03(m);

(cc)        other Liens; provided that at the time of incurrence of the obligations secured thereby, the aggregate outstanding face amount of obligations secured by Liens existing in reliance on this clause shall not exceed the greater of (x) $2~~50~~93,000,000 and (y) 45% of Consolidated EBITDA as of the last day of the most recently ended Test Period; provided, further, that Liens on the Collateral incurred in reliance on this clause (cc) may, at the option of the Borrower, be subject to an Acceptable Intercreditor Agreement;

(dd)        Liens securing Indebtedness or other obligations, provided, that at the time of incurrence of the Indebtedness or other obligations secured thereby, in the case of (x) Liens securing Indebtedness or other obligations on the Collateral that are pari passu with the Lien on the Collateral securing the Obligations, the First Lien Leverage Ratio does not exceed 3.00:1.00 (or, to the extent incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the greater of 3.50:1.00 and the First Lien Leverage Ratio at the end of the most recently ended Test Period), (y) Liens securing Indebtedness or other obligations on the Collateral that are junior to the Lien on the Collateral securing the Obligations, the Secured Leverage Ratio does not exceed 4.50:1.00 (or, to the extent incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the greater of 4.50:1.00 and the Secured Leverage Ratio at the end of the most recently ended Test Period) and (z) Liens securing Indebtedness or other obligations on assets that are not Collateral, either (I) the Total Leverage Ratio does not exceed 4.50:1.00 (or, to the extent incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the greater of 4.50:1.00 and the Total Leverage Ratio at the end of the most recently ended Test Period) or (II) the Interest Coverage Ratio would be at least 2:00:1.00 (or, to the extent incurred in connection with any acquisition or similar investment not prohibited by this Agreement, not less than the lesser of 2.00:1.00 and the Interest Coverage Ratio at the end of the most recently ended Test Period), in each case, calculated on a Pro Forma Basis, including the application of the proceeds thereof, as of the last day of the most recently ended Test Period;

(ee)       Liens securing (i) Indebtedness permitted under Section 7.03(r), Section 7.03(s), 7.03(t), Section 7.03(v), Section 7.03(w) and Section 7.03(y), in each case, to the extent contemplated by, and subject to the limitations set forth in such provisions; provided that, to the extent such Lien is on the Collateral, the beneficiaries thereof (or an agent or trustee on their behalf) shall have become party to an Acceptable Intercreditor Agreement pursuant to the terms thereof;

(ff)          with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by Law;

(gg)         prior to the consummation of the Spin-Off, Liens securing Parent’s Existing Indebtedness in accordance with the terms thereof;

(hh)         [reserved];

(ii)          Liens created or deemed to exist by the establishment of trusts for the purpose of satisfying government reimbursement program costs and other actions or claims pertaining to the same or related matters or other medical reimbursement programs;

(jj)         Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided that, such satisfaction or discharge is permitted hereunder;

(kk)        receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(ll)         Liens on cash or permitted Investments securing Swap Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law;

(mm)      the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(nn)         Liens on Equity Interests of Unrestricted Subsidiaries;

(oo)         Liens arising as a result of a Permitted Sale Leaseback or other sale-leaseback permitted by Section 7.05; and

(pp)        Liens on proceeds of Indebtedness held in Escrow for so long as the proceeds thereof are and continue to be held in an Escrow and are not otherwise made available to the Borrower or a Restricted Subsidiary.

For purposes of determining compliance with this Section 7.01, if any Lien (or a portion thereof) would be permitted pursuant to one or more provisions described above, the Borrower may divide and classify such Lien (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Lien so long as the Lien (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

SECTION 7.02          Investments.  Make any Investments, except:

(a)          Investments by the Borrower or a Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b)         loans or advances to officers, directors, managers, partners and employees of the Borrower (or any direct or indirect parent thereof) or its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Borrower (or such direct or indirect parent) (provided that, the proceeds of any such loans and advances shall be contributed by such parent company to, or applied to a transaction resulting in a return of net cash proceeds in a substantially similar amount to, the Borrower, as the case may be; provided, further that such contribution or return, as applicable, shall not constitute an equity contribution that may be utilized for other baskets (including the Available Amount) in this Article VII) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding at the time made not to exceed the greater of (x) $3~~0~~3,000,000 and (y) 5.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period;

(c)          asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing or development arrangements with other Persons, in each case in the ordinary course of business;

(d)          Investments (i) by any Loan Party in any other Loan Party, (ii) by any Restricted Subsidiary that is not a Loan Party in any Loan Party, (iii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party and (iv) by any Loan Party in any Restricted Subsidiary that is not a Loan Party;

(e)          Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(f)          Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted (other than, in each case, by reference to this Section 7.02) under Section 7.01, Section 7.03, Section 7.04, Section 7.05 and Section 7.06, respectively;

(g)          [reserved];

(h)          Investments in Swap Contracts permitted under Section 7.03(g);

(i)           promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;

(j)          the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person by the Borrower or Restricted Subsidiary, or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of the Borrower (including as a result of a merger or consolidation) (each, a “Permitted Acquisition”); provided that (i) after giving effect to any such purchase or other acquisition and (A) subject to the LCT Provisions, no Specified Event of Default shall have occurred and be continuing and (B) the Borrower or Restricted Subsidiary is in compliance with Section 6.16 and (ii) to the extent required by the Collateral and Guarantee Requirement, (A) the property, assets and businesses acquired in such purchase or other acquisition shall become Collateral and (B) any such newly created or acquired Restricted Subsidiary (other than an Excluded Subsidiary) shall become Guarantors, in each case in accordance with Section 6.10;

(k)          the Transactions and/or the Spin-Off;

(l)       Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practice;

(m)        Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers from financially troubled account debtors or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n)       Investments as valued at cost at the time each such Investment is made and including all related commitments for future Investments, in an amount not exceeding the Available Amount; provided that at the time of making any such Investment, with respect to any Investment made utilizing amounts specified in clause (b) of the definition of “Available Amount,” no Specified Event of Default shall have occurred and be continuing;

(o)          advances of payroll payments to employees in the ordinary course of business;

(p)          loans and advances to the Borrower in lieu of, and not in excess of the amount of (after giving effect to any other such loans or advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such direct or indirect parent in accordance with Section 7.06; provided that any such loan or advance shall reduce the amount of such applicable Restricted Payment thereafter permitted under Section 7.06 by a corresponding amount (if such applicable provision of Section 7.06 contains a maximum amount);

(q)        Investments held by a Restricted Subsidiary acquired after the Term Loan Closing Date (or, to the extent an Acquisition Termination Notice has been sent, the Initial Closing Date) or of a corporation or company merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Term Loan Closing Date (or, to the extent an Acquisition Termination Notice has been sent, the Initial Closing Date) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r)          Guarantee Obligations of the Borrower or any of its Restricted Subsidiaries in respect of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(s)          Investments to the extent that payment for such Investments is made with Qualified Equity Interests of the Borrower (other than any Cure Amount); provided that, any amounts used for such an Investment or other acquisition that are not Qualified Equity Interests shall otherwise be permitted pursuant to this Section 7.02;

(t)          other Investments in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not exceeding (i) the greater of (x) $2~~50~~93,000,000 and (y) 45% of Consolidated EBITDA as of the last day of the most recently ended Test Period plus (ii) an amount equal to any unused amounts reallocated from Section 7.06(j) and Section 7.08(a)(iii);

(u)          [reserved];

(v)         Investments in JV Entities and Unrestricted Subsidiaries in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not exceeding (i) the greater of (x) $1~~50~~63,000,000 and (y) 25.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period;

(w)        contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;

(x)          [reserved];

(y)          other Investments; provided that, at the time of such Investment, the Total Leverage Ratio of the Borrower and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than 4.00:1.00;

(z)          Investments existing or contemplated on a Closing Date (x) with an individual value not in excess of $5,000,000 or (y) set forth on Schedule 7.02 and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 7.02 is not increased from the amount of such Investment on the applicable Closing Date except pursuant to the terms of such Investment as of such Closing Date or as otherwise permitted by this Section 7.02;

(aa)         Investments in connection with tax planning and reorganization activities; provided that, after giving effect to, any such activities, the value of the guarantees in favor of the Lenders and the security interests of the Lenders in the Collateral, taken as a whole, would not (and will not) be materially impaired;

(bb)         Investments in an amount equal to the aggregate amount of cash contributions made after the Initial Closing Date to the Borrower in exchange for Qualified Equity Interests of the Borrower, except to the extent utilized in connection with any other transaction permitted by Section 7.06 or Section 7.08, and except to the extent such amount increases the Available Amount, is incurred in connection with the Spin-Off or constitutes a Cure Amount;

(cc)         Investments in a Similar Business after the Term Loan Closing Date (or, to the extent an Acquisition Termination Notice has been sent, the Initial Closing Date) in an aggregate amount for all such Investments not to exceed, at the time such Investment is made and after giving effect to such Investment, the sum of (i) an amount equal to the greater of (x) $2~~00~~28,000,000 and (y) 35.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period as of such time plus (ii) the aggregate amount of any cash repayment of or return on such Investments theretofore received by the Borrower or any Restricted Subsidiary after the Term Loan Closing Date (or, to the extent an Acquisition Termination Notice has been sent, the Initial Closing Date);

(dd)      the forgiveness or conversion to equity of any intercompany Indebtedness owed to the Borrower or any of its Restricted Subsidiaries or the cancellation or forgiveness of any Indebtedness owed to the Borrower (or any parent company) or a Subsidiary from any members of management of the Borrower (or any parent company) or any Subsidiary, in each case permitted by Section 7.03;

(ee)         any loans and advances made to third-party franchisees of the Borrower and its Restricted Subsidiaries in the ordinary course of business for business development or other general corporate purposes, including guarantees of construction and development financing of such third-party franchisees;

(ff)          Investments in any captive insurance companies that are Restricted Subsidiaries in an aggregate amount not to exceed 150% of the minimum amount of capital required under the laws of the jurisdiction in which such captive insurance companies is formed (plus any excess capital generated as a result of any such prior investment that would result in a materially unfavorable tax or reimbursement impact if distributed), and other investments in any captive insurance companies that are Restricted Subsidiaries to cover reasonable general corporate and overhead expenses of such captive insurance companies;

(gg)         Investments by any captive insurance companies that are Restricted Subsidiaries;

(hh)         Investments in any captive insurance companies that are Restricted Subsidiaries in connection with a push down by the Borrower of insurance reserves;

(ii)          Investments by any Foreign Subsidiary in debt securities issued by any nation in which such Foreign Subsidiary has cash which is the subject of restrictions on export, or any agency or instrumentality of such nation or any bank or other organization organized in such nation, in an aggregate amount not to exceed $50,000,000 at any time outstanding; and

(jj)       to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, intellectual property, or other rights, in each case in the ordinary course of business.

For purposes of determining compliance with this Section 7.02, if any Investment (or a portion thereof) would be permitted pursuant to one or more provisions described above, the Borrower may divide and classify such Investment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Investment so long as the Investment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

SECTION 7.03          Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)          Indebtedness of the Borrower and any of its Restricted Subsidiaries under the Loan Documents;

(b)          the Senior Unsecured Notes and any Permitted Refinancing thereof;

(c)          Indebtedness existing on the date hereof (x) with an individual value not in excess of $5,000,000 or (y) listed on Schedule 7.03(c) and in each case of the foregoing clauses (x) and (y), any Permitted Refinancing thereof;

(d)         Guarantee Obligations of the Borrower and its Restricted Subsidiaries in respect of Indebtedness of the Borrower or any of its Restricted Subsidiaries otherwise permitted hereunder (except that a Subsidiary that is not a Loan Party may not, by virtue of this Section 7.03(d), guarantee Indebtedness that such Subsidiary could not otherwise incur under this Section 7.03); provided that, (x) if the Indebtedness being guaranteed is subordinated to the Loan Obligations, such Guarantee Obligation shall be subordinated to the Guarantee of the Loan Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (y) Guarantee Obligations made by a Loan Party with respect to Indebtedness of a Non-Loan Party must be permitted pursuant to Section 7.02;

(e)          Indebtedness of the Borrower or any of its Restricted Subsidiaries owing to the Borrower or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be subject to the subordination terms set forth in Section 3.02 of the Guaranty (but only to the extent permitted by applicable law and not giving rise to material adverse tax consequences);

(f)          (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets (provided that such Indebtedness is incurred concurrently with or within two hundred seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement), (ii) Attributable Indebtedness arising out of Permitted Sale Leasebacks and (iii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clauses (i) and (ii); provided that the aggregate principal amount of Indebtedness (including without limitation Attributable Indebtedness, but excluding Attributable Indebtedness incurred pursuant to clause (ii)) under this Section 7.03(f) does not exceed, at the time of the incurrence thereof, the greater of (x) $9~~0~~8,000,000 and (y) 15.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period;

(g)         Indebtedness in respect of Swap Contracts not for speculative purposes (i) entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual or anticipated exposure (other than those in respect of shares of capital stock or other equity ownership interests of the Borrower or any Subsidiary), (ii) entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary and (iii) entered into to hedge commodities, currencies, general economic conditions, raw materials prices, revenue streams or business performance;

(h)          obligations of non-wholly owned Foreign Subsidiaries that are Restricted Subsidiaries in respect of Disqualified Equity Interests in an amount not to exceed $10,000,000 at any time outstanding;

(i)        Indebtedness representing deferred compensation to employees of the Borrower (or any parent company) and its Restricted Subsidiaries incurred in the ordinary course of business;

(j)           Indebtedness to future, present or former directors, officers, members of management, employees or consultants of the Borrower or any of its Subsidiaries or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower (or any direct or indirect parent thereof) permitted by Section 7.06(f);

(k)        Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(l)          Indebtedness consisting of obligations of the Borrower (or any parent company) or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, the Spin-Off, Permitted Acquisitions and/or any other Investment expressly permitted hereunder;

(m)      Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, cash pooling arrangements, purchase card and similar arrangements in each case incurred in the ordinary course;

(n)        Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o)         Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(p)        obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(q)          Indebtedness supported by a Letter of Credit in a principal amount not to exceed the face amount of such Letter of Credit;

(r)          Indebtedness (whether secured or unsecured) (i) in an unlimited amount, of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary) after the date hereof and/or any other Indebtedness otherwise assumed in connection with an acquisition or any other Investment not prohibited hereunder, to the extent in the case of this clause (i), such Indebtedness was not incurred in contemplation of such acquisition or other Investment and such Indebtedness constitutes the obligations of only such newly acquired Restricted Subsidiar~~y~~ies, (ii) incurred in connection with a Permitted Acquisition or other Investment not prohibited hereunder, in an aggregate principal amount for this clause (ii), not to exceed, at the time of the incurrence thereof, (A) the Fixed Incremental Amount (taking into account any amounts already incurred in reliance thereon) plus (B) an additional unlimited amount so long as after giving Pro Forma Effect thereto (x) in the case of Indebtedness secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Obligations, the First Lien Leverage Ratio does not exceed the greater of (1) 3.50:1.00 and (2) the First Lien Leverage Ratio at the end of the most recently ended Test Period, (y) in the case of Indebtedness secured by a Lien on the Collateral that ranks junior to the Liens on the Collateral securing the Obligations, the Secured Leverage Ratio does not exceed the greater of 4.50:1.00 and the Secured Leverage Ratio at the end of the most recently ended Test Period and (z) in the case of Indebtedness that is unsecured or secured by assets that are not Collateral, either, at the Borrower’s option, (X) the Total Leverage Ratio does not exceed the greater of 4.50:1.00 and the Total Leverage Ratio at the end of the most recently ended Test Period or (Y) the Interest Coverage Ratio is no less than the lesser of 2:00:1.00 and the Interest Coverage Ratio at the end of the most recently ended Test Period and (iii) incurred for any purpose not prohibited by this Agreement, in an aggregate principal amount for clause (iii), not to exceed an unlimited amount so long as after giving Pro Forma Effect thereto (x) in the case of Indebtedness secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Obligations, the First Lien Leverage Ratio does not exceed 3.00:1.00 (or, to the extent such Indebtedness is incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the greater of 3.50:1.00 and the First Lien Leverage Ratio at the end of the most recently ended Test Period), (y) in the case of Indebtedness secured by a Lien on the Collateral that ranks junior to the Liens on the Collateral securing the Obligations, the Secured Leverage Ratio does not 4.50:1.00 (or, to the extent such Indebtedness is incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the greater of 4.50:1.00 and the Secured Leverage Ratio at the end of the most recently ended Test Period) and (z) in the case of Indebtedness that is unsecured or secured by assets that are not Collateral, either, at the Borrower’s option (X) the Total Leverage Ratio does not exceed 4.50:1.00 (or, to the extent such Indebtedness is incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the greater of 4.50:1.00 and the Total Leverage Ratio at the end of the most recently ended Test Period) or (Y) the Interest Coverage Ratio is no less than 2:00:1.00 (or, to the extent such Indebtedness is incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the lesser of 2.00:1.00 and the Interest Coverage Ratio at the end of the most recently ended Test Period); provided that, such Indebtedness (other than unsecured Indebtedness) incurred under clauses (ii) and (iii)~~,~~  (1) shall be subject only to the applicable Required Debt Terms, (2) (I) any such Indebtedness of any Subsidiaries that are non-Loan Parties incurred under the ratios specified in clause (ii)(B) (when taken together with any Indebtedness incurred by non-Loan Parties under clause (iii) of this Section 7.03(r) and Section 7.03(aa)) shall not exceed, at the time of the incurrence thereof, the greater of (X) $3~~00~~58,000,000 and (Y) 55.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period) and (II) any such Indebtedness of any Subsidiaries that are not Loan Parties incurred under the ratios specified in clause (iii) shall not exceed (when taken together with any Indebtedness incurred by non-Loan Parties under clause (ii) of this Section 7.03(r) and Section 7.03(aa)), at the time of the incurrence thereof, the greater of (X) $3~~00~~58,000,000 and (Y) 55.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period and (3) in the case of any such Indebtedness in the form of Qualifying Term Loans incurred in reliance on clauses (ii)(B)(x) or (iii)(x), shall be subject to the MFN Provisions;

(s)          Indebtedness incurred by a Non-Loan Party, and guarantees thereof by any Non-Loan Party, (x) in an aggregate principal amount not to exceed, at the time of the incurrence thereof, the greater of (i) $1~~1~~30,000,000 and (ii) 20% of Consolidated EBITDA as of the last day of the most recently ended Test Period and (y) under working capital lines, lines of credit or overdraft facilities (to the extent such Indebtedness are not secured by assets constituting Collateral and are non-recourse to the Loan Parties) in an aggregate principal amount not to exceed, at the time of the incurrence thereof, the greater of (i) $65~~0~~,000,000 and (ii) 10% of Consolidated EBITDA as of the last day of the most recently ended Test Period;

(t)           Incremental Equivalent Debt and any Permitted Refinancing thereof;

(u)         additional Indebtedness in an aggregate principal amount not to exceed, at the time of the incurrence thereof, the greater of (x) $2~~50~~93,000,000 and (y) 45% of Consolidated EBITDA as of the last day of the most recently ended Test Period;

(v)          Indebtedness in an aggregate principal amount not exceeding the Available Amount, provided that (i) at the time of the incurrence of such Indebtedness made utilizing amounts specified in clause (b) of the definition of “Available Amount”, no Specified Event of Default shall have occurred and be continuing or would result therefrom and (ii) such Indebtedness shall be subject only to the applicable Required Debt Terms;

(w)          (i) Indebtedness (in the form of senior secured, senior unsecured, senior subordinated, or subordinated notes or loans) incurred by the Borrower to the extent that 100% of the Net Cash Proceeds therefrom are, immediately after the receipt thereof, applied solely to the prepayment of Term Loans or the replacement of Revolving Credit Commitments in accordance with Section 2.05(b)(iii); provided that (A) ~~if such Indebtedness is secured on a junior basis to such Term Loans or Revolving Credit Loans, as applicable, or is unsecured, such Indebtedness shall not mature earlier than the date that is 91 days after the Maturity Date with respect to the relevant Term Loans or Revolving Credit Loans, as applicable, being refinanced, (B)~~ other than Inside Maturity Loans, such Indebtedness shall not mature prior to the Maturity Date of the Term Loans or Revolving Credit Loans, as applicable, being refinanced and, as of the date of the incurrence of such Indebtedness, the Weighted Average Life to Maturity of such Indebtedness (other than revolving loans) shall not be shorter than that of the then-remaining Term Loans being refinanced, (~~C~~B) no Restricted Subsidiary is a borrower or guarantor with respect to such Indebtedness unless such Restricted Subsidiary is a Subsidiary Guarantor which shall have previously or substantially concurrently guaranteed the Obligations, (~~D~~C) subject to clause (h) of the “Collateral and Guarantee Requirement”, such Indebtedness is not secured by any assets not securing the Obligations unless such assets substantially concurrently secure the Obligations, (~~E~~D) the terms and conditions of such Indebtedness (excluding pricing, call protection, premiums and optional prepayment or redemption terms or covenants or other provisions applicable only to periods after the maturity date of the Loans being refinanced) shall be either, taken as a whole, no more favorable to the lenders providing such Indebtedness, in their capacity as such or, solely in the case such Indebtedness is refinancing the Term Loans, be on market terms at the time of the establishment of such Indebtedness (in each case, as reasonably determined by the Borrower) (except for (x) covenants or other provisions applicable only to periods after the latest maturity date of the relevant Loans being refinanced or (y) to the extent any more restrictive covenant or provision is added for the benefit of (A) with respect to any such Indebtedness incurred as term B loans, such covenant or provision is also added for the benefit of each Facility remaining outstanding after the incurrence or issuance of such Indebtedness or (B) with respect to any revolving facility or Customary Term A Loans, such covenant or provision (except to the extent only applicable after the maturity date of the Revolving Credit Facility) is also added for the benefit of the Revolving Credit Facility to the extent it remains outstanding after the incurrence of such Indebtedness; it being understood and agreed that in each such case, no consent of the Administrative Agent and/or any Lender shall be required in connection with adding such covenant or provision), and (~~F~~E) such Indebtedness shall not be in a principal amount in excess of the amount of Term Loans or Revolving Credit Commitments, as applicable, so refinanced except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid and unused commitments, and fees and expenses reasonably incurred, in connection with such refinancing and (ii) any Permitted Refinancing thereof;

(x)          [reserved];

(y)         Indebtedness in respect of Permitted Debt Exchange Securities incurred pursuant to a Permitted Debt Exchange in accordance with Section 2.17 and any Permitted Refinancing thereof;

(z)          ~~[reserved]~~Guarantees in respect of any financing of third-party franchisees of the Borrower and its Restricted Subsidiaries;

(aa)        any other unsecured Indebtedness; provided that (1) at the time of such incurrence, the Interest Coverage Ratio shall be not less than 2.00:1.00, as of the last day of the most recently ended Test Period calculated on a Pro Forma Basis~~,~~ and (2) any such Indebtedness of any Subsidiaries that are non-Loan Parties (when taken together with any Indebtedness incurred by non-Loan Parties under clause (r)(ii)(B) or (r)(iii) of this Section 7.03) shall not exceed at the time of incurrence the greater of (X) $3~~00~~58,000,000 and (Y) 55.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period ~~and (3) any such Indebtedness shall be subject only to the applicable Required Debt Terms~~; and

(bb)       all premiums (if any), interest (including post-petition interest, capitalized interest or interest otherwise payable in kind), fees, expenses, charges and additional or contingent interest on obligations described in the foregoing clauses of this Section 7.03.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described above, the Borrower may classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses~~; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a) of this Section 7.03~~.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.

SECTION 7.04          Fundamental Changes.  Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)          any Restricted Subsidiary other than the Borrower may merge or amalgamate with any one or more other Restricted Subsidiaries (provided that when any Restricted Subsidiary that is a Loan Party is merging or amalgamating with another Restricted Subsidiary, a Loan Party shall be a continuing or surviving Person, as applicable, or the resulting entity shall succeed as a matter of law to all of the Obligations of such Loan Party);

(b)         (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party, (ii) (A) any Restricted Subsidiary may liquidate, dissolve or wind up, and (B) any Restricted Subsidiary may change its legal form, in each case, if ~~(x)~~ the Borrower determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders ~~and (y) in the case of any Loan Party, the Collateral Agent’s continuing security interest in such Loan Party’s property or assets is not adversely affected~~ and (iii) the Borrower may change its legal form if it determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries, and the Administrative Agent reasonably determines it is not disadvantageous to the Lenders;

(c)          any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (x) the transferee must be a Loan Party or (y) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary that is not a Loan Party in accordance with Section 7.02 and Section 7.03, respectively;

(d)          so long as no Event of Default exists or would result therefrom, the Borrower may merge or amalgamate with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof or the District of Columbia, (B) the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) the Successor Company shall cause such amendments, supplements or other instruments to be executed, delivered, filed and recorded (and deliver a copy of same to the Administrative Agent and Collateral Agent) in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Collateral Agent on the Collateral owned by or transferred to the Successor Company, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the UCC of the relevant states, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guaranty shall apply to the Successor Company’s obligations under the Loan Documents, (E) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (F) the Administrative Agent shall have received all documentation and other information about the Successor Company that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and (G) at the time of such merger or consolidation, shall be in pro forma compliance with the Financial Covenant; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement;

(e)         so long as no Event of Default exists or would result therefrom, any Restricted Subsidiary may merge or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.10;

(f)           the Transactions and the Spin-Off may be consummated;

(g)         so long as no Event of Default exists or would result therefrom, a merger, amalgamation, dissolution, winding up, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05, may be effected (other than pursuant to Section 7.05(e) and other than a Disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries); and

(h)          so long as no Event of Default exists or would result therefrom, a merger, dissolution, liquidation or consolidation, in each case, by and among the Borrower and/or its Restricted Subsidiaries, the purpose of which is to effect the Reorganization.

SECTION 7.05          Dispositions.  Make any Disposition, except:

(a)          Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;

(b)         Dispositions of inventory and immaterial assets in the ordinary course of business (including allowing any registrations or any applications for registration of any immaterial IP Rights to lapse or be abandoned in the ordinary course of business);

(c)        Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(d)         Dispositions of property to the Borrower or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party, (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02, or (iii) such Disposition shall consist of the transfer of Equity Interests in or Indebtedness of any Foreign Subsidiary to any other Foreign Subsidiary;

(e)          Dispositions permitted (other than by reference to this Section 7.05(e)) by Section 7.02, 7.04 and Section 7.06 and Liens permitted by Section 7.01;

(f)           Dispositions of Cash Equivalents;

(g)          leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(h)          transfers of property subject to Casualty Events;

(i)         Dispositions of Investments in JV Entities or non-Wholly-Owned Restricted Subsidiaries to the extent required by, or made pursuant to, customary buy/sell arrangements between the parties to such JV Entity or shareholders of such non-Wholly-Owned Restricted Subsidiaries set forth in the shareholder agreements, joint venture agreements, organizational documents or similar binding agreements relating to such JV Entity or non-Wholly-Owned Restricted Subsidiary;

(j)           Dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(k)           the unwinding of any Swap Contract pursuant to its terms;

(l)           Permitted Sale Leasebacks;

(m)       So long as no Event of Default would result therefrom, Dispositions not otherwise permitted pursuant to this Section 7.05 (including any Sale Leasebacks and the sale or issuance of Equity Interests in a Restricted Subsidiary); provided that (i) such Disposition shall be for fair market value as reasonably determined by the Borrower in good faith, (ii) with respect to any Disposition under this clause (m) for a purchase price in excess of the greater of (x) $~~5~~65,000,000 and (y) 10.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period, as reasonably determined by the Borrower at the time of such Disposition, the Borrower or any of its Restricted Subsidiaries shall receive not less than 75.0% of such consideration in the form of cash or Cash Equivalents for such Dispositions (provided, however, that for the purposes of this clause (m)(ii), the following shall be deemed to be cash: (A) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Borrower or any of its Restricted Subsidiaries and the valid release of the Borrower or such Restricted Subsidiary, by all applicable creditors in writing, from all liability on such Indebtedness or other liability in connection with such Disposition, (B) securities, notes or other obligations received by the Borrower or any of its Restricted Subsidiaries from the transferee that are converted by the Borrower or any of its Restricted Subsidiaries into cash or Cash Equivalents within 180 days following the closing of such Disposition, (C) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Disposition, to the extent that the Borrower and each of the other Restricted Subsidiaries are released from any Guarantee of payment of the Borrower in connection with such Disposition and (D) aggregate non-cash consideration received by the Borrower and its Restricted Subsidiaries for all Dispositions under this clause (m) having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed the greater of (x) $1~~00~~14,000,000 and (y) 17.5% of Consolidated EBITDA as of the last day of the most recently ended Test Period at any time outstanding (net of any non-cash consideration converted into cash and Cash Equivalents received in respect of any such non-cash consideration) and (iii) the Borrower or the applicable Restricted Subsidiary complies with the applicable provisions of Section 2.05;

(n)          any Disposition not otherwise permitted pursuant to this Section 7.05 in an amount not to exceed the greater of (x) $3~~0~~3,000,000 and (y) 5.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period;

(o)          The Borrower and its Restricted Subsidiaries may surrender or waive contractual rights and leases and settle or waive contractual or litigation claims in the ordinary course of business;

(p)       Dispositions of assets (including Equity Interests) acquired in connection with Permitted Acquisitions or other Investments permitted hereunder, which assets are obsolete or not used or useful to the core or principal business of the Borrower and the Restricted Subsidiaries or which Dispositions are made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition;

(q)          any swap of assets in exchange for services or other assets of comparable or greater fair market value useful to the business of the Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by the Borrower;

(r)           any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(s)           [reserved];

(t)        any “fee in lieu” or other Disposition of assets to any Governmental Authority that continue in use by the Borrower or any Restricted Subsidiary, so long as the Borrower or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee;

(u)           [reserved];

(v)          the Transactions and the Spin-Off may be consummated; and

(w)          any Disposition by the Borrower or a Restricted Subsidiary of the Capital Stock of, or indebtedness owned by, a Foreign Subsidiary to any Restricted Subsidiary pursuant to a Reorganization.

To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than the Borrower or any Subsidiary Guarantor, such Collateral shall be sold free and clear of the Liens created by the Loan Documents and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take and shall take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.06          Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, except:

(a)          [reserved];

(b)          (i) the Borrower may redeem in whole or in part any of its (or a parent company’s) Equity Interests for another class of its Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests, provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby and (ii) the Borrower may declare and make dividend payments or other distributions payable solely in Qualified Equity Interests;

(c)           Restricted Payments made in connection with the Transactions and/or the Spin-Off;

(d)        to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted (other than by reference to Section 7.06) by any provision of Section 7.02, Section 7.04 or Section 7.07(e);

(e)          repurchases of Equity Interests in the ordinary course of business in the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f)         The Borrower or any of its Restricted Subsidiaries may, in good faith, pay (or any Restricted Subsidiary may make Restricted Payments to the Borrower to allow the Borrower to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of it or of the Borrower held by any future, present or former employee, director, manager, officer or consultant (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower or any of its Subsidiaries pursuant to any employee, management, director or manager equity plan, employee, management, director or manager stock option plan or any other employee, management, director or manager benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, manager, officer or consultant of the Borrower or any Subsidiary; provided that such payments do not exceed at the time made the greater of (x) $4~~0~~9,000,000 and (y) 7.5% of Consolidated EBITDA as of the last day of the most recently ended Test Period) in any calendar year; provided that any unused portion of the preceding basket for any calendar year may be carried forward to the next succeeding calendar year, so long as the aggregate amount of all Restricted Payments made pursuant to this Section 7.06(f) in any calendar year (after giving effect to such carry forward) shall not exceed at the time made the greater of (x) $~~60~~82,000,000 and (y) 12.5% of Consolidated EBITDA as of the last day of the most recently ended Test Period; provided, further, that cancellation of Indebtedness owing to the Borrower or any of its Subsidiaries from members of management of the Borrower or any of the Borrower’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Borrower will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(g)          The Borrower and its Restricted Subsidiaries may make Restricted Payments to any parent company:

(i)          for any taxable period for which the Borrower is a member of a consolidated, combined or similar income tax group of which any parent company is the common parent (or a disregarded entity, partnership or other pass-through entity that is wholly-owned (directly or indirectly) by such a tax group), to pay the consolidated, combined or similar income tax liability of such tax group that is attributable to the income of the Borrower and/or its applicable Subsidiaries included in such group that the Borrower or Subsidiaries have not otherwise paid; provided that (x) no such payments shall exceed the amount of such taxes that the Borrower and/or applicable Subsidiaries would have paid had such entity(ies) been a stand-alone corporate taxpayer (or stand-alone corporate group) for all taxing years ending after the date of this Agreement (less any amount in respect thereof actually paid by such Persons directly), and (y) any such payments attributable to an Unrestricted Subsidiary shall be limited to the amount of any cash paid by such Unrestricted Subsidiary to the Borrower or any of its respective Restricted Subsidiaries for such purpose;

(ii)         the proceeds of which shall be used to pay such equity holder’s operating costs and expenses incurred in the ordinary course of business, other overhead costs and expenses and fees (including (v) administrative, legal, accounting and similar expenses provided by third parties, (w) trustee, directors, managers and general partner fees, (x) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claim, litigation or proceeding, (y) fees and expenses (including any underwriters discounts and commissions) related to any investment or acquisition transaction (whether or not successful) and (z) payments in respect of indebtedness and equity securities of any direct or indirect holder of Equity Interests in the Borrower to the extent the proceeds are used or will be used to pay expenses or other obligations described in this Section 7.06(g)) which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Borrower and its Subsidiaries (including any reasonable and customary indemnification claims made by directors, managers or officers of the Borrower attributable to the direct or indirect ownership or operations of the Borrower and its Subsidiaries) and fees and expenses otherwise due and payable by the Borrower or any of its Restricted Subsidiaries and permitted to be paid by the Borrower or such Restricted Subsidiary under this Agreement;

(iii)         the proceeds of which shall be used to pay franchise and excise taxes, and other fees and expenses, required to maintain its organizational existence;

(iv)         to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) the Borrower shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be held by or contributed to the Borrower or a Restricted Subsidiary or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into it or a Restricted Subsidiary in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.10;

(v)         the proceeds of which shall be used to pay customary costs, fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement;

(vi)         the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries; and

(vii)         Public Company Costs,

(h)         The Borrower or any of its Restricted Subsidiaries may pay any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement (it being understood that a distribution pursuant to this Section 7.06(h) shall be deemed to have utilized capacity under such other provision of this Agreement);

(i)          The Borrower or any of its Restricted Subsidiaries may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(j)          The Borrower or any of its Restricted Subsidiaries may make additional Restricted Payments in an amount not to exceed at the time made the greater of (x) $2~~50~~93,000,000 and (y) 45% of Consolidated EBITDA as of the last day of the most recently ended Test Period;

(k)         The Borrower or any of its Restricted Subsidiaries may make additional Restricted Payments in an amount not to exceed the Available Amount; provided that at the time of any such Restricted Payment, no Specified Event of Default shall have occurred and be continuing or would result therefrom;

(l)          (i) any Restricted Payment by the Borrower to pay listing fees and other costs and expenses attributable to being a publicly traded company which are reasonable and customary and (ii) Restricted Payments not to exceed at the time made 6% per annum of the Market Capitalization of the Borrower;

(m)         The Borrower or any of its Restricted Subsidiaries may make additional Restricted Payments; provided that, at the time of such Restricted Payment, the Total Leverage Ratio as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than 3.50:1.00 and no Specified Event of Default shall have occurred and be continuing or would result therefrom;

(n)          the distribution, by dividend or otherwise, of Equity Interests of an Unrestricted Subsidiary or Indebtedness owed to the Borrower or a Restricted Subsidiary of an Unrestricted Subsidiary, provided that in each case the principal assets of such Unrestricted Subsidiary are not cash and Cash Equivalents received as Investments from the Borrower or any of the Restricted Subsidiaries;

(o)        The Borrower or any of its Restricted Subsidiaries may pay any dividend or distribution on any Disqualified Equity Interests incurred in accordance with Section 7.03(h);

(p)        payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options or warrants and the vesting of restricted stock and restricted stock units;

(q)          each Restricted Subsidiary may make Restricted Payments to the Borrower and other Restricted Subsidiaries of the Borrower (and, in the case of any such Restricted Subsidiary making such Restricted Payment, to other holders of its Equity Interests on a no more than pro rata basis measured by value); and

(r)         distributions or payments by dividend or otherwise, among the Borrower and its Restricted Subsidiaries in connection with a Reorganization.

Notwithstanding anything herein to the contrary, the foregoing provisions of Section 7.06 will not prohibit the consummation of any irrevocable redemption, purchase, defeasance, distribution or other payment within 60 days after the date of the giving of the irrevocable notice or declaration thereof if at the date of such notice or declaration, such payment would have complied with the provisions of this Agreement.

For purposes of determining compliance with this Section 7.06, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described above, the Borrower shall, in its sole discretion, classify or divide such Restricted Payment (or any portion thereof) in any manner that complies with this covenant.

SECTION 7.07          Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower (other than any transaction having a fair market value not in excess of the greater of (x) $~~5~~65,000,000 and (y) 10.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period in a single transaction), whether or not in the ordinary course of business, other than:

(a)          transactions between or among the Borrower or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b)          transactions on terms not less favorable to the Borrower or any Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c)           the Transactions and/or the Spin-Off and the payment of fees and expenses related to the Transactions and/or the Spin-Off;

(d)          the issuance of Equity Interests to any officer, director, manager, employee or consultant of the Borrower or any of its Subsidiaries or any parent company in connection with the Transactions and/or the Spin-Off;

(e)          [reserved];

(f)          equity issuances, repurchases, redemptions, retirements or other acquisitions or retirements of Equity Interests by the Borrower or any of its Restricted Subsidiaries permitted under Section 7.06;

(g)          loans and other transactions by and among the Borrower and/or one or more Subsidiaries to the extent permitted under this Article VII;

(h)       employment and severance arrangements between the Borrower or any of its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(i)          without duplication, payments by the Borrower and its Restricted Subsidiaries pursuant to any tax sharing agreements among the Borrower, any parent company and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Restricted Subsidiaries;

(j)          the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Borrower and its Restricted Subsidiaries or any parent company in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(k)          transactions pursuant to agreements in existence on a Closing Date and set forth on Schedule 7.07 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(l)          dividends and other distributions permitted under Section 7.06 and/or Investments permitted under Section 7.02 (in each case, other than by reference to this Section 7.07);

(m)        on and prior to the Spin-Off, transactions with the Parent and/or its subsidiaries in the normal or ordinary course of business consistent with past practice;

(n)        transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary pursuant to Section 6.13; provided that such transactions were not entered into in contemplation of such redesignation;

(o)          transactions listed on Schedule 7.07;

(p)          transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are fair to the Borrower and/or its applicable Restricted Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(q)          the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;

(r)          any intercompany loans made by the Borrower to any Restricted Subsidiary; provided that all such intercompany loans of any Loan Party owed to any Person that is not a Loan Party shall be subject to the subordination terms set forth in Section 3.02 of the Guaranty (but only to the extent permitted by applicable law and not giving rise to material adverse tax consequences);

(s)          any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of the Borrower or any parent company of the Borrower or any Restricted Subsidiary;

(t)          (i) any collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement entered into by the Borrower or any of its Restricted Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) transactions pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement; and

(u)          any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Borrower from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is on terms that are no less favorable to the Borrower or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate.

SECTION 7.08          Prepayments, Etc., of Indebtedness.

(a)          Optionally prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner prior to the date that is one year prior to the scheduled maturity date thereof any Junior Debt with an outstanding principal amount in excess of the Threshold Amount (it being understood that payments of regularly scheduled interest and “AHYDO” payments under any such Junior Debt Documents and mandatory prepayments ~~in respect of the Senior Unsecured Notes~~, repurchases and redemptions under any such Junior Debt Documents shall not be prohibited by this clause), except for (i) the refinancing thereof with the Net Cash Proceeds of any Equity Interest (other than Disqualified Equity Interests) or Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing), (ii) the conversion thereof to Equity Interests (other than Disqualified Equity Interests) of the Borrower or any parent company, (iii) prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity in an aggregate amount at the time made not to exceed (A) the greater of, at the time made, (x) $1~~6~~95,000,000 and (y) 30% of Consolidated EBITDA as of the last day of the most recently ended Test Period plus (B) the Available Amount (provided that, at the time of any such payment, with respect to any prepayments, redemptions, purchases, defeasances and other payments made utilizing the Available Amount, no Specified Event of Default shall have occurred and be continuing or would result therefrom), (iv) other prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity (provided that, at the time of such prepayments, redemptions, purchases, defeasances or other payments, (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Total Leverage Ratio as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than 3.50:1.00), (v) other prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity as part of an applicable high yield discount obligation catch-up payment, (vi) other prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity in an amount equal to the aggregate amount of cash contributions made after the Initial Closing Date to the Borrower in exchange for Qualified Equity Interests of the Borrower, such contributions are utilized, except to the extent utilized in connection with any other transaction permitted by Section 7.02, Section 7.03 or Section 7.06, and except to the extent such cash contributions increase the Available Amount, are made in connection with the Spin-Off or constitute a Cure Amount and  (vii) other prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity with respect to intercompany Indebtedness among the Borrower and its Subsidiaries permitted under Section 7.03, subject to the subordination provisions applicable thereto.

(b)          Amend, modify or change in any manner materially adverse to the interests of the Lenders, taken as a whole, in their capacity as such, any term or condition of any Junior Debt Documents without the consent of the Required Lenders (not to be unreasonably withheld or delayed), and excluding any such amendment or modification that would not be prohibited under the definition of “Permitted Refinancing” with respect to such Junior Debt.

For purposes of determining compliance with this Section 7.08, in the event that a prepayment, redemption, purchase or other satisfaction of Junior Debt meets the criteria of more than one of the categories described above, the Borrower shall, in its sole discretion, classify or divide such prepayment, redemption, purchase or other satisfaction of Junior Debt (or any portion thereof) in any manner that complies with this covenant.

SECTION 7.09          Financial Covenants. Except with the written consent of the Required Pro Rata Facility Lenders, for any Test Period (commencing with the Test Period ending on or about December 31, 2021), the Borrower will not permit the First Lien Leverage Ratio of the Borrower and its Restricted Subsidiaries on a consolidated basis as of the last day of such Test Period to exceed 5.00:1.00.

SECTION 7.10          Amendments or Waivers of Organizational Documents.  Except in connection with a transaction permitted by Section 7.04, the Borrower shall not agree to any material amendment, restatement, supplement or other modification to, or waiver of its Organization Documents, in each case in a manner that has a material adverse effect on the Lenders (taken as a whole), in their capacity as such, in each case after the Initial Closing Date without in each case obtaining the prior written consent of Required Lenders to such amendment, restatement, supplement or other modification or waiver.

SECTION 7.11          Restrictions on Subsidiaries’ Distributions.  The Borrower shall not, nor shall the Borrower permit any of the Restricted Subsidiaries to, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of any Restricted Subsidiary of the Borrower that is not a Guarantor to make Restricted Payments to the Borrower or any Guarantor or to make or repay intercompany loans and advances to the Borrower or any Guarantor; provided that this Section 7.11 shall not apply to Contractual Obligations which (i)(x) exist on a Closing Date and (to the extent not otherwise permitted by this Section 7.11) are listed on Schedule 7.11 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower; provided, further, that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.13, (iii) represent Indebtedness of a Restricted Subsidiary of the Borrower which is not a Loan Party which is permitted by Section 7.03, (iv) arise in connection with any Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition or (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business.

ARTICLE VIII

Events of Default and Remedies

SECTION 8.01          Events of Default.  Any of the following events referred to in any of clauses (a) through (k) inclusive of this Section 8.01 shall constitute an “Event of Default”:

(a)          Non-Payment.  Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, (ii) within three (3) Business Days of when required to be paid herein, any amount required to be reimbursed to an L/C Issuer pursuant to Section 2.03(c)(i) or (iii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)         Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in (i) any of Section 5.19 (solely with respect to the second sentence appearing therein), Section 6.03(a)(i) or Section 6.04, Article VII (other than Section 7.09) or Section 10.24(b) or (ii) Section 7.09; provided that (i) no Default or Event of Default under Section 7.09 shall be deemed to have occurred until the date that is 15 Business Days after the date the financials for the relevant fiscal quarter are required to be delivered hereunder if the Borrower  then has a Cure Right under Section 8.05  with respect to the applicable breach and has delivered notice thereof, (ii) any Event of Default under Section 7.09 shall be subject to cure pursuant to Section 8.05 and (iii with respect to any Default or Event of Default under Section 7.09 subject to cure, during the period commencing on the date such financials are required to be delivered until the earlier of the exercise of a Cure Right and the expiration of the relevant cure period, (x) the Lenders shall not be required to make any Credit Extension and (y) no action hereunder, the taking of which is subject to no Default or Event of Default having occurred or be continuing, shall be permitted) and (v) no Default or Event of Default under Section 7.09 shall constitute a Default or an Event of Default with respect to any Loans or Commitments hereunder, other than the Revolving Credit Loans, the Term A Loans and the Revolving Credit Commitments, until the date on which all Term A Loans and all Loans under each Revolving Credit Facility have been accelerated and all Revolving Credit Commitments have been terminated as a result of such breach, in each case, by the Required Pro Rata Facility Lenders, and the Required Pro Rata Facility Lenders have not rescinded such acceleration; or

(c)         Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower of written notice thereof by the Administrative Agent or the Required Lenders; or

(d)          Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made and such incorrect or misleading representation, warranty, certification or statement of fact, if capable of being cured, remains so incorrect or misleading for thirty (30) days after receipt by the Borrower of written notice thereof by the Administrative Agent or the Required Lenders; or

(e)          Cross-Default.  Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than (i) with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and (ii) any event requiring prepayment pursuant to customary asset sale provisions), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness having an aggregate principal amount (or, in the case of a Swap Contract, Swap Termination Value) of not less than the Threshold Amount (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due (or requires an offer to purchase) as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided further that, any failure described under clause (i) or (ii) above is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the commitments or acceleration of the Loans pursuant to Article VIII; provided further that solely with respect to Parent (it being agreed that Parent shall be a Loan party only prior to the consummation of the Spin-Off), no event described in this Section 8.01(e) shall constitute an Event of Default unless the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) has caused, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; or

(f)        Insolvency Proceedings, Etc.  Any Loan Party or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or

(g)          Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)          Judgments.  There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money with an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i)           Invalidity.  Any material provision of any Guarantee or any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or Section 7.05) or as a result of acts or omissions by the Administrative Agent or the satisfaction in full of all the Loan Obligations and termination of the Aggregate Commitments, ceases to be in full force and effect or in the case of any Collateral Document, ceases to create a valid and perfected first priority lien on the Collateral covered thereby; or any Loan Party contests in writing the validity or enforceability of any material provision of any Guarantee or any Collateral Document (other than in an informational notice delivered to the Administrative Agent and/or the Collateral Agent); or any Loan Party denies in writing that it has any or further liability or obligation under any Guarantee or any Collateral Document (other than as a result of repayment in full of the Loan Obligations, termination of the Aggregate Commitments or release of the applicable Guarantee), or purports in writing to revoke or rescind any Guarantee or any Collateral Document, except to the extent that any such loss of perfection or priority results from (x) the failure of the Collateral Agent to maintain possession of certificates or other possessory collateral actually delivered to it representing securities or other collateral pledged under the Collateral Documents or the Collateral Agent’s failure to file or maintain any filings required for perfection (including the filing of UCC financing statement or continuations, filings regarding IP rights or similar filings) and/or (y) a release of any Guarantee or Collateral in accordance with the terms hereof or thereof and, except as to Collateral consisting of Material Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or disclaimed in writing that such losses are covered by such title insurance policy;

(j)           Change of Control.  There occurs any Change of Control; or

(k)          ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or ERISA Affiliate under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under ERISA and the Code under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (iii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is being terminated, within the meaning of Title IV of ERISA, and as a result of such termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such termination occurs by an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or (iv) a termination, withdrawal or noncompliance with applicable law or plan terms or other event similar to an ERISA Event occurs with respect to a Foreign Plan that would reasonably be expected to result in a Material Adverse Effect.

SECTION 8.02           Remedies Upon Event of Default.  If any Event of Default occurs and is continuing (subject, in the case of an Event of Default under Section 8.01(b)(ii), to the proviso thereto and the Cure Right set forth in Section 8.05), the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an Event of Default under Sections 8.01(f) or (g), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03           Exclusion of Immaterial Subsidiaries.  Solely for the purpose of determining whether a Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Subsidiary that is an Immaterial Subsidiary or at such time could, upon designation by the Borrower, become an Immaterial Subsidiary affected by any event or circumstances referred to in any such clause unless the Consolidated Total Assets of such Subsidiary together with the Consolidated Total Assets of all other Subsidiaries affected by such event or circumstance referred to in such clause, shall exceed 5% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries on a consolidated basis.

SECTION 8.04           Application of Funds.  If the circumstances described in Section 2.12(g) have occurred, or after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), including in any bankruptcy or insolvency proceeding, any amounts received on account of the Obligations shall be applied by the Administrative Agent, subject to any Acceptable Intercreditor Agreement then in effect, in the following order:

First, to payment of that portion of the Loan Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent and Collateral Agent in its capacity as such;

Second, to payment of that portion of the Loan Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Loan Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal, Unreimbursed Amounts or face amounts of the Loans, L/C Borrowings and Obligations arising under Secured Hedge Agreements, Cash Management Obligations and for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations that are due and payable to the Administrative Agent, the Collateral Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent, the Collateral Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower.

Notwithstanding the foregoing, (a) amounts received from the Borrower or any Guarantor that is not a “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to the obligations that are Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause (a), to the extent permitted by applicable law, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause Fourth above from amounts received from “Eligible Contract Participants” to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to obligations described in clause Fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other obligations pursuant to clause Fourth above) and (b) Cash Management Obligations and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as applicable.  Each Cash Management Bank and Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

SECTION 8.05           Right to Cure.

(a)           Notwithstanding anything to the contrary contained in Section 8.01(b), in the event that the Borrower fails to comply with the Financial Covenant, from the last day of the Test Period until the expiration of the fifteenth Business Day after the date on which financial statements with respect to the Test Period in which such covenant is being measured are required to be delivered pursuant to Section 6.01, the Borrower may designate any direct equity investment in the Borrower in cash in the form of common Equity Interests (or other Qualified Equity Interests of the Borrower reasonably acceptable to the Administrative Agent) made during the Test Period until the end of such time period as a Cure Amount (the “Cure Right”), and upon the receipt by the Borrower of net cash proceeds corresponding to the exercise of the Cure Right (the “Cure Amount”), the Financial Covenant shall be recalculated, giving effect to a pro forma increase to Consolidated EBITDA for such Test Period in an amount equal to such Cure Amount; provided that (x) such pro forma adjustment to Consolidated EBITDA shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the Financial Covenant with respect to any Test Period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Loan Document (including, without limitation, for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any covenant under Article VII) for the quarter with respect to which such Cure Right was exercised and (y) there shall be no reduction in Indebtedness in connection with any Cure Amounts for determining compliance with Section 7.09 and no Cure Amounts will reduce (or count towards) the First Lien Leverage Ratio, the Secured Leverage Ratio or the Total Leverage Ratio for purposes of any calculation thereof, in each case, for the fiscal quarter with respect to which such Cure Right was exercised, except that with respect to fiscal quarters thereafter,  such reduction may apply but only to the extent the proceeds are actually applied to prepay Indebtedness pursuant to Section 2.05(a).

(b)          If, after the exercise of the Cure Right and the recalculations pursuant to clause (a) above, the Borrower shall then be in compliance with the requirements of the Financial Covenant during such Test Period (including for purposes of Section 4.03), the Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 8.01 that had occurred shall be deemed cured; provided that (i) the Cure Right may be exercised on no more than five (5) occasions, (ii) in each four consecutive fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Cure Right is exercised and (iii) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenant.

(c)           Notwithstanding anything in this Agreement to the contrary, following the delivery by the Borrower of a written notice to the Administrative Agent of its intent to exercise the Cure Right (x) the Lenders shall not be permitted to exercise any rights then available as a result of an Event of Default under this Article VIII on the basis of a breach of the Financial Covenant so as to enable the consummation of the Cure Right as permitted under this Section 8.05 and (y) the Lenders shall not be required to make any Credit Extension and the L/C Issuers shall not be required to make any L/C Credit Extension unless and until the Borrower has received the Cure Amount required to cause the Borrower to be in compliance with the Financial Covenant.

SECTION 8.06           Change of Control.  Notwithstanding the definition of a Change of Control:

(a)          a transaction will not be deemed to involve a Change of Control solely as a result of the Borrower becoming (or, prior to the Spin-Off, being) a direct or indirect Wholly-Owned Subsidiary of a holding company if:

(i)          (A) the direct or indirect holders of the voting Equity Interests of such holding company immediately following that transaction are substantially the same as the holders of the Borrower’s voting Equity Interests immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the voting Equity Interests of such holding company; and

(ii)        in the case of the direct parent of the Borrower that becomes such a holding company on and after the date of the Spin-Off (“Holdings”), (A) the Administrative Agent shall have received all documentation and other information about Holdings that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, (B) Holdings shall be an entity organized or existing under the Laws of the United States, any state thereof or the District of Columbia, (C) on or prior to the consummation of such transaction, (1) Holdings and the Borrower shall enter into an amendment to this Agreement to add a passive holdings covenant substantially in the form of Exhibit M hereto and to effect an accession of Holdings as a Loan Party party to this Agreement (which amendment shall only require the consent of only the Administrative Agent notwithstanding anything to the contrary contained in Section 10.01) and (2) Holdings shall enter into a Guaranty and shall cause such agreements, amendments, supplements, stock certificates or other instruments to be executed, delivered, filed and recorded (and deliver a copy of same to the Administrative Agent and Collateral Agent) in such jurisdictions as may be required by applicable law to create and perfect the Lien of the Collateral Agent on all of the Equity Interests issued by the Borrower and all other Collateral owned by Holdings, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the UCC of the relevant states;

(b)         the right to acquire voting Equity Interests (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of voting Equity Interests will not cause a party to be a beneficial owner; and

(c)          the Spin-Off (and transactions to consummate the Spin-Off) shall not constitute, or be deemed to constitute, or result in, a “Change of Control”.

ARTICLE IX

Administrative Agent and Other Agents

SECTION 9.01           Appointment and Authorization of Agents.

(a)          Each Lender and each L/C Issuer hereby irrevocably appoints, designates and authorizes the Administrative Agent and Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent and Collateral Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent and Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent and Collateral Agent, regardless of whether a Default or Event of Default has occurred and is continuing.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  The provisions of this Article IX are solely for the benefit of, and among the Administrative Agent, the Collateral Agent, the Lenders and each L/C Issuer, and neither the Borrower nor any other Loan Party shall be bound by or have rights as a third party beneficiary of any such provisions (except to the extent such rights are set forth herein, including with respect to such rights in Section 9.09).

(b)        Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c)         Each Lender and each L/C Issuer hereby irrevocably appoints, designates and authorizes Bank of America to act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, L/C Issuer (if applicable) and a potential Hedge Bank or Cash Management Bank) and each L/C Issuer hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest, charge or other Lien created by the Collateral Documents for and on behalf of or on trust for) such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) and Article X as if set forth in full herein with respect thereto.

SECTION 9.02           Delegation of Duties.  The Administrative Agent and the Collateral Agent may perform any and all of their duties and exercise their rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent and/or the Collateral Agent.  The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through their respective Affiliates.  The exculpatory, indemnification and other provisions of this Article (including this Section 9.02 and Sections 9.03 and 9.07) and Section 10.05 shall apply to any Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent and the Collateral Agent.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Article (including this Section 9.02 and Sections 9.03 and 9.07) and Section 10.05 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent and/or the Collateral Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent or the Collateral Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

SECTION 9.03           Liability of Agents.  No Agent-Related Person shall (a) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby, including their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and/or the Collateral Agent (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for (or shall have any duty to ascertain or inquire into) (A) any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or made in any written or oral statements or in any financial or other statements or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent and/or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, (B) the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, (C) the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations or (D) the value or the sufficiency of any Collateral or the satisfaction of any condition set forth in Article IV or elsewhere herein or that the Liens granted to the Collateral Agent have been properly or sufficiently created, perfected, protected, enforced or entitled to any particular priority, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and/or the Collateral Agent, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.  Anything contained herein to the contrary notwithstanding, no Agent-Related Person shall have any liability arising from confirmations of the amount of outstanding Loans or the L/C Obligations or the component amounts thereof or shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.  No Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law.  No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), or in the absence of its own gross negligence or willful misconduct.  The exculpatory provisions of this Article shall apply to any such Affiliates, agents, employees or attorneys-in-fact, such sub-agents, and their respective activities in connection with the syndication of credit facilities provided for herein as well as activities of the Administrative Agent and/or the Collateral Agent.

SECTION 9.04           Reliance by Agents.

(a)         Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, request, consent, certificate, instrument, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent and shall not incur any liability for relying thereon.  Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or under any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance).

(b)          For purposes of determining compliance with the conditions specified in Section 4.01 and Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.

SECTION 9.05           Notice of Default.  None of the Administrative Agent or the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the Lenders of its receipt of any such notice.  Subject to the other provisions of this Article IX, the Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.06           Credit Decision; Disclosure of Information by Agents.  Each Lender and each L/C Issuer acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender and each L/C Issuer represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender and each L/C Issuer also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide (and shall not be liable for the failure to provide) any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07           Indemnification of Agents.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it in its capacity as an Agent-Related Person; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent and the Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, if any.  The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Loan Obligations and the resignation of the Administrative Agent or the Collateral Agent.

SECTION 9.08          Agents in their Individual Capacities.  Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Bank of America were not the Administrative Agent and the Collateral Agent hereunder and without notice to or consent of (nor any duty to accept therefor to) the Lenders.  The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Loan Party or any Affiliate of a Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Collateral Agent, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

SECTION 9.09          Successor Agents.  The Administrative Agent and the Collateral Agent may resign as the Administrative Agent and Collateral Agent, as applicable, upon thirty (30) days’ notice to the Lenders and the Borrower.  If the Administrative Agent or the Collateral Agent resigns under this Agreement, the Required Lenders shall appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, which appointment of a successor agent shall require the consent of the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed).  If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent or the Collateral Agent, as applicable, may appoint, after consulting with the Lenders and the Borrower, a successor agent meeting the qualifications set forth above, which successor may not be a Defaulting Lender or Disqualified Lender.  Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the term “Collateral Agent” shall mean such successor collateral agent and/or supplemental agent, as described in Section 9.01(c), and the retiring Administrative Agent’s or retiring Collateral Agent’s, as applicable, appointment, powers and duties as the Administrative Agent or Collateral Agent, as applicable, shall be terminated.  After the retiring Administrative Agent’s or retiring Collateral Agent’s resignation, as applicable, hereunder as the Administrative Agent or the Collateral Agent, as applicable, the provisions of this Article IX and Section 10.04 and Section 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or the Collateral Agent, as applicable, under this Agreement.  If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent or the Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed).  Upon the acceptance of any appointment as the Administrative Agent or the Collateral Agent, as applicable, hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or the Collateral Agent, as applicable, and the retiring Administrative Agent and/or Collateral Agent shall, to the extent not previously discharged, be discharged from its duties and obligations under the Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent or the successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s or retiring Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent or retiring Collateral Agent, as applicable, and its agents and sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or retiring Collateral Agent, as applicable, was acting as Administrative Agent and/or Collateral Agent, as applicable.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall, at its election, also constitute its resignation as L/C Issuer.  If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).  Upon the appointment by the Borrower of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

SECTION 9.10           Administrative Agent May File Proofs of Claim; Credit Bidding.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Section 2.09 and Section 10.04) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)        any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Administrative Agent under Section 2.09 and Section 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (h) of Section 10.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

SECTION 9.11           Collateral and Guaranty Matters.  The Lenders and the L/C Issuer irrevocably agree that:

(a)          any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Loan Obligations (other than contingent indemnification obligations not yet accrued and payable), the expiration or termination of all Letters of Credit with no pending drawings (other than Letters of Credit that have been backstopped, Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer have been made) and any other obligation (including a guarantee) that is contingent in nature), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than any other Loan Party, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below, (v) if the property subject to such Lien becomes Excluded Property and/or (vi) immediately prior to but substantially concurrently with the consummation of the Spin-Off (provided that any such Lien is promptly reinstated upon the consummation of the Spin-Off);

(b)          the Collateral Agent is authorized to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(e), 7.01(f), 7.01(g), 7.01(i), 7.01(m), 7.01(o), 7.01(p), 7.01(q), 7.01(t), 7.01(v), 7.01(w), 7.01(y), 7.01(aa) (to the extent the relevant Lien is of the type to which the Lien of the Collateral Agent is otherwise subordinated under this clause (b) pursuant to any of the other exceptions to Section 7.01 that are expressly included in this clause (c)), 7.01(dd) (to the extent the relevant Lien is of the type to which the Lien of the Collateral Agent is otherwise subordinated under this clause (b) pursuant to any of the other exceptions to Section 7.01 that are expressly included in this clause (b)), and/or 7.01(oo); provided, that the subordination of any Lien on any property granted to or held by the Collateral Agent shall only occur with respect to any Lien on such property that is permitted by Sections 7.01(i), 7.01(q), 7.01(aa), 7.01(dd) and/or 7.01(oo) to the extent that the Lien of the Collateral Agent with respect to such property is required to be subordinated to the relevant Permitted Lien in accordance with the documentation governing the Indebtedness that is secured by such Permitted Lien; and

(c)         if any Subsidiary Guarantor becomes an Excluded Subsidiary or is transferred to any Person other than the Borrower or a Restricted Subsidiary, in each case as a result of a transaction or designation permitted hereunder (as certified in writing delivered to the Administrative Agent by a Responsible Officer), (x) such Subsidiary shall be automatically released from its obligations under the Guaranty and (y) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary (to the extent such Equity Interests have become Excluded Equity or are being transferred to a Person that is not a Loan Party) shall be automatically released.

(d)          immediately prior to but substantially concurrently with the Spin-Off, if applicable, the Parent shall be automatically released from its obligations under the Guaranty.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11.  In each case as specified in this Section 9.11, the Administrative Agent and Collateral Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent and Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11; provided that, upon the reasonable request by the Administrative Agent, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer certifying that the transactions giving rise to such request have been consummated in accordance with this Agreement and the other Loan Documents.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral (including through any right of set-off) or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 9.12          Other Agents; Arrangers and Managers.  None of the Lenders, the Agents, the Arrangers, or other Persons identified on the facing page or signature pages of this Agreement as a “joint lead arranger and bookrunner,” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.13           Appointment of Supplemental Administrative Agents.

(a)         It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and, collectively, as “Supplemental Administrative Agents”).

(b)         In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Section 10.04 and Section 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c)         Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent.  In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

SECTION 9.14          Withholding Tax.  To the extent required by any applicable Law (as determined in good faith by the Administrative Agent), the Administrative Agent may deduct or withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to Tax or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.14.  The agreements in this Section 9.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations.  For the avoidance of doubt, (1) the term “Lender” shall, for purposes of this Section 9.14, include any L/C Issuer and (2) this Section 9.14 shall not limit or expand the obligations of the Loan Parties under Section 3.01 or any other provision of this Agreement.

SECTION 9.15          Cash Management Obligations; Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender (if applicable) and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations or Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank shall indemnify and hold harmless each Agent and each of its directors, officers, employees, or agents, to the extent not reimbursed by the Loan Parties, against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent or its directors, officers, employees, or agents in connection with such provider’s Cash Management Obligations or Obligations arising under Secured Hedge Agreements; provided, however, that no Cash Management Bank or Hedge Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  No Cash Management Bank or Hedge Bank will create (or be deemed to create) in favor of any such provider, as applicable, any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents.  By accepting the benefits of the Collateral, each such Cash Management Bank or Hedge Bank shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this Section 9.15.

SECTION 9.16           [Reserved].

SECTION 9.17           Certain ERISA Matters.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, Collateral Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)       the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)       such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Collateral Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)          none of the Administrative Agent, the Collateral Agent and the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)      the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)      the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)      he Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)         no fee or other compensation is being paid directly to the Administrative Agent, the Collateral Agent and the Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)          The Administrative Agent, the Collateral Agent and the Arrangers hereby informs each Lender that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 9.18      Recovery of Erroneous Payment. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any 2022 Revolving Credit Lender or Term A Lender, whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each 2022 Revolving Credit Lender or Term A Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand, but in no event later than two Business Days after such demand (or such later date as the Administrative Agent may, in its sole discretion, specify in writing) the Rescindable Amount received by such 2022 Revolving Credit Lender or Term A Lender in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  Each 2022 Revolving Credit Lender and Term A Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each 2022 Revolving Credit Lender or Term A Lender, as applicable, promptly upon determining that any payment made to such 2022 Revolving Credit Lender or Term A Lender comprised, in whole or in part, a Rescindable Amount. This Section 9.18 shall solely be an agreement between the Administrative Agent, the 2022 Revolving Credit Lenders and the Term A Lenders. For the avoidance of doubt, and notwithstanding anything to the contrary in this Section 9.18 or in any other Loan Document, no Term B Lender shall have any obligations, liabilities or responsibilities for any actions, consequences or remediation (including any repayment or recovery of any amounts) contemplated by this Section 9.18 and nothing in this Section 9.18 shall require any Term B Lender to pay any amounts in connection with any Rescindable Amount or this Section 9.18.

ARTICLE X

Miscellaneous

SECTION 10.01         Amendments, Etc.  Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be (a copy of which shall be reasonably promptly provided to the Administrative Agent; provided that any failure to deliver such copy shall not invalidate such waiver, amendment or modification) (it being agreed that the Borrower shall use commercially reasonable efforts to provide a draft of such amendment to the Administrative Agent to the extent practicable, prior to execution thereof; provided that, (x) the failure to deliver such copy shall not impact the validity or enforceability of such amendment, consent or waiver, (y) such obligation to deliver such draft shall be subject to any confidentiality obligations owing to third parties and attorney client privilege, to the extent applicable and (z) such failure to comply with this parenthetical shall not result in any Default or Event of Default), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)          extend or increase the Commitment of any Lender without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders) (it being understood that a waiver of any condition precedent set forth in Section 4.03 (other than a waiver thereof without the consent of the Required Revolving Credit Lenders in connection with a Credit Extension under the Revolving Credit Facility) or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)          postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or Section 2.08, fees or other amounts without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders), it being understood that the waiver of (or amendment to the terms of) (i) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and (ii) the MFN Provisions or other “most favored nation” provisions and the application thereof shall not constitute a postponement or reduction of the amount of interest or other amounts;

(c)          reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders), it being understood that (x) any change to the definition of any financial ratio (including the First Lien Leverage Ratio, the Secured Leverage Ratio, the Total Leverage Ratio and/or the Interest Coverage Ratio) or in each case, the component definitions thereof and/or (y) any amendment, supplement, modification and/or waiver of the MFN Provisions shall, in each case of the foregoing clauses (x) and (y), not constitute a reduction in the rate of interest or fees or other amounts payable; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)         change any provision of this Section 10.01 or the definition of “Required Lenders,” “Required Pro Rata Facility Lenders”, “Required Revolving Credit Lenders,” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents without the written consent of each Lender directly and adversely affected thereby;

(e)         release all or substantially all of the Collateral in any transaction or series of related transactions except as expressly provided in the Loan Documents (including any transaction permitted under Section 7.04, Section 7.05 and/or Section 10.24), without the written consent of each Lender;

(f)         release all or substantially all of the value of the Guarantees in any transaction or series of related transactions except as expressly provided in the Loan Documents (including any transaction permitted under Section 7.04 or Section 7.05), without the written consent of each Lender;

(g)         solely to the extent such change would alter the ratable sharing of payments, change any provision of Section 2.13 or Section 8.04 without the written consent of each Lender; or

(h)         change the stated currency in which any Lender or L/C Issuer is required to make Loans or issue Letters of Credit or the Borrower is required to make payments of principal, interest, fees or other amounts hereunder or under any other Loan Document without the written consent of each Lender and L/C Issuer directly and adversely affected thereby (but not the Required Lenders);

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) [reserved]; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) [reserved]; (v) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (vi) any amendment or waiver that by its terms affects the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders; (vii) the definition of “Letter of Credit Sublimit” may be amended or rights and privileges thereunder waived with the consent of the Borrower, each L/C Issuer, the Administrative Agent and the Required Revolving Credit Lenders; (viii) an amendment described in Section 8.06 may be effected with the consent of the Borrower, Holdings and the Administrative Agent; (ix) the conditions precedent set forth in Section 4.02 to a Credit Extension of Term B Loans on the Term Loan Closing Date may be amended or rights and privileges thereunder waived only with the consent of the Term Lenders holding more than 50.0% of the Term B Commitments on such date; (x) the conditions precedent set forth in Section 4.01 (or if Prior Spin-Off does not occur, Section 4.02) to a Credit Extension under the Revolving Credit Facility on the Revolver Closing Date and/or the conditions precedent set forth in Section 4.03 to a Credit Extension under the Revolving Credit Facility after the Revolver Closing Date, in each case, may be amended or rights and privileges thereunder waived only with the consent of the Required Revolving Credit Lenders and, in the case of a Credit Extension that constitutes the issuance of a Letter of Credit, the applicable L/C Issuer; and (xi) only the consent of the Required Pro Rata Facility Lenders shall be necessary to amend, modify or waive the terms and provision of the financial covenants set forth in Section 7.09 (and any related definitions as used in such Section, but not as used in other Sections of this Agreement).  Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, the Revolving Credit Loans, the Incremental Term Loans, if any, and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and, if applicable, the Required Revolving Credit Lenders.

Notwithstanding anything to the contrary contained in this Section 10.01, any guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to correct or cure (x) ambiguities, errors, mistakes, omissions or defects, (y) to effect administrative changes of a technical or immaterial nature or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents; it being agreed that in the case of any conflict between this Agreement and any other Loan Document, the provisions of this Agreement shall control (except that in the case of any conflict between this Agreement and an Acceptable Intercreditor Agreement, such Acceptable Intercreditor Agreement shall control).  Furthermore, notwithstanding anything to the contrary herein, with the consent of the Administrative Agent at the request of the Borrower (without the need to obtain any consent of any Lender), (i) any Loan Document may be amended to cure ambiguities, omissions, mistakes or defects, (ii) any Loan Document may be amended to add terms that are favorable to the Lenders (as reasonably determined by the Administrative Agent), (iii) this Agreement (including the amount of amortization due and payable with respect to any Class of Term Loans) may be amended to the extent necessary to create a fungible Class of Term Loans (including to add provisions that are more favorable to the relevant Class of Lenders holding such Term Loans, but not provisions that are adverse to such Class of Lenders) and (iv) this Agreement (and any other Loan Document) may be amended to the extent necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provisions of clause (h) of the “Collateral and Guarantee Requirement”.

SECTION 10.02         Notices and Other Communications; Facsimile Copies.

(a)          General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)     if to the Borrower, the Administrative Agent or an L/C Issuer to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Borrower, the Administrative Agent and the L/C Issuers.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(b)), when delivered; provided that notices and other communications to the Administrative Agent and the L/C Issuers pursuant to Article II shall not be effective until actually received by such Person during the person’s normal business hours.  In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)        Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)        The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Agent-Related Persons (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)         Change of Address, Etc.  Each of the Borrower, the Administrative Agent and any L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuers.  In addition, each Lender agrees to notify the Administrative Agents from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the non-“PUBLIC” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(e)         Reliance by Administrative Agent, L/C Issuers and Lenders.  The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuers, each Lender and the Agent-Related Parties of each of the foregoing from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower other than those arising as a result of such Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction by a final and non-appealable judgment).

(f)          Notice to other Loan Parties.  The Borrower agrees that notices to be given to any other Loan Party under this Agreement or any other Loan Document may be given to the Borrower in accordance with the provisions of this Section 10.02 with the same effect as if given to such other Loan Party in accordance with the terms hereunder or thereunder.

SECTION 10.03         No Waiver; Cumulative Remedies.  No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04         Attorney Costs and Expenses.  The Borrower agrees (a) to the extent the Initial Closing Date occurs, to pay or reimburse the Administrative Agent, the Arrangers and the L/C Issuers for all reasonable and documented or invoiced out-of-pocket costs and expenses associated with the syndication of the Term B Loans and Revolving Credit Loans and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), including all Attorney Costs of one primary counsel and one local counsel in each appropriate jurisdiction (which to the extent necessary, may include a single special counsel acting for multiple jurisdictions) and (b) to pay or reimburse the Administrative Agent, the Arrangers, each L/C Issuer and the Lenders (taken as a whole) for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all fees, costs and expenses incurred in connection with any workout or restructuring in respect of the Loans, all such fees, costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one firm of outside counsel to the Administrative Agent (and one local counsel in each appropriate jurisdiction (which to the extent necessary may include a single special counsel acting for multiple jurisdictions)) (and, in the case of an actual or reasonably perceived conflict of interest, where the Person(s) affected by such conflict notifies the Borrower of the existence of such conflict, one additional firm of counsel for all such affected Persons)).  The foregoing fees, costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent.  The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.  All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail.  If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

SECTION 10.05         Indemnification by the Borrower.  Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender, each L/C Issuer, each Arranger and their respective Affiliates, and the directors, officers, employees, counsel, agents, advisors, and other representatives and the successors and permitted assigns of each of the foregoing (without duplication)(collectively, the “Indemnitees”) from and against any and all losses, liabilities, damages and claims (collectively, the “Losses”), and reasonable and documented or invoiced out-of-pocket fees and expenses (including reasonable Attorney Costs of one primary firm of counsel for all Indemnitees and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which to the extent necessary, may include a single special counsel acting for multiple jurisdictions) for all Indemnitees (and, in the case of an actual or reasonably perceived conflict of interest, where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict, one additional firm of counsel for all such affected Indemnitees)), but no other third-party advisors without your prior consent (not to be unreasonably withheld or delayed) of any such Indemnitee arising out of, resulting from, or in connection with, any actual or threatened claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to this Agreement, the Transactions or any related transaction contemplated hereby or thereby, the Facilities or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnitee is a party thereto and whether or not such Proceedings are brought by the Borrower, its Affiliates or creditors or any other third party Person in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or threatened claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Losses and related expenses resulted from (x) the willful misconduct or gross negligence of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision), (y) a material breach of the Loan Documents by such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (z) disputes solely between and among such Indemnitees to the extent such disputes do not arise from any act or omission of the Borrower or any of its Affiliates (other than, to the extent such disputes do not arise from any act or omission of the Borrower or any of its Affiliates, with respect to a claim against an Indemnitee acting in its capacity as an Agent or Arranger or similar role under the Loan Documents unless such claim arose from the exceptions specified in clauses (x) and (y) (as determined by a court of competent jurisdiction in a final and non-appealable decision)).  No Indemnitee, nor any other party hereto shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement and, without in any way limiting the indemnification obligations set forth above, no Indemnitee or Loan Party shall have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Initial Closing Date); provided that nothing contained in this sentence shall limit the Borrower’s indemnification and reimbursement obligations hereinabove to the extent such damages are included in any third-party claim in connection with which an Indemnitee is otherwise entitled to indemnification or reimbursement hereunder.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, managers, partners, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated.  All amounts due under this Section 10.05 shall be paid within thirty days after demand therefor (together with reasonably detailed backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial decision in a court of competent jurisdiction that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05.  The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Loan Documents, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.  For the avoidance of doubt, this Section 10.05 shall not apply to Taxes other than Taxes that represent liabilities, obligations, losses, damages, etc., with respect to a non-Tax claim.

It is agreed that the Loan Parties shall not be liable for any settlement of any Proceeding (or any expenses related thereto) effected without the Borrower’s written consent (which consent shall not be unreasonably withheld or delayed), but if settled with the Borrower’s written consent or if there is a judgment by a court of competent jurisdiction in any such Proceeding, the Borrower agree to indemnify and hold harmless each Indemnitee from and against any and all Losses and reasonable and documented or invoiced legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 10.05.

The Borrower shall not, without the prior written consent of any Indemnitee (which consent shall not be unreasonably withheld or delayed, it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i), (ii) and (iii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability or claims that are the subject matter of such Proceeding, (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnitee, and (iii) contains customary confidentiality provisions with respect to the terms of such settlement.

SECTION 10.06         Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to any Agent, the L/C Issuer or any Lender, or any Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 10.07         Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except as otherwise provided herein (including without limitation as permitted under Section 7.04), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         (i)  Subject to the conditions set forth in paragraph (b)(ii) below, after the Closing Date with respect to any Facility, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement in respect of such Facility (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)         the Borrower, provided that, no consent of the Borrower shall be required for an assignment (1) of any Term Loan to any other Lender, any Affiliate of a Lender or any Approved Fund or made by Bank of America to the extent that such assignments are made in the primary syndication and to whom the Borrower has consented on or prior to the Term Loan Closing Date, (2) of any Revolving Credit Loans and/or Revolving Credit Commitments to any other Revolving Credit Lender or any Affiliate of a Revolving Credit Lender or (3) if a Specified Event of Default has occurred and is continuing, to any Assignee; provided further that the Borrower shall be deemed to have consented to any assignment of Term Loans unless the Borrower shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after a Responsible Officer having received written notice thereof;

(B)         the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to another Lender, an Affiliate of a Lender or an Approved Fund; and

(C)         each L/C Issuer at the time of such assignment, provided that no consent of such L/C Issuers shall be required for any assignment of a Term Loan.

(ii)      Assignments shall be subject to the following additional conditions:

(A)        except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of the Revolving Credit Facility) or $1,000,000 (in the case of a Term Loan) unless the Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(C)      the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any documentation required by Section 3.01(f);

(D)         the Assignee shall not be a natural person, Defaulting Lender, a Disqualified Lender~~,~~, (other than as set forth in Section 2.05(d) or clause (F) below) any Loan Party or any of its Affiliates; provided that the list of Disqualified Lenders shall be made available to the Lenders; and

(E)          the Assignee shall not be a Defaulting Lender; and

(F)          in case of an assignment to an Affiliated Lender, (1) no Revolving Credit Loans or Revolving Credit Commitments shall be assigned to or held by any Affiliated Lender, (2) no proceeds of Revolving Credit Loans shall be used, directly or indirectly, to consummate such assignment, (3) any Loans assigned to a Affiliated Lender shall be cancelled promptly upon such assignment, (4) such Affiliated Lender will not receive information provided solely to Lenders and will not be permitted to attend or participate in (or receive any notice of) Lender meetings or conference calls and will not be entitled to challenge the Administrative Agent’s and the Lenders’ attorney-client privilege as a result of their status as Affiliated Lenders, (5) the portion of the Total Outstandings held or deemed held by any Lenders that are Affiliated Lenders shall be excluded for all purposes of making a determination of Required Lenders, (6) any purchases by Affiliated Lenders shall require that such Affiliated Lender clearly identify itself as an Affiliated Lender in any Assignment and Assumption executed in connection with such purchases or sales and (6) no Affiliated Lender may  purchase any Loans so long as any Event of Default has occurred and is continuing.

          Notwithstanding anything to the contrary, this paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities other than Term B Facilities on a non-pro rata basis.

(c)          Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d) and receipt by the Administrative Agent from the parties to each assignment of a processing and recordation fee of $3,500 (provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and obligations of Sections 3.01, 3.03, 3.04, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, and the surrender by the assigning Lender of its Note (if any), the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).  For greater certainty, any assignment by a Lender pursuant to this Section 10.07 shall not in any way constitute or be deemed to constitute a novation, discharge, recession, extinguishment or substitution of the existing Indebtedness and any Indebtedness so assigned shall continue to be the same obligation and not a new obligations.

(d)          The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  No assignment shall be effective unless it has been recorded in the Register pursuant to this Section 10.07(d).  The entries in the Register shall be conclusive, absent demonstrable error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Agent and any Lender (with respect to its own interests only) at any reasonable time and from time to time upon reasonable prior notice.  For the avoidance of doubt, the parties intend and shall treat the Loans (and any participation made pursuant to Section 10.07(e)) as being at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.  Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender.  The Borrower agrees that the Administrative Agent, acting in its capacity as a non-fiduciary agent for purposes of maintaining the Register, and its officers, directors, employees, agents, sub-agents and affiliates, shall constitute “Indemnitees” under Section 10.05 hereof.

(e)         Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or any other Person, sell participations to any Person (other than a natural person, a Defaulting Lender or, so long as the identity of the Disqualified Lenders is posted to the Lenders, to Disqualified Lenders) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a), (b), (c), (d), (e) or (f) that directly affects such Participant.  Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.03 and 3.04 (through the applicable Lender), subject to the requirements and limitations of such Sections (including Section 3.01(f) and Sections 3.05 and 3.06), to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b) (it being agreed that any documentation required to be provided under Section 3.01(f) shall be provided solely to the participating Lender).  To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant complies with Section 2.13 as though it were a Lender.  Any Lender that sells participations and any Lender that grants a Loan to a SPC shall maintain a register on which it enters the name and the address of each Participant and/or SPC and the principal and interest amounts of each Participant’s and/or SPC’s participation interest in the Commitments and/or Loans (or other rights or obligations) held by it (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent demonstrable error, and the Borrower and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation interest or granted Loan as the owner thereof for all purposes notwithstanding any notice to the contrary.  The Borrower agrees that the Administrative Agent, acting in its capacity as a non-fiduciary agent for purposes of maintaining the Participant Register, and its officers, directors, employees, agents, sub-agents and affiliates, shall constitute “Indemnitees” under Section 10.05 hereof.  In maintaining the Participant Register, such Lender shall be acting as the non-fiduciary agent of the Borrower solely for purposes of applicable U.S. federal income tax law and undertakes no duty, responsibility or obligation to the Borrower (without limitation, in no event shall such Lender be a fiduciary of the Borrower for any purpose). No Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish in connection with a Tax audit that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the Proposed Treasury Regulations (or any amended or successor version) or, if different, under Sections 871(h) or 881(c) of the Code.

(f)          A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.03 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or to the extent such entitlement to a greater payment results from a Change in Law after the Participant became a Participant.

(g)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or similar central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)          Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.03 and 3.04, subject to the requirements and limitations of such Sections (including Section 3.01(f) and Sections 3.05 and 3.06), to the same extent as if such SPC were a Lender, but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.03 or 3.04) except to the extent any entitlement to greater amounts results from a Change in Law after the grant to the SPC occurred, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and such liability shall remain with the Granting Lender, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee Obligation or credit or liquidity enhancement to such SPC.

(i)          Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j)          Notwithstanding anything to the contrary contained herein, any L/C Issuer may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as an L/C Issuer; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer shall have identified, in consultation with the Borrower, a successor L/C Issuer willing to accept its appointment as successor L/C Issuer.  In the event of any such resignation of an L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer, hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer.  If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer, and all L/C Obligations with respect thereto (including, as applicable, the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c) and the right to require the Lenders to make Base Rate Loans).  Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges an duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit.

(k)           [Reserved].

(l)           Disqualified Lenders.  (i)  No assignment shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment as otherwise contemplated by this Section 10.07 (without giving effect to any deemed consent by the Borrower), in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment).  For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender at any time after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) for purposes of assignments subsequent to such time, the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender.  Any assignment in violation of this clause (l)(i) shall not be void, but the other provisions of this clause (l) shall apply.

(ii)         If any assignment is made to any Disqualified Lender without the Borrower’s prior consent in violation of clause (i) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Lender and repay all obligations of the Borrower owing to such Disqualified Lender in connection with such Revolving Credit Commitment, (B) in the case of outstanding Term Loans held by Disqualified Lenders, prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.07), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (i) such assignment does not conflict with applicable Laws, (ii) such assignment shall be accompanied by any assignment fee and (iii) in the case of clause (B), the Borrower shall not use the proceeds from any Loans to prepay Term Loans held by Disqualified Lenders.

(iii)        Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)        The Administrative Agent shall have the right to (A) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time on the Platform or (B) provide the List of Disqualified Lenders to each Lender requesting the same.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Administrative Agent, in its capacity as such, shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance by other parties with the provisions of this Agreement relating to Disqualified Lenders.  Without limiting the generality of the foregoing, the Administrative Agent, in its capacity as such, shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment of Loans, or disclosure of confidential information, to any Disqualified Lender.

Notwithstanding anything to the contrary in this Section, there shall be no restrictions on the ability of the Administrative Agent to make assignments pursuant to the credit bidding provision in last paragraph of Section 9.10 and such assignment such be made without regard to (without limitation) any transfer or assignment fee, any restrictions on Eligible Assignees or minimum assignment amounts.

SECTION 10.08          Confidentiality.  Each of the Agents (on behalf of themselves and any Agent Related Person), L/C Issuers and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and their respective directors, officers, employees, managers, administrators, limited partners, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information or who are subject to customary confidentiality obligations of professional practice or who are bound by the terms of this paragraph (or language substantially similar to this paragraph)); (b) to the extent required or requested by any Governmental Authority including any self-regulatory authority such as the National Association of Insurance Commissioners; provided that, other than with respect to requests or requirements by such Governmental Authority pursuant to its oversight or supervisory function over such Agent, L/C Issuer or Lender (or their affiliates) for purposes of clauses (b) or (h), such Agent, L/C Issuer or Lender shall (i) give the applicable Loan Party written notice prior to disclosing the information to the extent permitted by such requirement, (ii) cooperate with the Loan Party to obtain a protective order or similar confidential treatment (or, in the case of any requests or requirements by a Governmental Authority pursuant to its oversight or supervisory function, inform such Governmental Authority of the confidential nature of such information), and (iii) only disclose that portion of the Information as counsel for such Agent, L/C Issuer or Lender advises such Person it must disclose pursuant to such requirement; (c) to the extent required by applicable Laws or regulations, or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g) or 10.07(i), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the identity of Disqualified Lenders may be disclosed to any assignee or participant, or prospective assignee or participant); (f) with the written consent of the Borrower; (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.08 or (y) is or was received by any Agent, any Lender, any L/C Issuer or any of their respective Affiliates from a third party that is not, to such party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to the Borrower or any of its Affiliates; (h) to any Governmental Authority or examiner regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder.  In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions.  For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, managers, officers, employees, trustees, investment advisors or agents, relating to the Borrower or any of their Subsidiaries or their business, other than any such information that is publicly available to any Agent, L/C Issuer or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08, including, without limitation, information delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

SECTION 10.09          Setoff.  In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, subject to the exclusive right of the Administrative Agent and the Collateral Agent to exercise remedies under Section 9.11, each Lender and its Affiliates and each L/C Issuer and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and the Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding any payroll, trust, or tax withholding accounts) at any time held by, and other Indebtedness (in any currency) at any time owing by, such Lender and its Affiliates or such L/C Issuer and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Loan Obligations owing to such Lender and its Affiliates or such L/C Issuer and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Loan Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness.  Notwithstanding anything to the contrary contained herein, no Lender or its Affiliates and no L/C Issuer or its Affiliates shall have a right to set off and apply any deposits held or other Indebtedness owing by such Lender or its Affiliates or such L/C Issuer or its Affiliates, as the case may be, to or for the credit or the account of any Subsidiary of a Loan Party that is a Foreign Subsidiary or a Domestic Foreign Holding Company.  Each Lender and L/C Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender or L/C Issuer, as the case may be; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent, each Lender and each L/C Issuer under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender and such L/C Issuer may have.

SECTION 10.10         Counterparts.  This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document.  The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.  With respect to Term B Lenders that have Term B Commitments, if Prior Spin-Off occurs, such Term B Lenders may become party to this Agreement by delivering an executed 2018 Term B Loan Joinder which shall serve as a counterpart to this Agreement as of the Term Loan Closing Date, and such counterpart shall constitute one and the same instrument with the other signature pages hereto with effect from and after the delivery of the signature pages to such 2018 Term B Loan Joinder.

SECTION 10.11         Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.  Notwithstanding the foregoing or any other provision herein to the contrary, if the Prior Spin-Off occurs, the Schedules to this Agreement may be supplemented or restated on the Term Loan Closing Date (whereupon such Schedules shall be made a part of this Agreement) solely to the extent necessary to give effect to the Acquisition (and in the case of Schedules 5.06, 5.07, 5.08 and 5.11, other updates occurring after the Initial Closing Date), as may be agreed between the Borrower and the Administrative Agent, so long as such Schedules have been distributed to the Revolving Credit Lenders at least one (1) Business Day prior to the Term Loan Closing Date and not been objected to by the Required Revolving Credit Lenders prior to the Term Loan Closing Date.

SECTION 10.12         Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Loan Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.  The provisions of Sections 10.14 and 10.15 shall continue in full force and effect as long as any Loan or any other Loan Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 10.13         Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.14         GOVERNING LAW, JURISDICTION, SERVICE OF PROCESS.

(a)     THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN).

(b)         EXCEPT AS SET FORTH IN THE FOLLOWING PARAGRAPH, ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE IN THE BOROUGH OF MANHATTAN (PROVIDED THAT IF NONE OF SUCH COURTS CAN AND WILL EXERCISE SUCH JURISDICTION, SUCH EXCLUSIVITY SHALL NOT APPLY), AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS.  THE BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

(c)       NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE L/C ISSUER OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION (I) FOR PURPOSES OF ENFORCING A JUDGMENT, (II) IN CONNECTION WITH EXERCISING REMEDIES AGAINST THE COLLATERAL IN A JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED, (III) IN CONNECTION WITH ANY PENDING BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDING IN SUCH JURISDICTION OR (IV) TO THE EXTENT THE COURTS REFERRED TO IN THE PREVIOUS PARAGRAPH DO NOT HAVE JURISDICTION OVER SUCH LEGAL ACTION OR PROCEEDING OR THE PARTIES OR PROPERTY SUBJECT THERETO.

SECTION 10.15         WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.16         Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent shall have been notified by each Lender and L/C Issuer that each such Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

SECTION 10.17         [Reserved].  ~~.~~

SECTION 10.18         Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent.  The provisions of this Section 10.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.  For the avoidance of doubt, the foregoing does not prevent or limit a Hedge Bank from exercising any rights to close out and/or terminate any Secured Hedge Agreement or transaction thereunder to which it is a party or net any such amounts in each case pursuant to the terms of such Secured Hedge Agreement.

SECTION 10.19         USA PATRIOT Act.  Each Lender hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with the USA PATRIOT Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act; provided that, there shall be no Default or Event of Default arising out of any delay or non-compliance with this provision and such obligation shall be subject to any confidentiality obligations and/or attorney/client or similar privilege.

SECTION 10.20         Acceptable Intercreditor Agreements.

(a)          Each Lender (and, by its acceptance of the benefits of any Collateral Document, each other Secured Party) hereunder (a) agrees that it will be bound by and will take no actions contrary to the provisions of any Acceptable Intercreditor Agreement and (b) authorizes and instructs the Collateral Agent and/or the Administrative Agent to enter into any Acceptable Intercreditor Agreement, in each case, as Collateral Agent or Administrative Agent hereunder, as applicable, and on behalf of such Lender or other Secured Party.

(b)        The foregoing provisions are intended as an inducement to the lenders or noteholders (or any agent, trustee or other representative thereof) party to such Acceptable Intercreditor Agreement to extend credit to the Borrower and such Persons are intended third party beneficiaries of such provisions.

SECTION 10.21         Obligations Absolute.  To the fullest extent permitted by applicable Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a)          any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b)         any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c)        any change in the time, manner or place of payment of, or in any other term of, all or any of the Loan Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d)          any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Loan Obligations;

(e)          any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)           any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

SECTION 10.22         No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Lender and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, nor any Lender or Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Lender and each Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Borrower or any of its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, each Lender and each Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.23       (I)         Acknowledgement and Consent to Bail-In of EEA Financial Institutions (2018 Term B Facility).   Solely to the extent any 2018 Term B Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any 2018 Term B Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Term B Lender that is an EEA Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(II)          Acknowledgement and Consent to Bail-In of Affected Financial Institutions (2022 Pro Rata Facilities and 2023 Term B Loans).          Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto (other than the 2018 Term B Lenders) acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected  Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability  in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Notwithstanding anything to the contrary in any Loan Document, as used in this Section 10.23(II), the following capitalized terms shall have the meanings set forth below:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”    means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom,  Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom,  any powers of the applicable Resolution Authority  under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution  or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

For the avoidance of doubt, and notwithstanding anything to the contrary in this Section 10.23(II) or in any other Loan Document, no Term B Lender shall have any obligations, liabilities or responsibilities for any actions, consequences or remediation contemplated by this Section 10.23(II).

SECTION 10.24         Spin-Off and Term Loan Closing Date Related Provisions.  Notwithstanding anything to the contrary in this Agreement and/or any other Loan Document:

(a)     If Prior Spin-Off does not occur, immediately prior to but substantially concurrently with the consummation of the Spin-Off, the Administrative Agent is hereby authorized and directed by each Lender and each other Secured Party to release all of the Collateral and take all further action to evidence such release, including filing termination statements, releases and entering into any other agreements reflecting such release; provided that, on and after the consummation of the Spin-Off, all such Collateral and each Secured Party’s security interest therein shall be automatically reinstated in full, and the Borrower and the Subsidiary Guarantors shall take such actions and comply with the provisions of the Collateral and Guarantee Requirement as if such release had not occurred.  Solely to the extent Prior Spin-Off does not occur, the Borrower represents and warrants to the Agents and the Lenders that on the date of the consummation of the Spin-Off and after giving effect to the Spin-Off and the other transactions contemplated in connection therewith to occur on or prior to such date, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

(b)       Solely to the extent Prior Spin-Off does not occur, the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, after the Term Loan Closing Date and until immediately prior to but substantially concurrently with the Spin-Off, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired (other than any such non-consensual Lien permitted by Section 7.01); make any Investments (other than Investments in the Borrower or any Restricted Subsidiary permitted by Section 7.02); create, incur, assume or suffer to exist any Indebtedness (other than the Loans and the Guarantees pursuant to the Loan Documents); merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; make any Disposition; declare or make any Restricted Payment (other than pursuant to Section 7.06 to the extent (i) such Restricted Payments are used to pay regular dividends on the Qualified Equity Interests of the Borrower and the aggregate amount of such Restricted Payments shall not exceed $30,000,000 or (ii) such Restricted Payments are tax payments in respect of accelerated vesting of stock options pursuant to any existing employee, management, director or manager equity plan of the Borrower in connection with the Spin-Off); enter into any transaction of any kind with any Affiliate of the Borrower (other than pursuant to Section 7.07(a), (c), (d), (j), (k), (p), (q), (r), (s) and (t)); prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Junior Debt or make any payment in violation of any subordination terms of any Junior Debt Documents; in each case of the foregoing in this clause (b), other than (x) any such transactions relating or incidental to the operations or business activities of the Borrower in the ordinary course of business, (y) any intercompany obligations in the ordinary course of business among Parent and its subsidiaries that will be terminated immediate prior to, but substantially concurrently with, the consummation of the Spin-Off and/or (z) any transactions, obligations, instruments or agreements in connection with, or incidental to, the consummation of the Transactions and/or the Spin-Off.

(c)     The guarantees by Parent in favor of the obligations will be released immediately prior to but substantially concurrently with the Spin-Off, no assets of Parent  (other than in respect of the Borrower and its Restricted Subsidiaries) will be Collateral and Parent and its subsidiaries (other than the Borrower and its Restricted Subsidiaries) shall not be subject to any of the restrictions set forth in this Agreement or the other Loan Documents other than as expressly set forth herein with respect to its Guarantee.

(d)      All transactions related to, or all obligations or restrictions of the Borrower and its Restricted Subsidiaries resulting from (or payment made in accordance with or required by) the Form 10 shall be expressly deemed to be permitted by, and shall not be prohibited by, the terms of this Agreement and the other Loan Documents.

(e)      To the extent Prior Spin-Off occurs, solely until the occurrence of the Term Loan Closing Date: (i) the outstanding amount of Revolving Credit Commitments that are available hereunder shall be no more than $500,000,000 (provided that this clause (i) shall not be given effect for purposes of Section 2.09) and (ii) all Dollar ($) amounts specified in Article VII that are carve-outs to the negative covenants set forth in each Section thereof (and each defined term referenced therein containing such a Dollar amount basket or threshold, including, without limitation, the definition of “Available Amount” and the definition of the “Fixed Incremental Amount”) shall be deemed to be reduced by 30.0% (but for the avoidance, not any percentages tied to Consolidated EBITDA; provided that the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired (other than any such non-consensual Lien permitted by Section 7.01); make any Investments (other than Investments in the Borrower or any Restricted Subsidiary permitted by Section 7.02); create, incur, assume or suffer to exist any Indebtedness (other than the Loans and the Guarantees pursuant to the Loan Documents); merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; make any Disposition; declare or make any Restricted Payment; enter into any transaction of any kind with any Affiliate of the Borrower (other than pursuant to Section 7.07(a), (c), (d), (j), (k), (p), (q), (r), (s) and (t)); prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Junior Debt or make any payment in violation of any subordination terms of any Junior Debt Documents; in each case of the foregoing in this proviso, other than (x) any such transactions relating or incidental to the operations or business activities of the Borrower in the ordinary course of business and/or (y) any transactions, obligations, instruments or agreements in connection with, or incidental to, the consummation of the Transactions and/or the Spin-Off; provided that, notwithstanding the foregoing, to the extent the Borrower send a written notice to the Administrative Agent (an “Acquisition Termination Notice”) that the Acquisition Agreement has been terminated in accordance with its terms, this proviso shall no longer have any effect.

SECTION 10.25         Covenant Suspension Period.  Notwithstanding anything to the contrary in Article VII of this Agreement or any other Loan Document:

(a)      If on any date (i) the Borrower has a Corporate Investment Grade Rating from both of S&P and Moody’s and (ii) no Event of Default has occurred and is continuing (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), then, beginning on such date and continuing so long as the Borrower has a Corporate Investment Grade Rating, Sections 7.03 (other than with respect to Restricted Subsidiaries), 7.06 and 7.07 (the “Suspended Covenants”) will no longer be applicable to the Loans during such period (the “Suspension Period”) until the occurrence of the Reversion Date.

(b)      In the event that the Borrower and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or more of the Rating Agencies withdraw their Corporate Investment Grade Rating or downgrade the rating assigned to the Borrower below a Corporate Investment Grade Rating (leaving none of the Rating Agencies with a Corporate Investment Grade Rating for the Borrower), then the Borrower and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events.

(c)       During a Suspension Period, the Borrower and its Restricted Subsidiaries will be entitled to consummate transactions to the extent not prohibited hereunder without giving effect to the Suspended Covenants.  During a Suspension Period, the covenants that are not Suspended Covenants shall be interpreted as though the Suspended Covenants continue to be applicable during such Suspension Period.

(d)       Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Borrower or any of its Restricted Subsidiaries prior to such reinstatement that was permitted at such time will give rise to a Default or Event of Default under this Agreement or any other Loan Document; provided that (1) with respect to Restricted Payments made after such reinstatement, the amount available to be made as Restricted Payments will be calculated as though the covenant described above under Section 7.06 had been in effect prior to, but not during, the Suspension Period; and (2) all Indebtedness incurred, or Disqualified Equity Interests issued, during the Suspension Period will be classified to have been incurred or issued pursuant to Section 7.03(c) as if it has been scheduled on Schedule 7.03; and (3) any transaction with an Affiliate entered into after such reinstatement pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to Section 7.07(o) as if it has been scheduled on Schedule 7.07.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WYNDHAM HOTELS AND RESORTS, INC.
as the Borrower

By:
Name:
Title:

Signature page to Credit Agreement (WH 2022)

BANK OF AMERICA, N.A.,
as Administrative Agent, Collateral Agent and a Lender

By:
Name:
Title:

Signature page to Credit Agreement (WH 2022)

[___________________],
as Lender

By:
Name:
Title:

Signature page to Credit Agreement (WH 2022)